 Filed Pursuant to Rule 424(b)(3)

Registration No. 333-256448

PROSPECTUS

ONCOTELIC THERAPEUTICS, INC.

33,863,445 SHARES OF COMMON STOCK

This prospectus relates to the resale of shares of our Common stock, par value $0.01 per share (the “Common Stock”), of an aggregate of 33,863,445 Common Stock Shares pursuant to our May 3, 2021 Equity Purchase Agreement which may be offered by Peak One Opportunity Fund, LP (“Peak One”) and Peak One Investments (“Peak One Investments) (the “EPA”), as follows: (a) up to 29,878,445 Common Stock Shares to be issued to Peak One pursuant to put notices under the May 3, 2021 Equity Purchase Agreement with Peak One; (b) 3,735,000 shares sold as of the date of this filing under the Equity Purchase Agreement with Peak One (c) 125,000 Commitment Fee Shares issued to Peak One and Peak One Investments for an aggregate of 250,000 Commitment Fee Shares (Peak One Investments is the General Partner of Peak One, both of which are Delaware corporations) and which Peak One and Peak One Investment have sold as of the date of this filing; and (c) pursuant to Rule 416 under the Securities Act, an indeterminate number of shares of common stock that are issuable upon stock splits, stock dividends, recapitalizations or other similar transactions affecting the shares of the selling stockholder.

The remaining amount of shares of Common Stock which may be sold pursuant to this Prospectus would constitute 6.8% of the Company’s issued and outstanding Common Stock as of April 14, 2025 (29,878,445 divided by current outstanding of 408,292,450 plus 29,878,445 for a total of 438,170,895, which includes the 250,000 Commitment Fee Shares, and assuming that we sell all the remaining 29,878,445 shares to the selling security holders (the “Selling Stockholders”).

Peak One and Peak One Investments are the Selling Stockholders and are deemed to be each an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Act”) and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or equivalent expenses and expenses of legal counsel applicable to the sale of the shares.

Our Common Stock is subject to quotation the OTCQB Market under the symbol “OTLC”. On April 14, 2025, the last reported sales price for our Common Stock was $0.048 per share. We urge prospective purchasers of our Common Stock to obtain current information about the market prices of our Common Stock. We will not receive proceeds from the sale of shares of our Common Stock in the open market or negotiated prices by the Selling Stockholders. However, we will receive cash proceeds from Peak One pursuant to Purchase Notices they issue to us. The Selling Stockholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. We provide more information about how the Selling Stockholders may sell its shares of common stock in the section titled “Plan of Distribution” on page 34. We will pay for all expenses of this Offering, except that the Selling Stockholders will pay fifty percent (50%) of any broker discounts or commissions or equivalent expenses and all expenses of legal counsel applicable to the sale of the shares.

The prices at which the Selling Stockholders may sell the shares of Common Stock in this Offering will be determined by the prevailing market prices for the shares of Common Stock or in negotiated transactions.

Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as going concern.

An investment in our common stock involves a high degree of risk. You should purchase our common stock only if you can afford a complete loss of your purchase.

We urge you to read carefully the “Risk Factors” section beginning on page 10 where we describe specific risks associated with an investment in these securities before you make your investment decision.

Prior to this Offering, there has been a limited market for our securities. While our common stock is quoted on OTC Markets, there has been limited trading volume of our stock. There is no guarantee that an active trading market will develop in our securities.

This Offering is highly speculative, and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April 26, 2025.

Table of Contents

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

Please read this Prospectus carefully and in its entirety. This Prospectus contains disclosure regarding our business, our financial condition and results of operations and risk factors related to our business and our Common Stock, among other material disclosure items. We have prepared this Prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this Prospectus. We have not authorized any other person to provide you with different information. This Prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The Selling Stockholder may not sell the securities listed in this Prospectus until the Registration Statement filed with the Securities and Exchange Commission is effective. The information in this Prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

The Registration Statement containing this Prospectus, including the exhibits to the Registration Statement, provides additional information about us and our Common Stock offered under this Prospectus. The Registration Statement, including the exhibits and the documents incorporated herein by reference, can be read on the Securities and Exchange Commission website or at the Securities and Exchange Commission offices mentioned under the heading “Where You Can Find More Information.”

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PROSPECTUS SUMMARY

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes under the Financial Statements prior to making an investment decision.

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus before investing in our Common Stock, especially the risks and other information we discuss under the headings “Risk Factors”, our “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes beginning on page F-1. Our fiscal year end is December 31 and our audited financial statements for fiscal years ended December 31, 2024 and 2023 are included in this prospectus. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Special Note Regarding Forward-Looking Statements” at page 10 of this Prospectus.

Except as otherwise required by the context, references in this prospectus to “we,” “our,” “us” refer to Oncotelic Therapeutics, Inc. Peak One Opportunity Fund, LP is referred to herein as “Peak One” or “Investor” and Peak One Investments is referred to herein a “Peak One Investments”.

This summary contains basic information about us and the offering. Because it is a summary, it does not contain all the information that you should consider before investing. You should read the entire prospectus carefully, including the risk factors and our financial statements and the related notes to those statements included in this prospectus.

We have not authorized anyone to provide you with different information and you must not rely on any unauthorized information or representation. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. This document may only be used where it is legal to sell these securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus, or any sale of our common stock. Our business, financial condition and results of operations may have changed since the date on the front of this prospectus. We urge you to carefully read this prospectus before deciding whether to invest in any of the common stock being offered.

Overview

We are a clinical-stage biopharmaceutical company developing drugs for the treatment of orphan oncology indications, developing antisense and small molecule injectable drugs for the treatment of cancer. After the acquisition of Mateon Therapeutics, Inc through a reverse merger in 2019, we realigned the company pipeline to focus on rare pediatric cancers. The United States Food and Drug Administration (“FDA”) has granted us Rare Pediatric Designations (“RPD”) for pediatric Diffuse Intrinsic Pontine Glioma (“DIPG”) for OT-101, which was transferred to our joint venture as part of the joint venture agreement (see “JV” below), pediatric melanoma for CAP4 and acute myeloid leukemia (“AML”) for Oxi4503. In addition, the Company, through it’s JV, is developing 5 additional products for treatments of various cancers. Each of the products being developed by the JV has the potential of becoming very successful drugs. The JV is contemplating developing and obtaining regulatory approval for each of the 5 additional products via different regulatory pathways and in various countries and regions. Further, the Company aims to capitalize on a voucher program in the United States (“US”). By focusing on capitalizing on the RPD we anticipate: 1) reducing the cost of clinical development by way of a smaller and faster clinical trial, 2) acceleration of the approval process and final approval, 3) obtaining regulatory/ marketing exclusivity for up to 12 years as a biologic, and 4) obtaining vouchers worth a significantly large monetary value upon regulatory approval, which can be upwards of several million dollars. Approval in the US could allow for approval in the rest of the world (“ROW”) using the US dossier. Phase 3 clinical trials for approval in adult indications could be conducted following the positive interim read of the pediatric trials. This approach maximizes return on investment for the shareholders.

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Concurrently we also explore opportunities to create value for shareholders by forming strategic alliances and/or licensing our product portfolio. In this connection, in March 2022, the Company entered into a joint venture (“JV”) with Dragon, affiliates of Golden Mountain Partners, LLC, to form GMP Biotechnology, Limited (“GMP Bio”). GMP Bio and the Company are also looking to take the JV into an initial public offering (“IPO”) of the JV and which is anticipated to be a liquidity event for Company, especially if the IPO is successful. While we believe that the IPO can be completed and would be successful, we cannot provide assurance for either of the events to occur; or if they occur, and then whether the IPO would be successful.

We believe we are well positioned as a biotech company with our drug candidate OT-101 through our JV- targeting high value TGF-β2 for various cancers and COVID-19, PointR artificial intelligence (“AI”) for clinical trials, research and development, Edgepoint for developing technologies for manufacturing and for developing technologies for supporting our COVID-19 programs, our vascular disruptor proven safe in more than 500 patients capable of causing massive antigen release which would stimulate immune response against the cancerous tumor and apomorphine, which we in-licensed in 2021, for developing against Parkinson’s Disease (“PD”), erectile disfunction (“ED”) and female sexual disfunction (“FSD”).

We may also plan to continue to develop OT-101, through our JV, an antisense against TGF-β2 – for the treatment of various viruses, which would include the severe acute respiratory syndrome (“SARS”) and the coronavirus (“COVID-19”), on its own and in conjunction with other compounds. Viral replication cannot occur without TGF-β; and TGF-β surge and a cytokine storm cannot occur without TGF-β. A Phase 2 trial was completed for OT-101 in South America. This was a randomized, double-blind, placebo-controlled Phase 2 study to evaluate the safety and efficacy of OT- 101 in adult patients hospitalized with positive COVID-19 and pneumonia. Based on the final results of the trial, the trial was planned to be expanded into a Phase 3 trial; however, with the impact of COVID-19 reducing in the past year, the Company will be re-evaluating this treatment for further development upon the occurrence or recurrence of the COVID-19 or any similar virus. We were conducting an observational study in conjunction with the Biomedical Advanced Research and Development Authority (“BARDA”. For more information on BARDA, refer to our 2023 Annual Report on Form 10-K filed with the SEC on April 12, 2024. At this time, since the impact of COVID-19 has significantly reduced, the development of OT-101 for COVID-19 is not a top priority. In addition, during 2020 and 2021, the Company was developing Artemisinin as a potential therapy for the virus causing COVID-19. Again, with the impact of COVID-19 reducing over the past year or so, we have put on hold any further development of Artemisinin, till we have another severe virus situation. We will focus on any future development on Artemisinin against other respiratory viruses with unmet needs when the circumstances arise. For more information on Artemisinin, refer to our 2022 Annual Report on Form 10-K filed with the SEC on April 14, 2023.

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In September 2021, Oncotelic entered into an exclusive License Agreement (the “Agreement”) with Autotelic, Inc. (“Autotelic”), pursuant to which Autotelic granted Oncotelic the exclusive right and license to certain Autotelic Patents for AL-101 - an intranasal apomorphine asset with clear 505(b)2 pathway to approval for PD as well unique mechanism of action for treatment of ED and FSD. For more information on AL-101, refer to our 2022 Annual Report on Form 10-K filed with the SEC on April 14, 2023.

We currently have three primary drugs of our own, 6 drugs through our JV, and AI technology programs we are seeking to advance, presently or in the future:

●	AL-101 - Intranasal drug and delivery system for intra-nasal Apomorphine for the treatment of PD, ED and FSD.

●	CA4P- a vascular disrupting agent (“VDA”) - in combination with Ipilimumab for the treatment of solid tumors with focus on melanoma in adult and pediatric melanoma. A RPD has been granted to the Company by the FDA for pediatric melanoma.

●	Oxi4503- a second generation VDA - for the treatment of liquid tumors with focus on childhood leukemia. A RPD has been granted to the Company by the FDA for AML.

●	OT-101 - an antisense against TGF-β2 –for the treatment of various cancers and for the treatment of various viruses, including COVID-19, on its own and in conjunction with other compounds. This is being advanced through our JV.

●	Five additional nanoparticle products - for the treatment of various cancers, using various regulatory pathways and for various regions/countries. This is being advanced through our JV.

●	Artemisinin – a natural derivative from an Asian herb Artemisia Annua - Artemisinin has shown to be highly potent at inhibiting the ability of various viruses to multiply. This will be advanced through our JV at an appropriate time.

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Developing newer AI based technologies to enhance the development and commercialization of support technologies. The JV has acquired a non-exclusive license for the AI platform developed by PointR/EdgePoint for implementation in a planned CDMO.

In November 2022, the Company formed a Decentralized autonomous organization (“DAO”) entity, Pet2DAO, Inc. (“Pet2DAO”), as a wholly owned subsidiary. A DAO is an emerging form of legal structure, that has no central governing body, and whose members share a common goal to act in the best interest of the entity. Pet2DAO is a DAO technology company, integrating the strong governance of traditional corporations with the innovative DAO architecture. The Company will look to engage stakeholders, to build value through the DAO, while maintaining the rigor of traditional corporations, including governance, compliance, and accountability through a team of veterans in public companies with innovators in AI, blockchain and Web3. Pet2DAO will be looking to develop products for the animal health space. The Company will initially issue utility tokens and non-fungible tokens (“NFT” and cumulatively “Tokens”) of Pet2DAO, called PDAO, to its employees, shareholders and key opinion leaders (“KOLs’) and use the Tokens to propose and vote on various human and animal health related programs. In the future, the Company will evaluate and plans to register these tokens with the SEC to make such Tokens freely tradable.

Corporate History

Oncotelic Therapeutics, Inc. (“Oncotelic”), was formed in the State of New York in 1988 as OXiGENE, Inc., was reincorporated in the State of Delaware in 1992, and changed its name to Mateon Therapeutics, Inc. in 2016, and Oncotelic Therapeutics, Inc. in November 2020. Oncotelic conducts business activities through Oncotelic and its wholly-owned subsidiaries, Oncotelic, Inc., a Delaware corporation, PointR Data, Inc. (“PointR”), a Delaware corporation, Pet2DAO, Inc., a Delaware corporation and EdgePoint AI, Inc. (“Edgepoint”), a Delaware Corporation for which there are non-controlling interests, (Oncotelic, Oncotelic Inc., PointR, Pet2DAO and Edgepoint are collectively called the “Company” or “We”). The Company is currently developing OT-101 for various cancers and COVID-19 through its joint venture, GMP Biotechnology Limited (“GMP Bio”), with Dragon Overseas, Limited (“Dragon”), Artemisinin for COVID-19 and AI technologies for clinical development and manufacturing. The Company also acquired apomorphine for Parkinson’s Disease, erectile dysfunction and female sexual dysfunction. In addition, the Company is evaluating the further development of its product candidates OXi4503 as a treatment for acute myeloid leukemia and myelodysplastic syndromes and CA4P in combination with a checkpoint inhibitor for the treatment of advanced metastatic melanoma. The Company is also planning to address the animal health industry through Pet2DAO. Our principal corporate office is in the United States at 29397 Agoura Road, Suite 107, Agoura Hills, CA 91301 (telephone: 650-635-7000). Our internet address is www.oncotelic.com.

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Amendments to Certificate of Incorporation

For information on the amendments to the Certificate of Incorporation, refer to our 2021 or 2022 Annual Report on Form 10-K previously filed with the SEC.

Summary of Risk Factors

This Offering, which provides for the registration of Shares by Peak One and Peak One Investments as the Selling Stockholders and the subsequent public resale of such shares, involves substantial risk. Our ability to execute our business strategy is also subject to certain risks. The risks described under the heading “Risk Factors” included elsewhere in this Prospectus may cause us not to realize the full benefits of our business plan and strategy or may cause us to be unable to successfully execute all or part of our strategy. Some of the most significant challenges and risks are:

●	We may encounter difficulties in expanding our operations successfully, if and when we evolve from a company that is primarily involved in clinical development to a company that is also involved in commercialization.

●	We will need substantial additional funding to continue our operations, which could result in dilution to our stockholders.

●	If physicians and patients do not accept our future products or if the market for indications for which any product candidate is approved is smaller than expected, we may be unable to generate significant revenue, if any.

●	The Equity Purchase Agreement with Peak One may cause material dilution to our existing stockholders

●	Our stock price may decline because Peak One will pay less than the then-prevailing market price of our common stock.

●	An investment in our shares is highly speculative.

●	We may not have access to the full $10,000,000 amount of the Equity Purchase Agreement.

Before you invest in our Common Stock, you should carefully consider all the information in this Prospectus, including matters set forth under the heading “Risk Factors.”

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Where You Can Find Us

Our principal executive office and mailing address and phone number are 29397 Agoura Road, Suite 107, Agoura Hills, CA 91301, (650) 635-7000.

Our Filing Status as a “Smaller Reporting Company”

We are a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. As a “smaller reporting company,” the disclosure we will be required to provide in our Securities and Exchange Commission (“SEC”) filings are less than it would be if we were not considered a “smaller reporting company.” Specifically, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; are not required to conduct say-on-pay and frequency votes until annual meetings occurring on or after January 21, 2013; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, being permitted to provide two years of audited financial statements in annual reports rather than three years. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

For more details regarding this exemption, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies and Significant Judgments and Estimates.”

SUMMARY OF FINANCIAL INFORMATION

The following summary consolidated statements of operations data for the fiscal year ended December 31, 2024 and December 31, 2023 have been derived from our audited consolidated financial statements and notes included elsewhere in this prospectus. The historical financial data presented below is not necessarily indicative of our financial results in future periods, and the results for the full fiscal year ended December 31, 2024 is not necessarily indicative of our operating results to be expected for the full fiscal year ending December 31, 2025 or any other period. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our consolidated financial statements have been prepared on a basis consistent with our audited financial statements for the year ended December 31, 2024 and December 31, 2023 and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods.

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ONCOTELIC THERAPEUTICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2024	2023

ASSETS
Current assets:
Cash	$86,128	$170,405
Restricted cash	20,000	20,000
Accounts receivable	18,976	18,976
Prepaid & other current assets	9,107	62,356

Total current assets	134,211	271,737

In process R&D	1,101,760	1,101,760
Goodwill, net	2,788,230	5,988,230
Investment in GMP Bio at fair value	22,653,225	22,653,225
Total assets	$26,677,426	$30,014,952

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,437,167	$2,437,321
Accounts payable - related party	346,057	344,099
Contingent Consideration	2,625,000	2,625,000
Derivative liability on notes	703,616	423,214
Convertible and short-term debt, net of costs	9,790,866	8,066,957
Convertible debt and short-term debt - related party, net of costs	3,297,208	2,608,356

Total current liabilities	19,199,914	16,504,947

Convertible long-term debt, net of costs	-	1,898,468
Convertible long-term debt, related party	-	-

Total liabilities	19,199,914	18,403,415

Commitments and contingencies (Note 13)

Stockholders’ equity:
Common stock, $.01 par value; 750,000,000 shares authorized; 407,289,618 and 399,184,128 issued and outstanding, respectively	4,072,899	3,991,839
Additional paid-in capital	42,219,400	41,655,026
Accumulated deficit	(38,040,668)	(33,516,736)

Total Oncotelic Therapeutics, Inc. stockholders’ equity	8,251,631	12,130,129
Non-controlling interests	(774,119)	(518,592)

Total stockholders’ equity	7,477,512	11,611,537
Total liabilities and stockholders’ equity	$26,677,426	$30,014,952

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ONCOTELIC THERAPEUTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2024	2023

Service Revenue	$-	$70,000
Total Revenue	-	70,000

Operating expenses:
Research and development	$-	$61,143
General and administrative	376,013	573,726
Goodwill impairment (See note 2 and 3)	3,200,000	6,083,146
Total operating expenses	3,576,013	6,718,015

Income/(Loss) from operations	(3,576,013)	(6,648,015)
Other income (expense):
Interest expense, net	(857,723)	(1,044,786)
Reimbursement for expenses - related party	22,937	72,246
Change in fair value of investment in GMP Bio	-	12,706
Change in fair value of derivative on debt	(280,402)	(225,074)
Loss on debt conversion	(88,258)	(373,142)
Total other income (expense)	(1,203,446)	(1,558,050)
Net income (loss) before non-controlling interests	(4,779,459)	(8,206,065)
Net loss attributable to non-controlling interests	(255,527)	(302,972)
Net income (loss) attributable to Oncotelic Therapeutics, Inc.	$(4,523,932)	$(7,903,093)

Basic net loss per share attributable to common stock	$(0.01)	$(0.02)
Basic weighted average common stock outstanding	404,396,473	384,075,369

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Special Note Regarding Forward-Looking Statements

The information contained in this Prospectus, including in the documents incorporated by reference into this Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) that involve substantial risks and uncertainties. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “would,” “intend,” “target,” “aim,” “project,” “believe,” “estimate,” “predict,” “potential,” “seek,” “indicate,” or “continue” or the negative of these terms or other similar words, although not all forward-looking statements contain these words. Forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, such as our estimates regarding anticipated operating income or losses, future performance, future revenues and projected expense, including that to fund our clinical and other development programs; our liquidity and our expectations regarding our needs for and ability to raise additional capital; our ability to continue as a going concern; our ability to select and capitalize on commercially desirable product opportunities as a result of limited financial resources; our ability to manage our expenses effectively and raise the funds needed to continue our business; our ability to retain the services of our current or future executive officers, directors and principal consultants; the competitive nature of our industry and the possibility that our products or product candidates may become obsolete or may not generate revenues as expected or at all; our ability to obtain and maintain regulatory approval of our existing products and any future products we may develop; the development of and the process of commercializing AI/Blockchain and other technologies for supporting the development of OT-101 and Artemisinin for COVID-19, OT-101, including development of OT-101, Artemisinin, OXi4503, CA4P and our 2021 in-licensing of apomorphine; the initiation, timing, progress and results of our preclinical and clinical trials, research and development programs; regulatory and legislative developments in the United States and foreign countries; the timing, costs and other limitations involved in obtaining regulatory approval for any product; the further preclinical or clinical development and commercialization of our product candidates; the entering into any corporate transactions to develop our products through partnerships, joint ventures or other corporate transactions; our ability to make a proposed initial public offering between us and our joint-venture partners for the joint venture: building and the success of our nanoparticle platform and the related success of launching the platform, the success of the launch of Pet2DAO, a corporation with a DAO infrastructure, the success of Pet2DAO and the plans surrounding the pet and animal health, the ability for the Company to register the tokens of Pet2DAO, the actual filing of a registration statement and approval of the tokens as registrable securities with the Securities and Exchange Commission (“SEC”) through a registration statement, the ability of the tokens to be tradable or any value such tokens may have if they become tradable; our ability to obtain and maintain orphan drug exclusivity for some of our product candidates; the potential benefits of our product candidates over other therapies; our ability to enter into and maintain any collaboration with respect to product candidates; our ability to continue to develop or commercialize our products or product candidates in the event any license agreements in place with third parties expire or are terminated; the performance and conduct of third parties, including our third-party manufacturers and third party service providers used in our clinical trials; our ability to obtain and maintain intellectual property protection for our products and operate our business without infringing upon the intellectual property rights of others; the potential liability exposure related to our products and our insurance coverage for such exposure; our ability to form alliances with other third parties to develop the products in our pipeline through partnerships, joint ventures, mergers or acquisitions; the successful development of our sales and marketing capabilities; the size and growth of the potential markets for our products and our ability to serve those markets; the rate and degree of market acceptance of any future products; the volatility of the price of our common stock; the ability to achieve secondary trading of our stock in certain states; the dilutive effects of potential future equity issuances; our expectation that no dividends will be declared on our common stock in the foreseeable future; our ability to maintain an effective system of internal controls; the payment and reimbursement methods used by private or governmental third-party payers; our ability to retain adequate staffing levels; unfavorable global economic conditions; unfavorable global epidemic and pandemic conditions; a failure of our internal computer systems or those of our contractors and consultants; potential misconduct or other improper activities by our employees, contractors or consultants; the ability of our business continuity and disaster recovery plans to protect us in the event of a natural disaster; and other factors discussed elsewhere in this document or any document incorporated by reference herein or therein~~.~~

The forward-looking statements contained in this document are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve several risks, uncertainties (many of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these “forward-looking statements.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward- looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The sections captioned “Risk Factors” as well as other sections in this document or incorporated by reference into this document discuss some of the factors that could contribute to these differences.

The forward-looking statements made in this document relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

RISK FACTORS

The shares of our Common Stock being offered for resale by the Selling Shareholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire amount invested in the Common Stock. Accordingly, prospective investors should carefully consider, along with other matters referred to herein, the following risk factors in evaluating our business before purchasing any shares of Common Stocks. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, you may lose all or part of your investment. In addition to the risk factors described below, and some of which are part of our 2024 Annual Report on Form 10-K filed with the SEC on April 15, 2025, you should carefully consider the risks and the other information in this Prospectus before investing in our Common Stock.

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Risks Related to Our Business

If we are unable to obtain additional funding, we may be forced to cease operations.

We have experienced net losses every year since inception. In April 2019, the Company entered into an Agreement and Plan of Merger with Oncotelic Inc. for developing investigational drugs for the treatment of orphan oncology indications. The Company completed the Merger and Oncotelic Inc. became a wholly-owned subsidiary of the Company. The Merger was treated as a recapitalization and reverse acquisition for financial accounting purposes. Oncotelic was considered the acquirer for accounting purposes, and the Company’s historical financial statements before the Merger were been replaced with the historical financial statements of Oncotelic Inc. prior to the Merger in the financial statements and filings with the Securities and Exchange Commission.

The Company, as of December 31, 2024, had an accumulated deficit of approximately $38.0 million, including a net loss of approximately $4.8 million in 2024. We have no source of product revenue and do not expect to receive any product revenue in the near future, except if we generate product revenues from Artemisinin in countries around the globe other than India and which at the current time is not anticipated. We may generate revenues from services rendered in the future, but we cannot expect that to be of a regular and of a recurring nature. If we remain in business, we expect to incur additional operating losses over the next several years, principally as a result of our plans to continue clinical trials for our investigational drugs. As of December 31, 2024, we had approximately $0.1 million in cash and current liabilities of approximately $16.9 million, of which $1.3 million pertains to Mateon’s liabilities prior to the Merger and $2.6 million of contingent liabilities, incurred upon our merger with PointR Data, Inc. in November 2019, that would be issuable in shares of common stock of the Company to the PointR shareholders upon satisfaction of certain conditions. Based on our planned operations, we expect our cash to only support our operations for a short period of time. Therefore, we will need to secure near-term funding, or we will be forced to curtail or terminate operations. Because we do not currently have a guaranteed source of capital that will sustain operations for at least the next twelve months, Management has determined that there is substantial doubt about our ability to continue as a going concern.

The principal source of our working capital to date has been the proceeds from the sale of equity and debt, a substantial portion of which has been provided by officers and certain insiders. If we are unable to access additional funds in the near term, whether through the sale of additional equity, debt or another means, we may not be able to continue in business. We also may not be able to continue the development of our investigational drugs. Any additional equity or debt financing, if available to us, may not be available on favorable terms and would most likely be dilutive to stockholders. Any debt financing, if available, may involve restrictive covenants and also be dilutive to current stockholders. If we obtain funds through collaborative or licensing arrangements, we may be required to relinquish rights to some of our technologies or product candidates on terms that are not favorable to us. Our ability to access capital when needed is not assured.

In their audit report with regard to our financial statements as of December 31, 2024 and 2023, we, as well as our independent registered public accountants have expressed an opinion that substantial doubt exists as to whether we can continue as a going concern. Because we have limited cash resources, we believe that it will be necessary for us to either raise additional capital in the near term or to enter into a license or other agreement with a larger pharmaceutical company. If we do not succeed in doing so, we may be required to suspend or cease our business, which would likely materially harm the value of our common stock.

Due in part to our limited financial resources, we may fail to select or capitalize on the most scientifically, clinically or commercially promising or profitable indications or therapeutic areas for our product candidates, and we may be unable to pursue and complete the clinical trials that we would like to pursue and complete.

We have limited financial and technical resources to determine the indications on which we should focus the development efforts for our product candidates. Due to our limited available financial resources, we have curtailed clinical development programs and activities that might otherwise have led to more rapid progress of our product candidates through the regulatory and development processes. We currently have insufficient financial resources to complete any additional drug development work.

If we are able to raise funds and continue developing investigational drugs for cancer, we may make incorrect determinations with regard to the indications and clinical trials on which to focus the available resources that we do have. Furthermore, we cannot assure you that we will be able to retain adequate staffing levels to run our operations and/or to accomplish all the objectives that we otherwise would seek to accomplish. The decisions to allocate our research, management and financial resources toward particular indications or therapeutic areas for our product candidates may not lead to the development of viable commercial products and may divert resources from better opportunities. Similarly, our decisions to delay or terminate drug development programs may also cause us to miss valuable opportunities. In addition, from time to time, we may in-license or otherwise acquire product candidates to supplement our internal development activities. Those activities may use resources that otherwise would have been devoted to our internal programs, and with research and development programs there is no way to assure that the outcome of any trials or other activities will be positive, whether the program was internally generated or in-licensed.

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We may encounter difficulties in expanding our operations successfully if and when we evolve from a company that is primarily involved in clinical development to a company that is also involved in commercialization.

As we advance our product candidates through later stages of clinical trials, we will need to expand our development, regulatory, manufacturing, marketing and sales capabilities or contract with third parties to provide these capabilities for us. As our operations expand, we expect that we will need to manage additional relationships with such third parties, as well as additional collaborators, distributors, marketers and suppliers.

Maintaining third party relationships for these purposes will impose significant added responsibilities on members of our management and other personnel. We must be able to manage our development efforts effectively, manage our participation in the clinical trials in which our product candidates are involved effectively, and improve our managerial, development, operational and finance systems, all of which may impose a strain on our administrative and operational infrastructure.

If, following any approval of our product candidates, we enter into arrangements with third parties to perform sales, marketing or distribution services, any product revenues that we receive, or the profitability of these product revenues to us, are likely to be lower than if we were to market and sell any products that we develop ourselves. In addition, we may not be successful in entering into arrangements with third parties to sell and market our products or in doing so on terms that are favorable to us. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we do not establish sales and marketing capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our products.

If we were to submit an NDA for our drug candidates in the United States or a marketing application in the EU, we would need to undertake commercial scale manufacturing activities at significant expense to us in order to proceed with the application for approval for commercialization. We or our external vendors may encounter technical difficulties that preclude us from successfully manufacturing the required registration and validation batches of active pharmaceutical ingredient, or API, and/or drug product and we may be unable to recover any financial losses associated with the manufacturing activities. Further, our research or product development efforts may not be successfully completed, any compounds currently under development by us may not be successfully developed into drugs, any potential products may not receive regulatory approval on a timely basis, if at all, and competitors may develop and bring to market products or technologies that render our potential products obsolete. If any of these problems occur, our business would be materially and adversely affected.

We may not be able to partner with other pharmaceutical companies or even form any types of alliances with third parties.

As we plan to advance our product candidates through later stages of clinical trials but with lack of adequate capital resources, we will need to form alliances or enter into partnerships with other pharmaceutical companies or even other third parties. We cannot assure you that we would be able to do so at terms beneficial to the Company or at all.

We may not be able to successfully set up an IPO with third parties.

As we plan to advance our product candidates through later stages of clinical trials but with lack of adequate capital resources, we will need to form alliances or enter into partnerships with other pharmaceutical companies or even other third parties and create shareholder value, including through IPOs. We cannot assure you that we would be able to do so at terms beneficial to the Company or at all. While the Company has formed a joint venture with Dragon Overseas and GMP Bio, and taking that through an IPO, there can be no assurances that such IPO will be made or will be successful.

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We may not be able to successfully develop the product portfolio through our JV.

As we plan to advance the product candidates being established through our JV, through later stages of development, manufacturing of the products for clinical trials and ultimately commercial manufacturing, we may need to form alliances or enter into partnerships with other pharmaceutical companies or even other third parties to work with us in the JVs endeavors to achieve success for the Product. That would ensure success for the JV and create shareholder value for our Company. We cannot assure you that the JV would be able to do so and the Company gets the benefits of that at all.

We have no manufacturing capacity and have relied on, and expect to continue to rely on, third-party manufacturers to produce our product candidates.

We do not own or operate manufacturing facilities for the production of clinical or commercial quantities of our product candidates or any of the compounds that we are testing in our preclinical programs, and we lack the resources and the capabilities to do so. As a result, we currently rely, and we expect to rely for the foreseeable future, on third-party manufacturers to supply our product candidates. Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured our product candidates or products ourselves, including:

●	reliance on third-parties for manufacturing process development, regulatory compliance and quality assurance;

●	limitations on supply availability resulting from capacity and scheduling constraints of third-parties;

●	the possible breach of manufacturing agreements by third-parties because of factors beyond our control; and

●	the possible termination or non-renewal of the manufacturing agreements by the third-party, at a time that is costly or inconvenient to us.

If we do not maintain our developed important manufacturing relationships, we may fail to find replacement manufacturers or develop our own manufacturing capabilities, which could delay or impair our ability to obtain regulatory approval for our products and substantially increase our costs or deplete profit margins, if any. If we do find replacement manufacturers, we may not be able to enter into agreements with them on terms and conditions favorable to us, and there could be a substantial delay before new facilities could be qualified and registered with the FDA, EMA and other foreign regulatory authorities.

The FDA, EMA and other foreign regulatory authorities require manufacturers to register manufacturing facilities. The FDA and corresponding foreign regulators also inspect these facilities to confirm compliance with current good manufacturing practices, or cGMPs. Contract manufacturers may face manufacturing or quality control problems causing drug substance production and shipment delays or a situation where the contractor may not be able to maintain compliance with the applicable cGMP requirements. Any failure to comply with cGMP requirements or other FDA, EMA and comparable foreign regulatory requirements could adversely affect our clinical research activities and our ability to develop our product candidates and market our products after approval.

Our current and anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our ability to develop our product candidates, our ability to commercialize any products that receive regulatory approval and our potential future profit margins on these products.

Our product candidates have not completed clinical trials, and may never demonstrate sufficient safety and efficacy in order to do so.

Our product candidates are in the clinical stage of development. In order to achieve profitable operations, we alone or in collaboration with others, must successfully develop, manufacture, introduce and market our products. The time frame necessary to achieve market success for any individual product is long and uncertain. The products currently under development by us may require significant additional research and development and additional preclinical and clinical testing prior to application for commercial use. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in clinical trials, even after showing promising results in early or later-stage studies or clinical trials. Although we have obtained some favorable results to date in preclinical studies and clinical trials of certain of our potential products, such results may not be indicative of results that will ultimately be obtained in or throughout such clinical trials, and clinical trials may not show any of our products to be safe or capable of producing a desired result. Additionally, we may encounter problems in our clinical trials that may cause us to delay, suspend or terminate those clinical trials.

Adverse events observed to date and associated with CA4P and OXi4503 have generally been found to be manageable for drugs treating the indications for which we are developing our product candidates. However, we will be required to continue to test and evaluate the safety of our product candidates in additional clinical trials, and to demonstrate their safety to the satisfaction of appropriate regulatory agencies, as a condition to receipt of any regulatory approvals. In clinical trials to date, transient hypertension believed to be associated with CA4P and OXi4503 has been effectively managed through pre-treatment with anti-hypertensive medication. We cannot assure you, however, that we will be able to make the necessary demonstrations of safety to allow us to receive regulatory approval for our product candidates in any indication.

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We only have a limited number of employees to manage and operate our business.

We had a combined total of 40 full-time, part-time employees and consultants as of December 31, 2024; however, all the employees have been compensated through the JV since March 2022. We rely on external consultants or outsource nearly all our research, development, preclinical testing, and clinical trial activity, although we maintain managerial and quality control over our clinical trials. We expect to continue to rely on external service providers and to maintain a small number of executives and other employees. Our limited financial resources require us to manage and operate our business in a highly efficient manner. We cannot assure you that we will be able to retain adequate staffing levels to run our operations and/or to accomplish all the objectives that we otherwise would seek to accomplish.

We depend on our executive officers and principal consultants and the loss of their services could materially harm our business.

We believe that our success depends, and will likely continue to depend, upon our ability to retain the services of our current executive officers, particularly our Chief Executive Officer, Chief Technology Officer, Chief Business Officer, Chief Medical Officer, Chief Regulatory Officer and Chief Financial Officer, our principal consultants and others. This increases the risk that we may not be able to retain their services. The loss of the services of any of these individuals could have a material adverse effect on our business. In addition to these key service providers, we have established relationships with universities, hospitals and research institutions, which have historically provided, and continue to provide, us with access to research laboratories, clinical trials, facilities and patients. Additionally, we believe that we may, at any time and from time to time, materially depend on the services of consultants and other unaffiliated third parties. We cannot assure you that consultants and other unaffiliated third parties will provide the level of service to us that we require in order to achieve our business objectives.

Our industry is highly competitive, and our product candidates may become obsolete.

We are engaged in a rapidly evolving field. Competition from other pharmaceutical companies, biotechnology companies and research and academic institutions is intense and likely to increase. Many of those companies and institutions have substantially greater financial, technical and human resources than we do. Many of those companies and institutions also have substantially greater experience in developing products, conducting clinical trials, obtaining regulatory approval and in manufacturing and marketing pharmaceutical products. Our competitors may succeed in obtaining regulatory approval for their products more rapidly than we do. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. Some of these competitive products may have an entirely different approach or means of accomplishing the desired therapeutic effect than products being developed by us. Our competitors may succeed in developing products that are more effective and/or cost competitive than those we are developing, or that would render our product candidates less competitive or even obsolete. In addition, one or more of our competitors may achieve product commercialization or patent protection earlier than we do, which could materially adversely affect us.

If clinical trials or regulatory approval processes for our product candidates are prolonged, delayed or suspended, we may be unable to out-license or commercialize our product candidates on a timely basis, which would require us to incur additional costs and delay or prevent our receipt of any proceeds from potential license agreements or product sales.

We cannot predict whether we will encounter problems with any of our completed, ongoing or planned clinical trials that will cause us or any regulatory authority to delay or suspend those clinical trials or delay or invalidate the analysis of data derived from them. A number of events, including any of the following, could delay the completion of our other ongoing and planned clinical trials and negatively impact our ability to obtain regulatory approval for, and to market and sell, a particular product candidate:

●	conditions imposed on us by the FDA, EMA or another foreign regulatory authority regarding the scope or design of our clinical trials;

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●	delays in obtaining, or our inability to obtain, required approvals from institutional review boards or other reviewing entities at clinical sites selected for participation in our clinical trials;

●	insufficient supply of our product candidates or other materials necessary to conduct and complete our clinical trials;

●	slow enrollment and retention rate of subjects in clinical trials;

●	any compliance audits and pre-approval inspections by the FDA, EMA or other regulatory authorities;

●	negative or inconclusive results from clinical trials, or results that are inconsistent with earlier results;

●	serious and unexpected drug-related side effects; and

●	failure of our third-party contractors to comply with regulatory requirements or otherwise meet their contractual obligations to us.

Commercialization or licensure of our product candidates may be delayed or prevented by the imposition of additional conditions on our clinical trials by the FDA, EMA or another foreign regulatory authority or the requirement of additional supportive clinical trials by the FDA, EMA or another foreign regulatory authority. In addition, clinical trials require sufficient patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the trial protocol, the proximity of patients to clinical sites, the availability of effective treatments for the relevant disease, the conduct of other clinical trials that compete for the same patients as our clinical trials, and the eligibility criteria for our clinical trials. Our failure to enroll patients in our clinical trials could delay the completion of the clinical trial beyond our expectations, or it could prevent us from being able to complete the clinical trial. In addition, the FDA and EMA could require us to conduct clinical trials with a larger number of subjects than we have projected for any of our product candidates. We may not be able to enroll a sufficient number of patients in a timely or cost-effective manner. Furthermore, enrolled patients may drop out of our clinical trials, which could impair the validity or statistical significance of the clinical trials.

We do not know whether our clinical trials will begin as planned, will need to be restructured, or will be completed on schedule, if at all. Delays in our clinical trials will result in increased development costs for our product candidates, and our financial resources may be insufficient to fund any incremental costs. In addition, if our clinical trials are delayed, our competitors may be able to bring products to market before we do and the commercial viability of our product candidates could be limited.

If physicians and patients do not accept our future products or if the market for indications for which any product candidate is approved is smaller than expected, we may be unable to generate significant revenue, if any.

Even if any of our product candidates obtain regulatory approval, they may not gain market acceptance among physicians, patients, and third-party payers. Physicians may decide not to prescribe our drugs for a variety of reasons including:

●	timing of market introduction of competitive products;

●	demonstration of clinical safety and efficacy compared to other products;

●	cost-effectiveness;

●	limited or no coverage by third-party payers;

●	convenience and ease of administration;

●	prevalence and severity of adverse side effects;

●	restrictions in the label of the drug;

●	other potential advantages of alternative treatment methods; and

●	ineffective marketing and distribution support of our products.

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If any of our product candidates is approved, but fails to achieve market acceptance, we may not be able to generate significant revenue and our business would suffer.

The uncertainty associated with pharmaceutical reimbursement and related matters may adversely affect our business.

Market acceptance and sales of any one or more of our product candidates that we develop will depend on reimbursement policies and may be affected by future healthcare reform measures in the United States and in foreign jurisdictions. Government authorities and third-party payers, such as private health insurers and health maintenance organizations, decide which drugs they will cover and establish payment levels. We cannot be certain that reimbursement will be available for any product candidates that we develop. Also, we cannot be certain that reimbursement policies will not reduce the demand for, or the price paid for, our products. If reimbursement is not available or is available on a limited basis, we may not be able to successfully commercialize any product candidates that we develop.

In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, also called the Medicare Modernization Act, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation established Medicare Part D, which expanded Medicare coverage for outpatient prescription drug purchases by the elderly but provided authority for limiting the number of drugs that will be covered in any therapeutic class. The MMA also introduced a new reimbursement methodology based on average sales prices for physician-administered drugs.

The United States and several foreign jurisdictions are considering, or have already enacted, a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payers in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access to healthcare. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. We expect to experience pricing pressures in connection with the sale of any products that we develop due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative proposals.

In March 2010, the Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively, ACA, became law in the U.S. The goal of ACA is to reduce the cost of health care and substantially change the way health care is financed by both government and private insurers. While we cannot predict what impact on federal reimbursement policies this legislation will have in general or on our business specifically, the ACA may result in downward pressure on pharmaceutical reimbursement, which could negatively affect market acceptance of, and the price we may charge for, any products we develop that receive regulatory approval.

More recently, the current U.S. presidential administration has made statements suggesting plans to seek repeal of all or portions of the ACA. There is uncertainty regarding the impact that the President’s administration may have on matters currently governed by the ACA, if any, and any regulatory or legislative changes will likely take time to unfold. These changes could have an impact on coverage and reimbursement for healthcare items and services covered by plans that were authorized by the ACA. However, we cannot predict the ultimate content, timing or effect of any healthcare reform legislation or the impact of potential legislation on us. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our products.

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Our business and operations could suffer in the event of system failures.

Despite the implementation of security measures, our internal computer systems and those of our third-party CROs and other contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Furthermore, we have little or no control over the security measures and computer systems of our third-party CROs and other contractors and consultants. While we have not experienced any material system failure, accident, or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our programs. For example, the loss of clinical trial data for our product candidates could result in delays in our marketing approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications or other data or applications relating to our technology or product candidates, or inappropriate disclosure of confidential or proprietary information, we could incur liabilities and the further development of our product candidates could be delayed.

REGULATORY AND LEGAL RISK FACTORS

If we are unable to obtain required regulatory approvals, we will be unable to market and sell our product candidates.

Our product candidates are subject to extensive governmental regulations relating to development, clinical trials, manufacturing, oversight of clinical investigators, recordkeeping and commercialization. Rigorous preclinical testing and clinical trials and an extensive regulatory review and approval process are required to be successfully completed in the United States, in the European Union and in many other foreign jurisdictions before a new drug can be sold. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain, and subject to unanticipated delays. The time required to obtain approval by the FDA or the European Medicines Agency, or EMA, is unpredictable and often takes many years following the commencement of clinical trials.

In connection with the clinical development of our product candidates, we face risks that:

●	our product candidates may not prove to be safe and efficacious;

●	patients may die or suffer serious adverse effects for reasons that may or may not be related to the product candidate being tested;

●	we fail to maintain adequate records of observations and data from our clinical trials, to establish and maintain sufficient procedures to oversee, collect data from, and manage clinical trials, or to monitor clinical trial sites and investigators to the satisfaction of the FDA, EMA or other regulatory agencies;

●	we may not have sufficient financial resources to complete the clinical trials that would be necessary to obtain regulatory approvals;

●	the results of later-phase clinical trials may not confirm the results of earlier clinical trials; and

●	the results from clinical trials may not meet the level of statistical significance or clinical benefit-to-risk ratio required by the FDA, EMA or other regulatory agencies for marketing approval.

Only a small percentage of product candidates for which clinical trials are initiated are the subject of NDAs and even fewer receive approval for commercialization. Furthermore, even if we do receive regulatory approval to market a product candidate, any such approval may be subject to limitations such as those on the indicated uses for which we may market the product.

If we or our JV follows certain regulatory pathways, we may not be successful in our plans and, as such, we may not be able to obtain regulatory approval for or commercialize our product candidates.

In addition to regular pathways of filing INDs and NDAs, we, or our partners, including the JV, may also plan to follow expedited pathways such as 505(b)(2) pathway of expedited approvals so as to get our products to market and patients for unmet medical needs on an expedited basis. However, we cannot guarantee that the regulatory bodies would approve our approach or approve our products as planned.

If we or the third parties on which we rely for the conduct of our clinical trials and results do not perform our clinical trial activities in accordance with good clinical practices and related regulatory requirements, we may not be able to obtain regulatory approval for or commercialize our product candidates.

We currently use independent clinical investigators in all of our clinical trials and, in many cases, also utilize contract research organizations, or CROs, and other third-party service providers to conduct and/or oversee the clinical trials of our product candidates and expect to continue to do so for the foreseeable future. We rely heavily on these parties for successful execution of our clinical trials. Nonetheless, we are responsible for confirming that each of our clinical trials is conducted in accordance with the FDA’s requirements and our general investigational plan and protocol. Currently, we have clinical trial activities involving CA4P and OXi4503 being conducted by clinical investigators who are independent of us, but with whom we have agreements for them to provide the results of their clinical trials to us. In order for us to rely on data from these ongoing clinical trials in support of a New Drug Application, or NDA, for approval of any of our product candidates by the FDA or similar types of marketing applications that are required by other regulatory authorities, the independent investigators are required to comply with applicable good clinical practice requirements.

The FDA and corresponding foreign regulatory authorities require us and our clinical investigators to comply with regulations and standards, commonly referred to as good clinical practices, or GCPs, for conducting and recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the trial participants are adequately protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. Third parties may not complete activities on schedule or may not conduct our clinical trials in accordance with regulatory requirements or the respective trial plans and protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval and commercialization of our product candidates or result in enforcement action against us.

We have taken and continue to take steps to strengthen our procedures and practices, but we cannot assure you that the FDA will be satisfied with our procedures or that the FDA will not issue warning letters or take other enforcement action against us in the future. The steps we take to strengthen our procedures and conduct future clinical trials necessary for approval will be time-consuming and expensive.

The use of our products may result in product liability exposure, and it is uncertain whether our insurance coverage will be sufficient to cover all claims.

The use of our product candidates in clinical trials may expose us to liability claims in the event such product candidates cause death, injury or disease, or result in adverse effects. We may be exposed to liability claims even if our product did not cause death, injury or diseases, but is merely presumed or alleged to have caused any of these. If our product candidates are ever commercially approved, the commercial use of these products may also expose us to similar liability claims. Any of these claims could be made by health care institutions, contract laboratories, patients or others using such products. Although we have obtained liability insurance coverage for our ongoing clinical trials, this coverage may not be in amounts sufficient to protect us from any product liability claims or product recalls which could have a material adverse effect on our financial condition and prospects. Further, adverse product and similar liability claims could negatively impact our ability to obtain or maintain regulatory approvals for our technology and product candidates under development.

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We have been granted orphan drug status for certain of our product candidates and may seek orphan drug status for additional indications for those product candidates or for additional product candidates. We may be unsuccessful in maintaining orphan drug exclusivity for our product candidates and may be unsuccessful in our efforts to seek orphan drug status and orphan drug exclusivity.

Regulatory authorities in some jurisdictions, including the United States and the European Union, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is a drug intended to treat a rare disease or condition, which is generally defined as a disease with a patient population of fewer than 200,000 individuals in the United States. Our lead product candidate, OXi4503, has been awarded orphan drug status by the FDA and the European Commission for the treatment of acute myelogenous leukemia. Our other product candidate, CA4P, has been awarded orphan drug status by the FDA for the treatment of anaplastic, medullary, Stage IV papillary and Stage IV follicular thyroid cancers, ovarian cancer, neuroendocrine tumors and glioma. CA4P has also been awarded orphan drug status by the European Commission in the European Union for the treatment of anaplastic thyroid cancer, ovarian cancer and neuroendocrine tumors.

Generally, if a product with an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes the EMA or the FDA from approving another marketing application for the same drug for the same indication during the period of exclusivity. The applicable period is seven years in the United States and ten years in the European Union. The European exclusivity period can be reduced to six years if a drug no longer meets the criteria for orphan drug designation or if the drug is sufficiently profitable so that market exclusivity is no longer justified. Orphan drug exclusivity may be lost if the FDA or the EMA determines that the request for designation was materially defective, if the manufacturer is unable to assure sufficient quantity of the drug to meet the needs of patients with the rare disease or condition.

Even if we obtain orphan drug exclusivity for a product candidate or additional product candidates, that exclusivity may not effectively protect the product candidate from competition because different drugs can be approved for the same condition. Even after an orphan drug is approved, the FDA can subsequently approve a different drug for the same condition if the FDA concludes that the later drug is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care.

Our product candidates will remain subject to ongoing regulatory review even if they receive marketing approval, and if we fail to comply with continuing regulations, we could lose these approvals and the sale of any approved commercial products could be suspended.

Even if we receive regulatory approval to market a particular product candidate, the manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion, and record keeping related to the product will remain subject to extensive regulatory requirements. If we fail to comply with the regulatory requirements of the FDA, EMA and other applicable domestic and foreign regulatory authorities or previously unknown problems with any approved product, manufacturer, or manufacturing process are discovered, we could be subject to administrative or judicially imposed sanctions, including:

●	restrictions on the products, manufacturers, or manufacturing processes;

●	warning letters;

●	civil or criminal penalties;

●	fines;

●	injunctions;

●	product seizures or detentions;

●	pressure to initiate voluntary product recalls;

●	suspension or withdrawal of regulatory approvals; and

●	refusal to approve pending applications for marketing approval of new products or supplements to approved applications.

Our employees, principal investigators, CROs and consultants may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading.

We are exposed to the risk that our employees, principal investigators, CROs and consultants may engage in fraudulent conduct or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violate the regulations of the FDA and other regulatory authorities, including those laws requiring the reporting of true, complete and accurate information to such authorities; healthcare fraud and abuse laws and regulations in the United States and abroad; or laws that require the reporting of financial information or data accurately. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. Activities subject to these laws also involve the improper use of information obtained in the course of clinical trials or creating fraudulent data in our preclinical studies or clinical trials, which could result in regulatory sanctions and cause serious harm to our reputation.

We have a code of conduct applicable to all of our employees, but it is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. Additionally, we are subject to the risk that a person could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

RISKS RELATED TO INTELLECTUAL PROPERTY

We depend extensively on the patents and proprietary technology we license from others, and we must maintain these licenses in order to preserve our business.

We have licensed in rights to CA4P, OXi4503 and other programs from third parties. If our license agreements terminate or expire, we may lose the licensed rights to our product candidates, including CA4P and OXi4503, and we may not be able to continue to develop them or, if they are approved, we may not be able to market or commercialize them.

We depend on license agreements with third-parties for certain intellectual property rights relating to our product candidates, including patent rights. Currently, we have licensed in certain patent rights from Arizona State University, or ASU, and the Bristol-Myers Squibb Company for CA4P and OXi4503 and from Baylor University for other programs. In general, our license agreements require us to make payments and satisfy performance obligations in order to keep these agreements in effect and retain our rights under them. These payment obligations can include upfront fees, maintenance fees, milestones, royalties, patent prosecution expense, and other fees. These performance obligations typically include diligence obligations. If we fail to pay, be diligent or otherwise perform as required under our license agreements, we could lose the rights under the patents and other intellectual property rights covered by the agreements. While we are not currently aware of any dispute with any licensors under our material agreements with them, if disputes arise under any of our in-licenses, including our in-licenses from ASU, the Bristol-Myers Squibb Company and Baylor University, we could lose our rights under these agreements. Any such dispute may not be resolvable on favorable terms, or at all. Whether or not any disputes of this kind are favorably resolved, our management’s time and attention and our other resources could be consumed by the need to attend to and seek to resolve these disputes and our business could be harmed by the emergence of such a dispute.

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If we lose our rights under these agreements, we may not be able to conduct any further activities with the product candidate or program that the license covered. If this were to happen, we might not be able to develop our product candidates further, or following regulatory approval, if any, we might be prohibited from marketing or commercializing them. In particular, patents previously licensed to us, such as the patents we previously licensed from Angiogene, might after termination be used to stop us from conducting activities in the patents’ respective fields.

We depend on patents and proprietary technology in the course of our business, and we must protect those assets in order to preserve our business.

Although we expect to seek patent protection for any compounds we discover and/or for any specific use we discover for new or previously known compounds, any or all of them may not be subject to effective patent protection. Further, the development of regimens for the administration of pharmaceuticals, which generally involve specifications for the frequency, timing and amount of dosages, has been, and we believe, may continue to be, important to our effort, although those processes, as such, may not be patentable. In addition, the issued patents may be declared invalid or our competitors may find ways to avoid the claims in the patents. Further, our lack of access to adequate capital may cause us to curtail payment of fees necessary to maintain patents that we otherwise would seek to maintain, and we may make incorrect decisions regarding which patents to keep and which to abandon.

Our success will depend, in part, on our ability to obtain and maintain patents, protect our trade secrets and operate without infringing on the proprietary rights of others. We are the exclusive licensee, sole assignee or co-assignee on a number of granted United States patents, pending United States patent applications, and granted patents and/or pending applications in several other major markets, including the European Union, Canada and Japan. The patent position of pharmaceutical and biotechnology firms like us is generally highly uncertain and involves complex legal and factual questions, resulting in both an apparent inconsistency regarding the breadth of claims allowed in United States patents and general uncertainty as to their legal interpretation and enforceability. Accordingly, patent applications assigned or exclusively licensed to us may not result in patents being issued, any issued patents assigned or exclusively licensed to us may not provide us with competitive protection or may be challenged by others, and the current or future granted patents of others may have an adverse effect on our ability to do business and achieve profitability. Moreover, because some of the basic research relating to one or more of our patent applications and/or patents were performed at various universities and/or funded by grants, one or more of these universities, employees of such universities and/or grantors could assert that they have certain rights in such research and any resulting products. Further, others may independently develop similar products, may duplicate our products, or may design around our patent rights. In addition, as a result of the assertion of rights by a third-party or otherwise, we may be required to obtain licenses to patents or other proprietary rights of others in or outside of the United States. Any licenses required under any such patents or proprietary rights may not be made available on terms acceptable to us, if at all. If we do not obtain such licenses, we could encounter delays in product market introductions while our attempts to design around such patents or could find that the development, manufacture or sale of products requiring such licenses is foreclosed. In addition, we could incur substantial costs in defending ourselves in suits brought against us or in connection with patents to which we hold licenses or in bringing suit to protect our own patents against infringement.

We require employees and the institutions that perform our preclinical and clinical trials to enter into confidentiality agreements with us. Those agreements provide that all confidential information developed or made known to a party to any such agreement during the course of the relationship with us be kept confidential and not be disclosed to third-parties, except in specific circumstances. Any such agreement may not provide meaningful protection for our trade secrets or other confidential information in the event of unauthorized use or disclosure of such information.

Risks Related to Our Securities

Dilution of our shares will likely be adversely affected by sales of our common stock pursuant to our agreement with the Selling Stockholders.

Sales of an aggregate of 33,863,445 shares of our Common Stock being registered herein on behalf of Peak One and Peak One Investments and the subsequent resale of those shares will have a material dilutive effect upon our shares and will likely have a depressive effect on the market price of our Common Stock.

The price of our common stock is volatile, and is likely to continue to fluctuate due to reasons beyond our control; a limited public trading market may cause volatility in the price of our common stock.

The market price of our common stock has been, and likely will continue to be, highly volatile. Factors, including our financial results or our competitors’ financial results, clinical trial and research development announcements and government regulatory action affecting our potential products in both the United States and foreign countries, have had, and may continue to have, a significant effect on our results of operations and on the market price of our common stock. We cannot assure you that an investment in our common stock will not fluctuate significantly. One or more of these factors could significantly harm our business and cause a decline in the price of our common stock in the public market. Substantially all of the shares of our common stock issuable upon exercise of outstanding options and warrants have been registered or are likely to be registered for resale or are available for sale pursuant to Rule 144 under the Securities Act and may be sold from time to time. As of December 31, 2024, we had approximately 289.5 million shares of common stock underlying currently outstanding convertible debt, warrants and options. Sales of any of these shares on the market, as well as future sales of our common stock by existing stockholders, or the perception that sales may occur at any time, could adversely affect the market price of our common stock.

Our common stock is currently quoted on the OTCQB Market. The quotation of our common stock on the OTCQB Market does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is subject to this volatility. Sales of substantial amounts of common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock and our stock price may decline substantially in a short time and our stockholders could suffer losses or be unable to liquidate their holdings.

The price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our common stock.

Our stock price may be volatile. The stock market in general and the market for smaller specialty pharmaceutical companies and biotechnology, in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies or the quality of the underlying assets. As a result of this volatility, you may not be able to sell your common stock at or above the price you paid for such shares. The market price for our common stock may be influenced by many factors, including but not limited to:

●	reduction in stock price could indicate impairment of the goodwill and intangible assets;
●	market conditions in the pharmaceutical and biotechnology sectors;
●	general economic, industry, and market conditions; and
●	the other factors described in this “Risk Factors” section.

We will require additional capital funding, the receipt of which may impair the value of our common stock.

Our future capital requirements depend on many factors, including our research, development, sales and marketing activities. We will need to raise additional capital through public or private equity or debt offerings or through arrangements with strategic partners or other sources in order to continue to develop our product candidates. There can be no assurance that additional capital will be available when needed or on terms satisfactory to us, if at all. To the extent we raise additional capital by issuing equity securities, our shareholders may experience substantial dilution and the new equity securities may have greater rights, preferences or privileges than our existing common stock.

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Our common stock is currently subject to the “Penny Stock” Rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

As of December 31, 2024, we had net tangible assets of $7.5 million and our common stock had a market price per share of less than $5.00. As a result, transactions in our common stock are subject to the SEC’s “penny stock” rules. The designation of our common stock as a “penny stock” likely limits the liquidity of our common stock. Prices for penny stocks are often not available to buyers and sellers and the market may be very limited. Penny stocks are among the riskiest equity investments. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. The document provides information about penny stocks and the nature and level of risks involved in investing in the penny stock market. A broker must also provide purchasers with bid and offer quotations and information regarding broker and salesperson compensation and make a written determination that the penny stock is a suitable investment for the purchaser and obtain the purchaser’s written agreement to the purchase. Many brokers choose not to participate in penny stock transactions. Because of the penny stock rules, there may be less trading activity in penny stocks. Because shares of our common stock are currently subject to these penny stock rules, your ability to trade or dispose of shares of our common stock may be adversely affected.

We may not be able to achieve secondary trading of our stock in certain states because our common stock is no longer nationally traded, which could subject our stockholders to significant restrictions and costs.

Our common stock is not currently eligible for trading on the Nasdaq Capital Market or on a national securities exchange. Therefore, our common stock is subject to the securities laws of the various states and jurisdictions of the United States in addition to federal securities law. While we may register our common stock or qualify for exemptions for our common stock in one of more states, if we fail to do so the investors in those states where we have not taken such steps may not be allowed to purchase our stock or those who presently hold our stock may not be able to resell their shares without substantial effort and expense. These restrictions and potential costs could be significant burdens on our stockholders.

If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results. As a result, current and potential stockholders could lose confidence in our financial reporting, which could harm our business and the trading price of our stock.

Effective internal control over financial reporting are necessary for us to provide reliable financial reports. If we cannot maintain effective controls and reliable financial reports, our business and operating results could be harmed. For example, our small size and limited staffing levels do not allow for segregation of duties that exist at larger companies. We have conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2024 based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework). Based on that evaluation, our management concluded that our internal control over financial reporting were not effective as of December 31, 2024. We continue to work on remedying our weaknesses and maintaining effective internal controls over financial reporting; however, there can be no assurance that a material weakness will not occur in the future. Any failure to implement and maintain controls over our financial reporting or difficulties encountered in the implementation of improvements in our controls, could cause us to fail to meet our reporting obligations. Any failure to maintain our internal controls over financial reporting or to address identified weaknesses in the future, if they were to occur, could also cause investors to lose confidence in our reported financial information, which could have a negative impact on the trading price of our stock.

Issuance of additional equity securities may adversely affect the market price of our common stock.

We were authorized to issue up to 750,000,000 shares of our common stock. As of December 31, 2024, we had approximately 407.3 million shares of common stock issued and outstanding, including approximately 1 million shares of common stock to be issued. As of December 31, 2024, we also had approximately 31.9 million warrants outstanding, approximately 24 million options and approximately 233.4 million shares of common stock issuable upon conversion of convertible notes.

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To the extent that additional shares of common stock are issued or options and warrants are exercised, holders of our common stock will experience dilution. In addition, in the event of any future issuances of equity securities or securities convertible into or exchangeable for common stock, holders of our common stock may experience dilution.

Our Board of Directors is authorized to issue preferred stock without any action on the part of our stockholders. Our Board of Directors also has the power, without stockholder approval, to set the terms of any such preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the market price of our common stock could decrease. Any provision permitting the conversion of any such preferred stock into our common stock could result in significant dilution to the holders of our common stock.

We also consider from time-to-time various strategic alternatives that could involve issuances of additional common or preferred stock, including but not limited to acquisitions and business combinations.

We have no plans to pay dividends on our common stock, and you may not receive funds without selling your common stock.

We have not declared or paid any cash dividends on our common stock, nor do we expect to pay any cash dividends on our common stock for the foreseeable future. We currently intend to retain any future earnings, if any, to finance our operations and growth and, potentially, for future stock repurchases and, therefore, we have no plans to pay cash dividends on our common stock. Any future determination to pay cash dividends on our common stock will be at the discretion of our Board of Directors and will be dependent on our earnings, financial condition, operating results, capital requirements, any contractual restrictions, and other factors that our board of directors deems relevant.

Accordingly, you may have to sell some or all of your common stock in order to generate cash from your investment in the Company. You may not receive a gain on your investment when you sell our common stock and may lose the entire amount of your investment.

The Company will require additional capital funding, the receipt of which may impair the value of our Common Stock and EdgePoint’s Common Stock.

Our future capital requirements and EdgePoint’s future capital requirements depend on many factors, including our research, development, sales and marketing activities as well as the development of EdgePoint’s business. We and EdgePoint will need to raise additional capital through public or private equity or debt offerings or through arrangements with strategic partners or other sources in order to continue to develop our product candidates. There can be no assurance that additional capital will be available when needed or on terms satisfactory to us or EdgePoint, if at all. To the extent we and/or EdgePoint raise additional capital by issuing equity securities, our shareholders and EdgePoint’s shareholders may experience substantial dilution and the new equity securities may have greater rights, preferences or privileges than our existing Common Stock and EdgePoint’s Common Stock and the Securities contemplated to be issued as described in this Confidential Offering Memorandum.

General Risk Factors

Unfavorable global epidemic or pandemic conditions could adversely affect our business, financial condition or results of operations.

Our operations and the financial results of our operations could be adversely affected by general conditions in the global economy and in the global financial markets. Global financial concerns have caused, and may continue to cause, extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn could result in a variety of risks to our business, including our ability to raise additional capital when needed on acceptable terms, if at all. We cannot currently anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.

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Our business may suffer from the severity or longevity of the COVID-19 Global Outbreak.

While the COVID-19 pandemic has become less effective, the after effects of the pandemic continue impacting countries, communities, supply chains and markets, as well as the global financial markets. To date, COVID-19 has not had a material impact on the Company, other than as set forth above. However, the Company cannot predict whether COVID-19, or any other global pandemic, will have a material impact on our financial condition and results of operations due to understaffing, disruptions in government spending, among other factors.

A material amount of our assets represents intangible assets, and our net income would be reduced if our intangible assets became impaired.

As of December 31, 2024, our gross intangible assets and goodwill from our 2019 PointR acquisition represented approximately $1.1 million and approximately $2.8 million, respectively and after recording an impairment loss of $3.2 million; and the fair value of our investment in our JV was approximately $22.7 million, representing approximately 99% of our total assets. Goodwill is generated in our acquisitions when the cost of an acquisition exceeds the fair value of the net tangible and identifiable intangible assets we acquire. Goodwill and indefinite-lived intangible assets are subject to an impairment analysis at least annually based on fair value. Intangible assets relate primarily to in-process research and development (“IPR&D”) and patents acquired by us as part of our acquisitions of other companies and are subject to an impairment analysis whenever events or changes in circumstances exist that indicate that the carrying value of the intangible asset might not be recoverable. If market and economic conditions or business performance deteriorate, the likelihood that we would record an impairment charge would increase, which impairment charge could materially and adversely affect our financial condition and operating results. As the market capitalization of our Company was adversely impacted due to a reduction in the stock price of our Common Stock, during the year ended December 31, 2024, we recorded an impairment of approximately $3.2 million on the goodwill representing the difference in net assets over the fair value of the Company, based on our market capitalization.

We, or the third parties upon whom we depend, may be adversely affected by earthquakes or other natural disasters and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Earthquakes or other natural disasters could severely disrupt our operations and have a material adverse effect on our business, results of operations, financial condition and prospects. If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our headquarters, that damaged critical infrastructure, such as the manufacturing facilities of our third-party contract manufacturers, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible for us to continue our business for a substantial period of time. The disaster recovery and business continuity plan we have in place may prove inadequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which could have a material adverse effect on our business.

We have formed a DAO company to operate as a DAO with the rigor of a corporation

In November 2022, the Company formed a DAO entity, Pet2DAO Inc., as a wholly owned subsidiary. Pet2DAO is a DAO technology company, integrating the strong governance of traditional corporations with the innovative DAO architecture. The Company will look to engage stakeholders, to build value through the DAO, while maintaining the rigor of traditional corporations, including governance, compliance, and accountability through a team of veterans in public companies with innovators in AI, blockchain and Web3. Pet2DAO will initially be looking to develop products for the animal health space. The Company will initially issue regular tokens and NFTs of Pet2DAO called PDAO to its employees, shareholders and KOLs and use the Tokens to propose and vote on various animal health related programs. In the future, the Company will evaluate and plan to register these tokens with the SEC to make such Tokens freely tradable at a future point in time. The Company cannot predict the outcome of Pet2DAO as an entity, how investors will look at this new development, especially with what is happening in the crypto currency environment, the success of the tokens, whether we will be able to register the tokens as securities or the success to make these tokens freely tradable. Any failure for any of the needs for a successful DAO, could also cause investors to in the Company, which could have a negative impact on the trading price of our stock.

Risks Related to Peak One Equity Line

Peak One’s sales of our Shares into the open market may cause material decreases in our stock price.

The 33,863,445 shares of our common stock that were originally registered and may be sold into the market by Peak One and Peak One Investments, could cause our stock price to decline. In turn, if our stock price declines and we issue more Purchase Notices, this would cause more shares to come into the market, which could cause a further drop in our stock price.

Funding from our Purchase Agreement with Peak One may be limited or insufficient to fund our operations or to implement our strategy.

Under our Equity Agreement with Peak One, and upon effectiveness of the registration statement of which this prospectus is a part, and subject to other conditions, we may direct Peak One to purchase up to 29,878,445 shares of our common stock over a 24-month period. at 91% of the closing price of our common stock on the date prior to our request to purchase. Furthermore, we may receive substantially less than $10,000,000 in gross proceeds from the financing (or $10,000,000 if we receive the maximum financing of $10,000,000) due to our share price, discount to market and other factors relating to our common stock.

There can be no assurance that we will be able to receive all or any of the total commitment from Peak One because the Equity Purchase Agreement contains certain limitations, restrictions, requirements, conditions and other provisions that could limit our ability to cause Peak One to buy common stock from us. For instance, we are prohibited from issuing a Put Notice if the amount requested in such Put Notice exceeds the Maximum Put Amount, or the sale of Shares pursuant to the Put Notice would cause us to sell or Peak One to purchase an aggregate number of shares of the Company’s common stock which would result in beneficial ownership by Peak One of more than 4.99% of our common stock (as calculated pursuant to Section 13(d) of the Exchange Act and the rules and regulations thereunder). Moreover, there are limitations with respect to the frequency with which we may provide Put Notices to Peak One under the Equity Purchase Agreement. Also, as discussed above, there must be an effective registration statement covering the resale of any Shares to be issued pursuant to any draw down under the Equity Purchase Agreement, and the registration statement of which this prospectus is a part covers the resale of only 29,878,445 Shares that may be issuable pursuant to put notices under the Equity Purchase Agreement. The registration statements may be subject to review and comment by the staff of the Commission and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of the registration statements cannot be assured.

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The extent to which we rely on Peak One as a source of funding will depend on a number of factors, including the amount of working capital needed, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Peak One were to prove unavailable or prohibitively dilutive, we would need to secure another source of funding. Even if we sell all 29,878,445 shares of common stock under the Purchase Agreement with Peak One, we will still need additional capital to fully implement our current business, operating plans and development plans.

The sale or issuance of our common stock to Peak One at a discount may cause substantial dilution and the resale of the shares of common stock by Peak One into the public market, or the perception that such sales may occur, could cause the price of our common stock to fall.

Under the Equity Purchase Agreement with Peak One, upon effectiveness of the registration statement of which this prospectus is a part, and subject to other conditions, we had registered an aggregate of 33,863,445 (including 3,735,000 shares already sold and 250,000 Commitment shares already issued) shares of common stock in the registration statement of which this prospectus is a part pursuant to the Registration Rights Agreement, representing shares which have been and may be issuable to Peak One under the Equity Purchase Agreement. Notwithstanding Peak One’s beneficial ownership limitation set forth in the Equity Purchase Agreement, if all of the 33,863,445 shares offered under this prospectus were issued and outstanding as of April 15, 2025, such shares would represent approximately 6.8% of the total number of shares of our common stock outstanding of 438,170,895 including the issuance of such shares and approximately 18% of the total number of outstanding shares of our common stock held by non-affiliates, and including the issuance of such shares to be purchased and Commitment Fee Shares to be issued, in each case as of April 15, 2025. The number of shares ultimately offered for sale by Peak One under this prospectus is dependent upon a number of factors, including the number of Shares we ultimately issue and sell to Peak One under the Equity Purchase Agreement. Because the actual Purchase Price for the Shares that we may sell to Peak One will fluctuate based on the market price of our common stock during the term of the Equity Purchase Agreement, we are not able to determine at this time the exact number of shares of our common stock that we will issue under the Equity Purchase Agreement and, therefore, the exact number of shares we will ultimately register for resale under the Securities Act.

Specifically, because the per share Purchase Price for the Shares subject to a Put Notice will be equal to a 9% discount to certain trading prices of our common stock as set forth in the Equity Purchase Agreement, Peak One will pay less than the then-prevailing market price for our common stock, and the actual Equity Purchase price for the Shares that we may sell to Peak One will fluctuate based on the VWAPs and closing prices of our common stock during the term of the Equity Purchase Agreement. As a result of this discount, Peak One may have a financial incentive to sell our common stock immediately to realize the profit equal to the difference between the Equity Purchase price and the market price. If Peak One sells the common stock, the market price of our common stock could decrease. If the market price of our common stock decreases, Peak One may have a further incentive to sell the common stock that it holds. These sales may have a further impact on the market price of our common stock.

Moreover, there is an inverse relationship between the market price of our common stock and the number of shares of our common stock that may be sold pursuant to the Equity Purchase Agreement. That is, the lower the market price, the more shares of our common stock that may be sold under the Equity Purchase Agreement. Accordingly, if the market price of our common stock decreases (whether such decrease is due to sales by Peak One in the market or otherwise) and, in turn, the Equity Purchase price of our common stock sold to Peak One under the Equity Purchase Agreement decreases, this could allow Peak One to receive greater numbers of shares of our common stock pursuant to put notices under the Equity Purchase Agreement. Although the number of shares of our common stock that our existing stockholders own will not decrease, the common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such sales to Peak One. Depending on market liquidity at the time, the sale of a substantial number of shares of our common stock to Peak One at a discount to the then-prevailing market price for our common stock under the Equity Purchase Agreement, and the resale of such shares by Peak One into the public market, or the perception that such sales may occur, could cause the trading price of our common stock to decline, result in substantial dilution to existing stockholders and make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

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For a tabular disclosure of the number of securities and percentage ownership to be issued assuming we sell all the securities on the registration statement and assuming sales to Peak One at various discounts to our current market price, please see “Equity Purchase Agreement with Peak One Opportunity Fund” on page 27 of this prospectus.

We may use the net proceeds from sales of our common stock to Peak One pursuant to the Equity Purchase Agreement in ways with which you may disagree.

We intend to use the net proceeds from sales of our common stock to Peak One pursuant to the Equity Purchase Agreement for working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses of the proceeds from sales of common stock to Peak One pursuant to the Equity Purchase Agreement. Accordingly, we will have significant discretion in the use of the net proceeds of sales of common stock to Peak One pursuant to the Equity Purchase Agreement. It is possible that we may allocate the proceeds differently than investors in this offering desire or that we will fail to maximize our return on these proceeds. We may, subsequent to this offering, modify our intended use of the proceeds from sales of common stock to Peak One pursuant to the Equity Purchase Agreement to pursue strategic opportunities that may arise, such as potential acquisition opportunities. You will be relying on the judgment of our management with regard to the use of the net proceeds from the sales of common stock to Peak One pursuant to the Equity Purchase Agreement, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Any failure to apply the proceeds from sales of common stock to Peak One pursuant to the Equity Purchase Agreement effectively could have a material adverse effect on our business and cause a decline in the market price of our common stock.

Cautionary Note

We have sought to identify what we believe to be the most significant risks to our business, but we cannot predict whether, or to what extent, any of such risks may be realized nor can we guarantee that we have identified all possible risks that might arise. Investors should carefully consider all of such risk factors before making an investment decision with respect to our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the disposition and/or resale of the shares of common stock by the Selling Stockholders or their transferees. We will, however, receive cash proceeds from the Put Notices we issue to Peak One Opportunity Fund, LP (“Peak One”), which we, while we retain broad discretion on the use of proceeds, intend to use for funding our product development programs, acquisition of new products, working capital and to fund general operational needs.

DETERMINATION OF OFFERING PRICE

In determining the offering price of the shares pursuant to the Equity Purchase Agreement, we considered several factors including the following:

●	prevailing market conditions, including the history and prospects for the industry in which we compete;
●	our future prospects; and
●	our capital structures.

Therefore, the offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock.

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DILUTION

The Shares registered under this registration statement are not being offered for purchase. The shares are being registered on behalf of Peak One pursuant to Put Notices we issue to Peak One.

SELLING SECURITY HOLDERS

The selling security holders identified in this prospectus may offer and sell:

1.

Peak One – up to 29,878,445, of our originally registered 33,863,445, Shares of our Common Stock to be purchased by Peak One pursuant to the Equity Purchase Agreement (“EPA”), registered for resale herein, and would represent 6.8% of our issued and outstanding shares of common stock as of April 15, 2025 and including the issuance of such shares to be purchased and Commitment Fee Shares to be issued;

2.

Peak One –3,735,000 Shares of our Common Stock issued to Peak One pursuant to sale under the EPA, registered for resale herein, and would represent 0.9% of our issued and outstanding shares of common stock as of April 14, 2025 and including the issuance of such shares to be purchased and Commitment Fee Shares to be issued.

3.	125,000 Commitment Fee Shares issued to Peak One on May 3, 2021, which represents less than 1% (0.03%) of our issued and outstanding shares of common stock as of April 15, 2025 and including the issuance of such shares to be purchased and Commitment Fee Shares to be issued.

4.	125,000 Commitment Fee Shares issued to Peak One Investments, LLC on May 3, 2021, which represents less than 1% (0. 03%) of our issued and outstanding shares of common stock as of April 15, 2025 and including the issuance of such shares to be purchased and Commitment Fee Shares to be issued.

Peak One Investments is the general partner of Peak One Opportunity Fund, LP.

We may require the selling security holders to suspend the sales of the shares of our common stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

The selling security holders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered” in the table below.

Peak One and Peak One Investments will be deemed to be underwriters within the meaning of the Securities Act. Any profits realized by the selling stockholders may be deemed to be underwriting commissions.

We cannot give an estimate as to the number of shares of common stock that will actually be held by the selling stockholders upon termination of this offering, because each selling security holder may offer some or all of the common stock being registered on their individual behalf under the offering contemplated by this prospectus or acquire additional shares of common stock. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

The manner in which the selling stockholders acquired or will acquire shares of our common stock is discussed below under “The Offering.”

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The following table sets forth the name of the selling stockholder, the number of shares of our common stock beneficially owned by such stockholder before this offering, the number of shares to be offered for such stockholders’ account and the number and (if one percent or more) the percentage of the class to be beneficially owned by such stockholders after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days of the date as of which the information is provided, through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership percentages are calculated based on 408,292,450 shares of our common stock outstanding as of April 15, 2025 and including the issuance of such shares to be purchased and Commitment Fee Shares to be issued.

Unless otherwise set forth below, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable, and (b) no selling stockholders had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates. The number of shares of common stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the timing of the filing of the registration statement of which this prospectus forms a part.

Name of Selling Shareholder	Shares Beneficially Owned Prior to Offering*	Shares to be Offered		Amount Beneficially Owned After Offering %(3)
Peak One Opportunity Fund	-	29,878,445	(1)(2)(3)(4)	0	(2)
Peak One Opportunity Fund	125,000	125,000	(5)	0	(2)
Peak One Investments, LLC	125,000	125,000	(6)	0	(2)

Notes:

1)	Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of our common stock, and could be materially less or more than the number estimated in the table.

2)	Because the selling security holders may offer and sell all or only some portion of the 29,878,445 shares of our common stock being offered pursuant to this prospectus and may acquire additional shares of our common stock in the future, we can only estimate the number and percentage of shares of our common stock that the selling stockholder will hold upon termination of the offering. The column titled “Number of Shares Owned After Offering” assumes that the Selling Stockholders will sell all of their Shares.

3)	Jason Goldstein exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Peak One and Peak One Investments.

4)	Consists of 29,878,445 shares of Common Stock to be sold by Peak One pursuant to Put Notices we shall issue to Peak One pursuant to the Equity Purchase Agreement but does not include 3,735,000 shares already sold to Peak One pursuant to Put Notices we issued to Peak One pursuant to the EPA.

5)	Consists of 125,000 Commitment Shares issued to Peak One on May 3, 2021.

6)	Consists of up to 125,000 shares of Commitment Shares issued to Peak One Investments on May 3, 2021

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THE OFFERING

Summary of the Offering

Shares currently outstanding:	408,292,450 (not including the issuance of such shares to be purchased by Peak One and Peak One Investments, LLC)

Shares being offered:	29,878,445 shares of common stock that we may issue to Peak One pursuant to put notices under the Equity Purchase Agreement, not including 250,000 shares equally issued as Commitment Shares to Peak One and Peak One Investments, LLC and 3,735,000 shares already sold under multiple tranches.

Offering Price per share:	The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

Use of Proceeds:	We will not receive any proceeds from the sale of the shares of our common stock by the Selling Stockholders. However, we will receive proceeds from receive cash proceeds from Put Notices we issue to Peak One Opportunity Fund pertaining to the 29,878,445 shares being registered on behalf of Selling Shareholder Peak One.

OTC Markets Symbol:	OTLC

Risk Factors:	See “Risk Factors” beginning on page 10 and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Equity Purchase Agreement (“EPA”) with Peak One Opportunity Fund

On May 3, 2021, we entered into the EPA with Peak One and Peak One Investments (also referred to herein as the “Investor). Although we are not required to sell shares under the EPA, the EPA gives us the option to sell up to an aggregate of $10,000,000 worth of our common stock to Peak One (the “Maximum Commitment Amount”), in increments, over the period ending on the Commitment Period (the Commitment Period is mean the period commencing on the Execution Date, and ending on the earlier of (i) the date on which the Investor shall have purchased Put Shares equal to the Maximum Commitment Amount, (ii) 24 months after the initial effectiveness of the Registration Statement, (iii) our written notice of termination to the Investor, (iv) the Registration Statement is no longer effective, or (v) the date that, pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a Custodian is appointed for the Company or for all or substantially all of its property or the Company makes a general assignment for the benefit of its creditors. Additionally, we are required to issue Commitment Fees of 125,000 Shares each to Peak One and Peak One Investments.

There is no assurance the market price of our common stock will increase in the future. Dependent upon the share price, the number of common shares that remain issuable may be insufficient to allow us to access the full amount contemplated under the EPA. If the bid/ask spread remains the same, we will be unable to place puts for the full commitment under the EPA. Based on the closing trading price of our common stock on April 14, 2025 of $0.048, the registration statement covers the offer and possible sale of up to 33,863,445 shares to Peak One, which includes the 125,000 Common Stock Commitment Fee Shares we issued to each Peak One and Peak One Investments on May 3, 2021 for an aggregate of 250,000 Commitment Fee Shares and 3,735,000 Shares sold to Peak One pursuant to EPA.

During the Commitment Period, we may, in our sole discretion, deliver a Put Notice to Peak One stating the dollar amount we intend to sell to Peak One on a designated closing date. The purchase price of our Common Stock will be set at ninety-one percent (91%) of the Market Price on such date on which the Purchase Price is calculated. The Market Price is defined in the EPA as the lesser of the (i) closing bid price of the Common Stock on the Principal Market on the Trading Day immediately preceding the respective Put Date, or (ii) the lowest closing bid price of the Common Stock on the Principal Market for any Trading Day during the Valuation Period. The Valuation Period is defined as the period of seven (7) Trading Days immediately following the Clearing Date associated with the applicable Put Notice. The Valuation Period begins on the first Trading Day following the Clearing Date.

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Section 2.2 of the EPA sets forth the “mechanics” of the Put Notices and the Put Shares, as follows:

1.	at any time during the Commitment Period, we may deliver a Put Notice to Peak One The initial price per share provided for in the Put Notice will be equal to the Initial Purchase Price (the Initial Purchase Price is defined as 91% of the lowest closing bid price of our common stock on the trading day immediately preceding the respective Put Date), subject to adjustment during the Valuation Period.

2.	we shall deliver the Put Shares to Peak One within 2 trading days following the Put Date.

3.	a Put Notice shall be delivered on the trading day that Peak One receives the notice or the immediately succeeding trading day or on a non-trading day.

4.	at the end of the Valuation Period, the Purchase Price of the then applicable Put Shares shall be determined, as follows: (i) if the value of the Put Shares delivered to Peak One causes the Maximum Commitment Amount (Maximum Commitment Amount is defined as Ten Million Dollars) to be exceeded, then immediately after the Valuation Period, Peak One shall return to us the surplus amount of Put Shares associated with such Put and the Purchase Price with respect to such Put, which shall be reduced by any Clearing Costs related to the return of such Put Shares; (ii) the Closing of a Put shall occur within three (3) Trading Days following the end of the Valuation Period, whereby the Investor shall deliver the Investment Amount by wire transfer of immediately available funds to an account that we designate.

We are not entitled to deliver a Put Notice and Peak One is not obligated to purchase any Put Shares at a Closing unless all of the following conditions are met:

1.	A registration statement has been declared effective and remains effective (or a post-effective registration statement, if needed, has been filed and declared effective).

2.	We maintain and continue our stock quotation on the Principal Market and the trading of our common stock shall not have been suspended by the SEC, the Principal Market, or FINRA.

3.	We have performed, satisfied and completed in all material respects with all covenants, agreements and conditions of the EPA to be performed, satisfied or complied with by us.

4.	The issuance of the shares has not violated any shareholder approval requirements of Principal Markets.

5.	The lowest trading price of our common stock in the 10 trading days preceding the respective Put Date must exceed $0.01 per share.

6.	The issuance of the Put Shares shall not exceed the Exchange Cap; Exchange Cap is defined as if when the issuance of the Put Shares exceeds the aggregate number of common stock shares which we may issue without breaching our obligations under the rules and regulations of the Principal Market.

7.	Since the date of filing of our most recent SEC Document, no event that had or is reasonably likely to have a Material Adverse Effect has occurred.

8.	The number of Put Shares then to be purchased by the Investor shall not exceed the number of such shares that, when aggregated with all other shares of Common Stock then owned by the Investor beneficially or deemed beneficially owned by the Investor, would result in the Investor owning more than the Beneficial Ownership Limitation, as determined in accordance with Section 16 of the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

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9.	We shall have no knowledge of any event more likely than not to have the effect of causing the Registration Statement to be suspended or otherwise ineffective (which event is more likely than not to occur within the fifteen (15) Trading Days following the Trading Day on which such Put Notice is deemed delivered).

10.	Our Common Stock must be DWAC Eligible.

11.	All reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934 shall have been filed with the SEC within the applicable time periods prescribed for such filings under the Securities Exchange Act of 1934.

12.	We shall have reserved 100% of the Required Minimum for the Investor’s benefit under this Agreement and satisfied the reserve requirements with respect to all other contracts between us and the Investor.

If any of the events described above occurs during a pricing period, then Peak One shall have no obligation to purchase the shares delivered in the Put Notice.

Further, the EPA required that we use our reasonable best efforts to have the registration statement be effective no more than 90 days following the date the EPA was executed, May 3, 2021 and was made effective by the SEC on June 2, 2021

Neither Peak One nor any of its affiliates are permitted to execute any short sales involving our common stock, during the period commencing on the Execution Date of the EPA, May 3, 2021, and continuing through the end of the Commitment Period, however, sales of our common stock by Peak One after delivery of a put notice of such number of shares reasonably expected to be purchased by Peak One under a put will not be deemed short sales.

As we Put on the Equity Line pursuant to the EPA, shares of our common stock will be sold into the market by Peak One. The sale of these shares could cause our stock price to decline. If our stock price declines and we issue more puts, more shares will come into the market, which could cause a further decline in our stock price. We determine when and whether to issue a put to Peak One, so we will know precisely both the stock price used as the reference point, and the number of shares issuable to Peak One upon such exercise. You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the EPA. We have no obligation to utilize the full amount available under the EPA and all determinations regarding the execution of a put provision remains solely in the discretion of our company.

Neither the EPA nor any of our rights or Peak One’s rights thereunder may be assigned to any other person.

Peak One has agreed that during the term of the EPA, neither Peak One nor any of its affiliates will execute any short sales during the period from the date of the EPA to the end of the Commitment Period.

Pursuant to the EPA, the number of Put Shares to be purchased by Peak One shall not exceed the Beneficial Ownership Limitation of 4.99% of the number of common stock shares outstanding immediately after giving effect to the issuance of common stock shares issuable pursuant to the Put Notice.

Further, in addition to the above, the EPA contains representations, warranties and covenants by, among and for the benefit of the parties and before Peak One is obligated to purchase any Put Shares pursuant to a Put Notice, certain conditions specified in the EPA, none of which are in Peak One’s control (although may be duplicative of the requirements for Peak One to purchase any Put Shares at a Closing), must be satisfied, including the following:

(1)	Neither Peak One nor any of its affiliates are permitted to execute any short sales involving our common stock, during the period commencing on the Execution Date of the EPA, May 3, 2021, and continuing through the end of the Commitment Period, however, sales of our common stock by Peak One after delivery of a put notice of such number of shares reasonably expected to be purchased by Peak One under a put will not be deemed short sales.

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(2)	Each of our representations and warranties in the EPA must be true and correct in all material respects.

(3)	We must have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required to be performed, satisfied or complied with by us.

(4)	The registration statement of which this prospectus forms a part must be effective under the Securities Act of 1933 and neither we nor the Investor shall have received a stop order from the SEC regarding the registration statement.

(5)	We shall have no knowledge of any event more likely than not to have the effect of causing the Registration Statement to be suspended or otherwise ineffective.

(6)	So long as the EPA remains in effect, we agree that without the prior consent of Peak One, we will not enter into any other equity line of credit agreement with any other party.

(7)	We agreed to file a Form 8-K, including the transaction documents describing their material terms of the EPA and the Registration Rights Agreement, which was satisfied on May 7, 2021.

(8)	We must have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the EPA and the Registration Rights Agreement.

(9)	No statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction shall have been enacted, entered, promulgated, threatened or endorsed which prohibits the consummation of or which would materially modify or delay any of the transactions contemplated by the EPA and the Registration Rights Agreement.

(10)	No actions, suits, investigations, inquiries or proceedings pending or threatened against us or any of our subsidiaries nor having received notice of same. No judgment, order, write, injunction or decree or award has been issued, requested of any court, arbitrator or government agency that would have a material adverse effect and no pending or contemplated investigation by the SEC involving us or any of our subsidiaries or any officer or director.

(11)	No event has occurred that would have a Material Adverse Effect on us that has not been disclosed in subsequent filings.

There is no guarantee that we will be able to meet the foregoing conditions or any of the other conditions in the EPA or that we will be able to Put any portion of the Total Commitment available under the EPA with Peak One.

The obligations of Peak One under the EPA to purchase shares of our common stock may not be transferred to any other party, and none of the terms or conditions contained in the EPA may now be amended or waived by the parties. The registration statement of which this prospectus is a part will not cover sales by Peak One’s transferees, notwithstanding Peak One’s right to assign its rights under the Registration Rights Agreement to its affiliates.

The EPA provides that no termination of the EPA will limit, alter, modify, change or otherwise affect any of the parties’ rights or obligations with respect to any pending Put Notice, and that the parties must fully perform their respective obligations with respect to any such pending Put Notice under the EPA, provided all of the conditions to the settlement thereof are timely satisfied.

We paid to Peak One and Peak One Investments a commitment fee of 125,000 shares each for entering into the EPA, for aggregate Commitment Fee Shares of 250,000 equal to a Black-Scholes fair value of $28,208 calculated using a per share closing price of $0.30 as of April 30, 2021, the last trading day prior to May 3, 2021 the day such Commitment Fee Shares were issued, using an expected term of 1 year, expected volatility of 98.02%, risk free interest rate of 0.05% and dividend yield of 0%.

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The EPA also provides for indemnification of Peak One and its affiliates in the event that Peak One incurs losses, liabilities, obligations, claims, contingencies, damages, costs and expenses related to a breach by us of any of our representations and warranties under the EPA or the other related transaction documents or any action instituted against Peak One or its affiliates due to the transactions contemplated by the EPA or other transaction documents, subject to certain limitations. The Registration Rights Agreement indemnifies Peak One for the aggregate in losses, claims, damages liabilities, judgements, fines, penalties, charges, costs, reasonable attorneys’ fees, amounts paid in settlement, incurred in investigating, preparing or defending any action, claim, suit inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative, or other regulatory agency, body or the SEC, to which the Company may become based upon any material violation by Peak One of the Securities Act of 1933, the Securities Exchange Act of 1934, state securities laws relating to the offer or sale of the Registrable Securities pursuant to the Registration Statement.

The issuances of the Commitment Shares and the sale of the Shares to Peak One under the EPA are exempt from registration under the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of and Regulation D under the Securities Act.

Registration Rights Agreement with Peak One

We have a May 3, 2021 Registration Rights Agreement with Peak One requiring us to file a Registration Statement on Form S-1 providing for the registration of an indeterminate number of shares of our common stock that result from our selling to Peak One an indeterminate number of shares up to an aggregate purchase price of $10,000,000 and the subsequent resale by Peak One of such shares, the initial share amount of which to be registered is 33,863,445 shares. We are responsible for all legal expenses pertaining to the registration statement. We are required to use our reasonable best efforts to have the Registration Statement on Form S-1 declared effective by the SEC within 90 calendar days from the Execution Date of EPA, May 3, 2021. Our filed Form S1 related to registration of aforementioned securities was deemed effective as of June 2, 2021.

The effectiveness of the registration statement of which this prospectus is a part is a condition precedent to our ability to sell common stock to Peak One under the EPA. We have agreed to file with the Commission one or more additional registration statements to cover all of the securities required to be registered under the Registration Rights Agreement that are not covered by this prospectus, in each case, as soon as practicable, but in no event later than the applicable filing deadline for such additional registration statements as provided in the Registration Rights Agreement. We also agreed, among other things, to indemnify Peak One from certain liabilities and fees and expenses of Peak One incident to our obligations under the Registration Rights Agreement, including certain liabilities under the Securities Act of 1933 (the “Securities Act”). Peak One has agreed to indemnify and hold harmless us and each of our directors, officers and persons who control us against certain liabilities that may be based upon written information furnished by Peak One to us for inclusion in the registration statement of which this prospectus is a part, including certain liabilities under the Securities Act. As discussed above, the obligations of Peak One under the EPA to purchase shares of our common stock may not be transferred to any other party. Peak One may not assign its rights under the Registration Rights Agreement other than to an affiliate of Peak One. The registration statement of which this prospectus is a part will not cover sales by Peak One’s transferees, notwithstanding Peak One’s right to assign its rights with respect to Commitment Fee under the Registration Rights Agreement. None of the terms or conditions contained in the Registration Rights Agreement may now be amended or waived by the parties.

We are subject to the following obligations under the Registration Rights Agreement:

1. We shall file with the SEC an initial Registration Statement covering 33,863,445 of the Registrable Securities (beginning with the Commitment Shares with respect to Investor and Investments).

2. We shall use our reasonable best efforts to have the Registration Statement declared effective by the SEC within ninety (90) calendar days from the Execution Date of the Registration Rights Agreement, May 3, 2021, for which we have received from Peak One the above-described extension, and any amendment declared effective by the SEC at the earliest possible date.

3. We shall use reasonable best efforts to keep the Registration Statement effective during the term of the EPA.

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4. The Registration Statement (including any amendments, post-effective amendments, or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

5. In the event the number of shares available under the Registration Statement is insufficient to cover all of the Registrable Securities, we shall amend the Registration Statement or file a new Registration Statement, so as to cover all of such Registrable Securities.

6. If the SEC seeks to characterize any offering pursuant to a Registration Statement filed pursuant to this Agreement as constituting an offering of securities that does not permit such Registration Statement to become effective and be used for resales by the Investor under Rule 415 at then-prevailing market prices (and not fixed prices), or if after the filing of the initial Registration Statement with the SEC pursuant to Section 2(a), we are otherwise required by the Staff or the SEC to reduce the number of Registrable Securities included in such initial Registration Statement, then we shall reduce the number of Registrable Securities to be included in such initial Registration Statement until such time as the Staff and the SEC shall so permit such Registration Statement to become effective and be used as aforesaid.

7. We shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to any registration statement and the prospectus used in connection with such registration statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep the Registration Statement or any New Registration Statement effective at all times during the Registration Period.

8. We shall permit the Investor to review and comment upon the Registration Statement or any New Registration Statement and all amendments and supplements thereto at least two (2) Business Days prior to their filing with the SEC, and not file any document in a form to which Investor reasonably objects.

9. As promptly as practicable after becoming aware of such event or facts, we shall notify the Investor in writing of the happening of any event or existence of such facts as a result of which the prospectus included in any registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly prepare a supplement or amendment to such registration statement to correct such untrue statement or omission, and deliver a copy of such supplement or amendment to the Investor (or such other number of copies as the Investor may reasonably request).

10. We shall use reasonable best efforts to prevent the issuance of any stop order or other suspension of effectiveness of any registration statement, or the suspension of the qualification of any Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify the Investor of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

11. We shall maintain the quotation of our common stock with the Principal Market of which our common stock is quoted, which currently quoted on OTCQB market operated by OTC Markets Group, Inc. under the symbol “OTLC”.

12. We shall use reasonable best efforts to cause the Registrable Securities covered by any registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Securities.

13. We shall make and keep public information available, as those terms are understood and defined in Rule 144;

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14. We shall file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act of 1934.

At an assumed purchase price of $0.0437 (equal to 91% of the closing price of our common stock of $0.048 on April 14, 2025, and assuming the sale by us to Peak One of all of the 29,878,445 Shares, or approximately 7.0% of our issued and outstanding common stock, and including the issuance of such shares to be purchased and Commitment Fee Shares to be issued, being registered hereunder pursuant to put notices under the EPA, we would receive only approximately $1.4 million in gross proceeds. Furthermore, we may receive substantially less than this $10,000,000 in gross proceeds from the financing due to our share price, discount to market and other factors relating to our common stock. If we elect to issue and sell more than the 29,878,445 Shares offered under this prospectus to Peak One, which we have the right, but not the obligation to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. Based on the above assumptions, we would be required to register an additional approximately 199 million shares of our common stock to obtain the balance of approximately $8.7 million of the Total Commitment that would be available to us under the EPA. We currently have authorized and available for issuance of 750,000,000 shares of our common stock pursuant to our charter.

The number of shares of our common stock ultimately offered for resale by Peak One is dependent upon a number of factors, including the extent to which we ultimately issue and sell to Peak One under the EPA. The following table sets forth the total number of Shares that would be issued at varying purchase prices for us to receive the entire $10,000,000 in gross proceeds under the EPA (without accounting for certain fees and expenses):

Assumed Average Purchase Price(1)		Total Number of Shares to be Issued if Full Purchase	Percentage of Currently Outstanding Shares (1)	Gross proceeds from the Sale of Shares to Peak One Under the EPA
$0.0109	(2)	915,750,916	224.29%	10,000,000
$0.0218	(3)	457,875,458	112.14%	10,000,000
$0.0328	(4)	305,250,305	74.76%	10,000,000
$0.0546	(5)	183,150,183	44.86%	10,000,000
$0.0655	(6)	152,625,153	37.38%	10,000,000

(1) The denominator is based on 408,292,450 shares outstanding as of April 14, 2025, which includes 250,000 Initial Commitment Shares comprised of 125,000 issued each to Peak One and Peak One Investments as consideration for its commitment to purchase our common stock pursuant to the EPA and 3,735,000 shares already sold under the EPA. The numerator is based on the number of Shares issuable to Peak One under the EPA at the corresponding assumed average purchase price set forth in the adjacent column.

(2) Assumed average purchase price of $0.0109 is equal to 91% of 25% of the closing sale price of our common stock of $0.048 on April 14, 2025.

(3) Assumed average purchase price $0.0218 is equal to 91% of 50% of the closing sale price of our common stock of $0.048 on April 14, 2025.

(4) Assumed average purchase price of $0.0328 is equal to 91% of 75% of the closing sale price of our common stock of $0.048 on April 14, 2025.

(5) Assumed average purchase price of $0.0546 is equal to 91% of 125% of the closing sale price of our common stock of $0.048 on April 14, 2025.

(6) Assumed average purchase price $0.0655 is equal to 91% of 150% of the closing sale price of our common stock of $0.048 on April 14, 2025.

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The following table sets forth the amount of proceeds we would receive from Peak One from the sale of Shares under the EPA that are registered in this offering at varying purchase prices (without accounting for certain fees and expenses) in the event Peak One is restricted to hold no more than 4.99% of the issued and outstanding shares of common stock, including 250,000 Initial Commitment Shares comprised of 125,000 issued each to Peak One and Peak One Investments as consideration for its commitment to purchase our common stock pursuant to the EPA:

Assumed Average Purchase Price		Number of Registered Shares to be Issued	Percentage of Currently Outstanding Shares (1)	Proceeds from the Sale of Shares to Peak One Under the EPA
$0.0109	(2)	20,373,793	4.99%	$222,482
$0.0218	(3)	20,373,793	4.99%	$444,964
$0.0328	(4)	20,373,793	4.99%	$667,445
$0.0546	(5)	20,373,793	4.99%	$1,112,409
$0.0655	(6)	20,373,793	4.99%	$1,334,891

(1) The denominator is based on 408,292,450 shares outstanding as of April 14, 2025, which includes 250,000 Initial Commitment Shares comprised of 125,000 issued each to Peak One and Peak One Investments as consideration for its commitment to purchase our common stock pursuant to the EPA and 3,735,000 shares already sold under the EPA. The numerator is based on the number of Shares issuable to Peak One under the EPA at the corresponding assumed average purchase price set forth in the adjacent column.

(2) Assumed average purchase price of $0.0109 is equal to 91% of 25% of the closing sale price of our common stock of $0.048 on April 14, 2025.

(3) Assumed average purchase price $0.0218 is equal to 91% of 50% of the closing sale price of our common stock of $0.048 on April 14, 2025.

(4) Assumed average purchase price of $0.0328 is equal to 91% of 75% of the closing sale price of our common stock of $0.048 on April 14, 2025.

(5) Assumed average purchase price of $0.0546 is equal to 91% of 125% of the closing sale price of our common stock of $0.048 on April 14, 2025.

(6) Assumed average purchase price $0.0655 is equal to 91% of 150% of the closing sale price of our common stock of $0.048 on April 14, 2025.

PLAN OF DISTRIBUTION

The Selling Security Holders, Peak One and Peak One Investments, may, from time to time, sell any or all of its shares of our common stock on otcmarkets.com or any other stock exchange, market or trading facility on which the shares of our common stock are traded, or in private transactions. These sales may be at fixed prices, prevailing market prices at the time of sale, at varying prices, or at negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

●	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchases;
●	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	Privately negotiated transactions;
●	Broker-dealers may agree with the selling stockholders to see a specified number of such shares at a stipulated price per share; or
●	A combination of any such methods of sale.

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Additionally, broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commissions in compliance with FINRA Rule 2440; and in the case of a principal transaction, a markup or markdown in compliance with FINRA IM-2440. Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in one or more transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above and pursuant to the one or more of the methods described above) at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, an amendment to this prospectus or a supplemental prospectus will be filed, disclosing:

●	the name of any such broker-dealers;

●	the number of shares involved;

●	the price at which such shares are to be sold;

●	the commission paid or discounts or concessions allowed to such broker-dealers, where applicable;

●	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

●	other facts material to the transaction.

Peak One has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Security Holders are underwriters within the meaning of the Securities Act of 1933, as amended (“Securities Act”) and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. Any commissions received by such broker-dealers or agents, and any profit on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Peak One has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute our common stock. Pursuant to a requirement by FINRA, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders. The selling stockholders may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares covered by this prospectus. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We will not receive any proceeds from the resale of any of the shares of our common stock by the Selling Security Holders. We will, however, receive cash proceeds from Peak One pursuant to Put Notices issued to us by Peak One upon our demand to Peak One.

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We have entered into agreements with Peak One to keep this prospectus effective until each: (i) has sold all of the common shares purchased by it and (ii) has no further right to acquire any additional shares of common stock under the agreements.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (“Exchange Act”) any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholders.

We have agreed to pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be approximately $40,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “Blue Sky” laws; but not including fifty percent (50%) of Peak One’s selling commissions, concessions and discounts, and other amounts payable to underwriters, dealers or agents, if any, that we agreed to pay or all of Peak One’s transfer taxes and certain other expenses associated with the sale of the shares of common stock, if any. We have agreed to indemnify Peak One and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Peak One has agreed to indemnify us against liabilities under the Securities Act that may arise from any written information furnished to us by Peak One specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

At any time, a particular offer of the shares of common stock is made by the selling stockholder, a revised prospectus or prospectus supplement, if required, will be distributed. Such prospectus supplement or post-effective amendment will be filed with the Commission to reflect the disclosure of any required additional information with respect to the distribution of the shares of common stock. We may suspend the sale of shares by the selling stockholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock Rights

Each share of Common Stock shall have one (1) vote per share for all purposes. Our Common Stock does not provide preemptive, subscription or conversion rights and there is no redemption or sinking fund provisions or rights. Our Common Stockholders are not entitled to cumulative voting for election of Board members. Each share of our Common Stock entitles its holder to one vote in the election of each director and on all other matters voted on generally by our stockholders. Holders of our Common Stock will be entitled to dividends in such amounts and at such times as our Board of Directors in its discretion may declare out of funds legally available for the payment of dividends. We currently intend to retain our entire available discretionary cash flow to finance the growth, development and expansion of our business and do not anticipate paying any cash dividends on the Common Stock in the foreseeable future. Any future dividends will be paid at the discretion of our Board of Directors.

Holders of our Common Stock Shares

As of April 14, 2025, there were 78 stockholders of record of our common stock.

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Authorized Capital Stock

We are authorized to issue 765,000,000 shares of capital stock in the denominations set forth below, $0.01 par value.

Common Stock

We are authorized to issue 750,000,000 shares of common stock, of which 407,273,147 shares are issued and outstanding as of April 14, 2025.

Preferred Stock

We are authorized to issue 15,000,000 preferred shares, of which we had 0 issued and outstanding as of April 14, 2025 and December 31, 2024.

Options and Warrants

As of April 14, 2025 and December 31, 2024, we had approximately 56 million shares of common stock underlying currently outstanding warrants and options.

Convertible Debt

As of April 14, 2025 and December 31, 2024, we had approximately 161million and 188 million shares, respectively of common stock underlying convertible debt.

Dividend Rights

There are no restrictions in our Articles of Incorporation or Bylaws that prevent us from declaring dividends. The Delaware General Corporation Law, however, does prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1.We would not be able to pay our debts as they become due in the usual course of business; or

2.Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for 90 days, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for a least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

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In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for 90 days, our affiliates or persons selling shares on behalf of our affiliates who own shares that were acquired from us or an affiliate of ours at least six months prior to the proposed sale are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

● 1% of the number of shares of common stock then outstanding, which will equal 3,786,301 shares as of the date of this Prospectus; or

● the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Transfer Agent and Registrar

Our transfer agent is American Stock Transfer & Trust Company, a SEC Registered transfer agent. American Stock Transfer & Trust Company is located at 6201 15th Avenue, Brooklyn, NY 11219 and its telephone number is (800) 937-5449.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or Offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

JDT Legal PLLC will pass on the validity of the Common Stock being offered pursuant to this Registration Statement. JDT Legal PLLC has never owned any of our securities.

The consolidated financial statements of Oncotelic Therapeutics, Inc. as of December 31, 2024 and 2023 incorporated in this Prospectus by reference from the Oncotelic Therapeutics, Inc. Annual Report on Form 10-K for the year ended December 31, 2024 have been audited by Rose, Snyder and Jacobs LLP. This is an independent registered public accounting firms, as stated in their reports thereon which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We filed this Registration Statement on Form S-1 with the SEC under the Act with respect to the Common Stock offered by Selling Shareholders in this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules filed therewith. For further information with respect to us and our Common Stock, please see the Registration Statement and the exhibits and schedules filed with the Registration Statement. Statements contained in this Prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Registration Statement. The Registration Statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

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DESCRIPTION OF BUSINESS

Company Background

Oncotelic Therapeutics, Inc. (“Oncotelic”), was formed in the State of New York in 1988 as OXiGENE, Inc., was reincorporated in the State of Delaware in 1992, and changed its name to Mateon Therapeutics, Inc. in 2016, and Oncotelic Therapeutics, Inc. in November 2020. Oncotelic conducts business activities through Oncotelic and its wholly-owned subsidiaries, Oncotelic, Inc., a Delaware corporation, PointR Data, Inc. (“PointR”), a Delaware corporation, Pet2DAO, Inc., a Delaware corporation and EdgePoint AI, Inc. (“Edgepoint”), a Delaware Corporation for which there are non-controlling interests, (Oncotelic, Oncotelic Inc., PointR, Pet2DAO and Edgepoint are collectively called the “Company” or “We”). The Company is currently developing OT-101 for various cancers and COVID-19 through its joint venture, GMP Biotechnology Limited (“GMP Bio”), with Dragon Overseas, Limited (“Dragon”), Artemisinin for COVID-19 and AI technologies for clinical development and manufacturing. The Company has acquired apomorphine for Parkinson’s Disease, erectile dysfunction and female sexual dysfunction. In addition, the Company is evaluating the further development of its product candidates OXi4503 as a treatment for acute myeloid leukemia and myelodysplastic syndromes and CA4P in combination with a checkpoint inhibitor for the treatment of advanced metastatic melanoma. The Company is also planning to address the animal health industry through Pet2DAO. Our principal corporate office is in the United States at 29397 Agoura Road, Suite 107, Agoura Hills, CA 91301 (telephone: 650-635-7000). Our internet address is www.oncotelic.com.

Amendments to Certificate of Incorporation

In March 2021, the Company received approval from the Financial Industry regulatory Authority (“FINRA”) on its notice of corporate action to change the name of the Company from Mateon Therapeutics, Inc. to Oncotelic Therapeutics, Inc, and the Company’s ticker symbol has changed from “MATN” to “OTLC”.

In January 2021, the Company filed an additional amendment to its Certificate of Incorporation, as amended (the “Charter Amendment”), with the Secretary of State for the State of Delaware, which Charter Amendment went effective immediately upon acceptance by the Secretary of State for the State of Delaware. The Charter Amendment increased the number of authorized shares of Common Stock from 150,000,000 shares to 750,000,000 shares.

In addition, the Company registered an additional total of 20,000,000 shares of its Common Stock, which may be issued pursuant to the Company’s Amended and Restated 2015 Equity Incentive Plan (the “Plan”). As such, the total number of shares of the Company’s Common Stock available for issuance under the 2015 plan is 27,250,000.

Overview

We are a clinical-stage biopharmaceutical company developing drugs for the treatment of orphan oncology indications, developing antisense and small molecule injectable drugs for the treatment of cancer. After the acquisition of Mateon Therapeutics, Inc through a reverse merger in 2019, we realigned the company pipeline to focus on various cancers, including but not limited to rare pediatric cancers. The United States Food and Drug Administration (“FDA”) has granted us Rare Pediatric Designations (“RPD”) for pediatric Diffuse Intrinsic Pontine Glioma (“DIPG”) for OT-101, which was transferred to our joint venture as part of the joint venture agreement (see “JV” below), pediatric melanoma for CAP4 and acute myeloid leukemia (“AML”) for Oxi4503. In addition, the Company, through it’s JV, is developing 5 additional products for treatments of various cancers. Each of the products being developed by the JV has the potential of becoming very successful drugs. The JV is contemplating developing and obtaining regulatory approval for each of the 5 additional products via different regulatory pathways and in various countries and regions. Further, the Company aims to capitalize on a voucher program in the United States (“US”). By focusing on capitalizing on the RPD we anticipate: 1) reducing the cost of clinical development by way of a smaller and faster clinical trial, 2) acceleration of the approval process and final approval, 3) obtaining regulatory/ marketing exclusivity for up to 12 years as a biologic, and 4) obtaining vouchers worth a significantly large monetary value upon regulatory approval, which can be upwards of several million dollars. Approval in the US could allow for approval in the rest of the world (“ROW”) using the US dossier. Phase 3 clinical trials for approval in adult indications could be conducted following the positive interim read of the pediatric trials. This approach maximizes return on investment for the shareholders.

Concurrently we also explore opportunities to create value for shareholders by forming strategic alliances and/or licensing our product portfolio. In this connection, in March 2022, the Company entered into a joint venture (“JV”) with Dragon, affiliates of Golden Mountain Partners, LLC, to form GMP Biotechnology, Limited (“GMP Bio”). GMP Bio and the Company are also looking to take the JV into an initial public offering (“IPO”) of the JV and which is anticipated to be a liquidity event for Company, especially if the IPO is successful. While we believe that the IPO can be completed and would be successful, we cannot provide assurance for either of the events to occur; or if they occur, and then whether the IPO would be successful.

We believe we are well positioned as a biotech company with our drug candidate OT-101 through our JV- targeting high value TGF-β2, and the new product portfolio being developed by the JV, for various cancers and COVID-19, PointR artificial intelligence (“AI”) for clinical trials, research and development, Edgepoint for developing technologies for manufacturing and for developing technologies for supporting our COVID-19 programs, our vascular disruptor proven safe in more than 500 patients capable of causing massive antigen release which would stimulate immune response against the cancerous tumor and apomorphine, which we in-licensed in 2021, for developing against Parkinson’s Disease (“PD”), erectile disfunction (“ED”) and female sexual disfunction (“FSD”).

We may also plan to continue to develop OT-101, through our JV, an antisense against TGF-β2 – for the treatment of various viruses, which would include the severe acute respiratory syndrome (“SARS”) and the coronavirus (“COVID-19”), on its own and in conjunction with other compounds. Viral replication cannot occur without TGF-β; and TGF-β surge and a cytokine storm cannot occur without TGF-β. A Phase 2 trial was completed for OT-101 in South America. This was a randomized, double-blind, placebo-controlled Phase 2 study to evaluate the safety and efficacy of OT- 101 in adult patients hospitalized with positive COVID-19 and pneumonia. Based on the final results of the trial, the trial was planned to be expanded into a Phase 3 trial; however with the impact of COVID-19 reducing in the past year, the Company will be re-evaluating this treatment for further development upon the occurrence or recurrence of the COVID-19 or any similar virus. We were conducting an observational study in conjunction with the Biomedical Advanced Research and Development Authority (“BARDA”. For more information on BARDA, refer to our 2023 Annual Report on Form 10-K filed with the SEC on April 12, 2024. At this time, since the impact of COVID-19 has significantly reduced, the development of OT-101 for COVID-19 is not a top priority. In addition, during 2020 and 2021, the Company was developing Artemisinin as a potential therapy for the virus causing COVID-19. Again, with the impact of COVID-19 reducing over the past year or so, we have put on hold any further development of Artemisinin, till we have another severe virus situation. We will focus on any future development on Artemisinin against other respiratory viruses with unmet needs when the circumstances arise. For more information on Artemisinin, refer to our 2022 Annual Report on Form 10-K filed with the SEC on April 14, 2023.

In September 2021, Oncotelic entered into an exclusive License Agreement (the “Agreement”) with Autotelic, Inc. (“Autotelic”), pursuant to which Autotelic granted Oncotelic the exclusive right and license to certain Autotelic Patents for AL-101 - an intranasal apomorphine asset with clear 505(b)2 pathway to approval for PD as well unique mechanism of action for treatment of ED and FSD. For more information on AL-101, refer to our 2022 Annual Report on Form 10-K filed with the SEC on April 14, 2023.

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In November 2022, the Company formed a Decentralized autonomous organization (“DAO”) entity, Pet2DAO, Inc. (“Pet2DAO”), as a wholly owned subsidiary. A DAO is an emerging form of legal structure, that has no central governing body, and whose members share a common goal to act in the best interest of the entity. Pet2DAO is a DAO technology company, integrating the strong governance of traditional corporations with the innovative DAO architecture. The Company will look to engage stakeholders, to build value through the DAO, while maintaining the rigor of traditional corporations, including governance, compliance, and accountability through a team of veterans in public companies with innovators in AI, blockchain and Web3. Pet2DAO will be looking to develop products for the animal health space. The Company will initially issue utility tokens and non-fungible tokens (“NFT” and cumulatively “Tokens”) of Pet2DAO, called PDAO, to its employees, shareholders and key opinion leaders (“KOLs’) and use the Tokens to propose and vote on various human and animal health related programs. In the future, the Company will evaluate and plans to register these tokens with the SEC to make such Tokens freely tradable.

Our products, including our JV products, under development

AL-101: PD/ ED/FSD

Oncotelic acquired AL-101 for the intranasal delivery of apomorphine for the treatment of PD. Over 60,000 new patients being diagnosed with PD in the United States and currently there are over 1 million patients in the US and expected to increase to over 1.2 million by 2030. In addition, approximately 10 million suffer from this disease globally. https://www.parkinson.org/Understanding-Parkinsons/Statistics. AL-101 is also being developed for ED. ED is the most prevalent male sexual disorder globally. The percentages of men affected by ED are as follows: 14.3-70% of men aged 60 years, 6.7-48% of men aged 70 years, and 38% of men aged 80 years (Geerkens MJM et al. (2019). Eur Urol Focus. pii: S2405-4569(19)30079-3). However, with the increasing administration of PDE5 inhibitors in clinical practice, it was found that approximately 30-35% of ED patients are treatment failures (McMahon CN et al. (2006). BMJ, 332: 589-92). AL-101 is designed to target treatment failure ED patients who do not respond to PDE5 inhibitors. Through similar mechanism of action, AL-101 is being developed for FSD. FSD is a prevalent problem, afflicting approximately 40% of women and there are few treatment options. FSD is more typical as women age and is a progressive and widespread condition. (Allahdadi, KJ et al. (2009) Cardiovascular & hematological agents in medicinal chemistry, 7(4), 260-269). There is no available drug for the treatment of FSD. In June 2019, the FDA approved Vyleesi (bremelanotide) to treat acquired, generalized hypoactive sexual desire disorder (“HSDD”) in premenopausal women. This is the only available drug treatment. Vyleesi has essentially replaced the only other drug for HSDD, however, it has a long list of drug-drug interactions, including commonly used antidepressants, such as fluoxetine and sertraline. In addition, it has a black box warning regarding its use with alcohol, a combination that has been associated with hypotension and syncopal episodes. Therefore, there is an urgent need for effective therapy against FSD and HSDD.

CA4P as an Immuno-Oncology Agent

Radiation therapy, recognized for its potent cytotoxic effect on cancer cells by inducing direct DNA damage, can sometimes elicit a systemic antitumoral response. Irradiation releases a plethora of neoantigens and pro- inflammatory cytokines, acting like an in-situ vaccine, resulting in tumor regression within the primary site, but may also occasionally result in regression of distant secondary lesions. This regression of distant cancer metastases when the primary tumor is irradiated is defined as the abscopal effect. Yet, an abscopal effect with radiotherapy alone occurs infrequently, signifying that the antitumor immunity caused by radiation is not sufficient to abolish the tumor and its metastases nor able to prevent the metastatic process or the immunosuppressing effect the cancer exhibits on the host’s systemic macroenvironment. Recently, several studies have confirmed the synergistic antitumoral immunity caused by the combination of radiation with immunotherapy, which has demonstrated a durable abscopal effect in patients with advanced malignancies. Postow, et al, Golden, et al, Hinicker, et al and others have all described early findings of a reproducible abscopal effect when combining irradiation with Ipilimumab and/or Nivolumab.

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Similarly, CA4P causes rapid and widespread tumor cell necrosis. A number of laboratories have shown that the type of tumor cell death induced by ischemic necrosis not only controls the presence or absence of specific tumor antigens, but also can result in immunological responses ranging from immunosuppression to anti-tumor immunity. The terms “immunogenicity of cell death” or “immunogenic cell death” (ICD) is often used by scientists to describe the ability of dead/dying cells (especially of tumor cells) to mount antigen-specific and particularly CD8 + T-cell- mediated adaptive immune responses and not simply lead to innate inflammation. CD8 + T-cells play a significant role in tumor protection and development of this type of immunity. A modernized concept has emerged which defines immunogenic cell death in general because of mutual or consequent processes including endoplasmic reticulum stress release of “find-me” signals (e.g., ATP), exposure of “eat-me” signals (e.g., calreticulin, phosphatidylserine) and damage-associated molecular patterns (DAMPs [HMGB1, F-actin]). These molecular changes might occur in the cells undergoing necrotic death. These and other signals appear to be relevant to the potential for CA4P to increase immunogenicity following induction of ischemic necrosis.

Preclinical studies in which CA4P was combined with an anti-CTLA4 antibody using an EMT-6 mammary tumor model showed that 7 out of 8 mice receiving a combination of CA4P and an anti-CTLA4 antibody experienced complete remission of their tumors, compared to only 1 of 8 in the CA4P monotherapy arm and 2 of 8 in the anti- CTLA4 antibody monotherapy.

Three of four follow-up preclinical studies confirmed that CA4P combined with immuno-oncology agents could delay tumor growth. Follow-up studies were conducted in a CT26-32 colon cancer model, a larger tumor EMT- 6 mammary cancer model, and a C3H mammary cancer model. Studies in a CT-26-32 colon cancer animal model using CA4P combined with anti-CTLA4 antibodies demonstrated a 77% reduction in tumor size compared to immuno- oncology agents alone, and an 89% reduction in tumor size compared to control. This large tumor model also showed a survival benefit for the animals receiving combination therapy, with all animals in the combination therapy group surviving to the end of the study, compared to no animals surviving on the control and only half of the animals surviving that received immuno-oncology agents alone.

Additional analyses of changes induced within tumors following combination therapy have shown that CA4P increases the immunogenic effect of checkpoint inhibitors when used alone as monotherapy. Tumor-fighting white blood cell counts, T-cells and cytotoxic T-cells compared to immuno-oncology agents alone. Tumor necrosis with the combination of CA4P and immuno-oncology agents is nearly double the necrosis with only immuno-oncology agents (63.9% compared to 32.8%, control = 25.8%).

The overall data from all these studies provides evidence that CA4P may enhance the activity of immuno- oncology agents for the treatment of cancer, including anti-CTLA4 antibodies. Furthermore, CA4P has clinical activity in melanoma in early clinical testing and repeated demonstration of CA4P mediated necrotic tumor cell death across 17 completed clinical trials and >500 patients. During various phase 1 studies, we found that CA4P treatment resulted in significant disease control among patients with solid tumors who progressed on standard therapies. CA4P treatment resulted in 2 Stable Disease (SD) of 5 melanoma patients treated. The combination of CA4P with carboplatin and paclitaxel was well tolerated in the majority of patients with adequate premedication and had antitumor activity in patients who were heavily pretreated. Patients with advanced cancer refractory to standard therapy were treated with CA4P as a 10-min infusion, 20 h before carboplatin, paclitaxel, or paclitaxel, followed by carboplatin. Responses were seen in 10 of 46 (22%) patients with ovarian, esophageal, small-cell lung cancer, and melanoma. One Partial Response (PR) was observed of 6 melanoma patients treated follow progressing during first-line trial therapy with dacarbazine and sorafenib. In melanoma animal model- B16-F10 murine melanoma experimental tumors- seventy- four hours after drug administration, a decrease in the number of tumor blood vessels was apparent and necrotic areas within tumors were visible. Building on the single agent activity of CA4P, we are expecting that combination of CA4P with Ipilimumab or other immune-oncology drug would result in improved tumor control for these patients above the 2 PR out of 17 patients treated with Ipilimumab alone which supported the approval of Ipilimumab in pediatric melanoma.

CA4P: Pediatric Melanoma

Until the recent approval of ipilimumab as the first immunotherapy agent approved for children, metastatic or nonresectable pediatric melanoma did not have any FDA-approved therapies available. As for adult melanoma patients, the mainstay of care is surgical excision. Studies also show that children treated for melanoma should be closely monitored as they are at increased risk of recurrence later in life. However, there is only very limited data on the efficacy of systemic therapy in children and adolescents with advanced melanoma and new effective therapies are urgently needed. Several phase I/II trials have been designed to evaluate therapies for pediatric cancer patients that included subsets of patients with advanced melanoma.

Ipilimumab was evaluated in a phase I clinical study in children with unresectable stage IIIC or IV melanoma and in a pediatric phase II trial (NCT01696045) that included children aged 12 years or older with previously treated or untreated, unresectable stage III or IV malignant melanoma. Of the 17 melanoma patients older than 12 years treated with ipilimumab across both studies, two experienced objective responses. Immune-related adverse events included pancreatitis, pneumonitis, endocrinopathies, colitis, and transaminitis, with dose-limiting toxicities observed at 5 mg/kg. No grade 2 or higher immune-related toxicities were identified at doses of 3 mg/kg or less. Based upon the results of these studies and evidence from studies in adult patients, in July 2017, the FDA approved ipilimumab for the treatment of unresectable or metastatic melanoma in children aged 12 years and older.

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It is expected that combination of CA4P with Ipilimumab or other immune-oncology drugs would result in improved tumor control for these patients above the 2 PR out of 17 patients treated with ipilimumab.

The FDA has granted Rare Pediatric Disease Designation for CA4P/ Fosbretabulin tromethamine for the treatment of stage IIB–IV melanoma due to genetic mutations that disproportionately affect pediatric patients as a drug. Preclinical studies in which CA4P was combined with an anti-CTLA4 antibody using an EMT-6 mammary tumor model showed that 7 out of 8 mice receiving a combination of CA4P and an anti-CTLA4 antibody experienced complete remission of their tumors, compared to only 1 of 8 in the CA4P monotherapy arm and 2 of 8 in the anti- CTLA4 antibody monotherapy. This application is based on observed CA4P activity in melanoma in early clinical testing. During various phase 1 studies, we found that CA4P treatment resulted in significant disease control among patients with solid tumors who progressed on standard therapies. CA4P treatment resulted in 2 Stable Disease (SD) of 5 melanoma patients treated. One Partial Response (PR) was observed of 6 melanoma patients treated follow progressing during first-line trial therapy with dacarbazine and sorafenib. Building on the single agent activity of CA4P, we are expecting that combination of CA4P with Ipilimumab or other immune-oncology drug would result in improved tumor control for the target pediatric population above the 2 PR out of 17 patients treated with Ipilimumab alone which supported the approval of Ipilimumab in pediatric melanoma.

OXi4503 for Acute Myeloid Leukemia

OXi4503 (combretastatin A1-diphsphate; CA1P) is a novel investigational VDA that has been shown to have a significant in vitro cytotoxic as well as chemo-sensitizing activity against human AML cells. OXi4503 also exhibited in vivo anti-leukemic activity in xenografted mice with human AML.

OXi4503 employs a new, broader strategy against AML than currently exists for standard chemotherapy, as it provides a dual mechanism of action involving both anti-vascular effects and direct cytotoxicity to AML cells. Vascular and/or Bone marrow endothelial cells (“ECs”) appear to provide a protective effect for AML cells, keeping them dormant within the bone marrow. VDAs may target these ECs and reverse their chemo protective effect, providing a novel approach to the treatment of AML which may otherwise be resistant to other chemotherapeutic therapies. Preclinical data indicate that OXi4503 alone and in combination with traditional AML treatments such as cytarabine may provide significant benefit in eliminating AML cells. Results from two completed Phase I clinical trials demonstrated the clinical impact potential of OXi4503 against relapsed AML when it is alone or in combination with the standard chemotherapy drug cytarabine (“ARA-C”) can induce complete remissions in relapsed AML patients. Notably, OXi4503 showed single agent activity in a clinical Phase I trial and resulted in complete remission of a relapsed AML patient. Sustained complete remissions were also achieved in relapsed AML patients who were treated with OXi4503 in combination with ARA-C.

OXi4503 has received orphan designation for AML in both the United States (Designation No. 12-3824) and the European Union (Designation No. EU/3/15/1587 - EMA/OD/144/15). In 2017, the FDA granted fast-track designation to OXi4503 for the treatment of relapsed/refractory AML. Oxi4503 met the qualifying criteria for the Fast Track designation since AML is a serious and life-threatening condition, and a large unmet medical need exists for additional treatment strategies for this disease.

The Investigator-Sponsored trial (IST) UF OXi4503 AML MDS Ph 1 (UF4503), “A Phase 1 Clinical Trial of OXi4503 for Relapsed and Refractory AML and Myelodysplastic Syndromes (“MDS”) was designed to evaluate the safety profile and the maximum tolerated dose (“I”) as well as a recommended Phase 2 dose (RP2D) of OXi4503 in patients with recurrent/refractory (R/R) AML and MDS (ClinicalTrials.gov NCT01085656) (14, 50). The clinical single agent activity of OXi4503 was also assessed within the confines of a Phase 1 clinical trial setting. A total of 18 patients enrolled in the study from February 2011 to January 2016. The patients were predominantly male (78%) and the median age was 62.5 years. Of the 15 patients with AML, 4 (27%) had primary refractory AML, 2 (13%) were in first relapse, and 9 (60%) had refractory AML beyond CR1.

Eight patients (44%) completed at least one cycle of CA1P and were evaluable for efficacy assessments. Of the eight patients evaluable, one achieved morphologic remission with incomplete blood count recovery (“CRi”) after 1 cycle but came off study in cycle 2 due to fungal pneumonia. Three patients had stable disease after at least one cycle of CA1P. Three patients experienced progressive disease after 1 cycle of CA1P and were withdrawn from the study.

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The Phase 1 dose-escalation combination of the Company sponsored study OX1222 (NCT02576301) was a Phase 1b dose escalation study of OXi4503 as a single agent and in combination with Cytarabine with subsequent combination Phase 2 cohorts for subjects with relapsed/refractory (R/R) AML and MDS. 29 subjects were treated with OXi4503 in combination with Cytarabine.

Of these 29 patients, one was evaluable for safety analysis, but no EFS/OS data or response data were available for activity evaluations. Of the 28 patients evaluable for EFS/OS outcome analyses, 26 had AML and 2 had MDS. For the 26 AML patients, there were 4 CRs. The CR responses were associated with prolonged overall survival substantially better the median OS time: One patient who became eligible for allogeneic PBSCT remains alive, free- of-leukemia at 720+ days. The overall survival times were 434 days, 521 days, 535 days, and 720 days, respectively. The median OS time for the 4 patients who achieved a CR/CRi was 528 (95% CI: 434 - NA) days which was significantly better than the median OS time of 113 (95% CI: 77 - 172) days for the remaining 22 AML patients who did not achieve a CR (Log Rank = 11.8, P-value = 0.0006).

Three of the 4 CR/CRis were achieved in 1st relapse patients while one patient with CRi had failed 5 previous regimens, including 7:3, HiDAC, and PBSCT. Patients who achieved a CR/CRi went on to receive other treatments after receiving 4-6 cycles of OXi4503. The median OS for all 26 AML patients who received therapy was 119 (95% CI: 87 - 232) days. Patients who had rapidly progressive disease or developed toxicity could not get as many OXi4503 doses as patients who responded to their treatment favorably. The median OS time for 18 patients receiving 1-3 doses Of OXi4503 was 82 (95% CI: 66 - 135) days and these patients exhibited a worse survival outcome compared to 9 patients receiving 4-6 doses which was recorded at 434 (95% CI: 191 - NA) days (Log Rank = 12.3, P-value = 0.0004).

OXi4503: Pediatric AML

Pediatric AML is most common during the first 2 years of life and during the teenage years. In the United States, about 730 people under age 20 are diagnosed with AML each year. The number of deaths was 0.6 per 100,000 children per year. These rates are age-adjusted and based on 2012-2016 cases.

Compared with pediatric acute lymphoblastic leukemia (“ALL”), the outlook for pediatric AML patients is far worse. Even though pediatric AML cases are far fewer than pediatric ALL, the mortality rate is about the same, illustrating that AML is a devastating disease and the need for continuing research to identify effective treatments for these children. The prognosis for AML in children remains relatively poor, with a 5-year survival rate of 64% compared with 90% in ALL.

Patients with poor-risk cytogenetics include those that lack any favorable changes and harbor any of the following cytogenetic abnormalities: monosomy 7, monosomy 5, deletion of 5q, abnormalities of 3q, t(6;9) (p23;q34), and complex karyotype which is defined as three or more cytogenetic abnormalities. Children and adolescents harboring these unfavorable features have survival of less than 50 percent, and in many cases less than 20 percent.

The standard of care for management of pediatric AML involves predominantly induction therapy intended to put the patient into remission and consolidation chemotherapy designed to eradicate leukemia cells that may have escaped front line induction therapy. Whereas >80% of pediatric AML patients will achieve remission, only about half will remain disease-free for an appreciable period of time. Approximately 30 percent of children with AML will experience relapse and only one third of them become long-term survivors after salvage therapy. Although cure rates for children and adolescents with AML have improved, outcomes for pediatric AML patients with adverse prognostic biologic features (e.g., high risk genetic mutations or chromosomal abnormalities) and refractory or relapsed disease who failed or did not respond to their initial standard induction chemotherapy remains poor and limited treatment options are available for these patients. Novel therapies for these high-risk patients are urgently needed. OXi4503 shows clinical potential and promise for this indication based on the proof-of-concept data obtained from nonclinical and clinical studies.

The FDA has granted a RPD for OXi4503 for the treatment of pediatric AML.

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Development through our JV:

OT-101: An Antisense Against TGF-β2

The pharmaceutical development of OT-101 is being advanced through our JV. This is being reported here for informational purposes only.

Trabedersen (AP12009, OT-101) is a novel antisense oligodeoxynucleotide (“ODN”) developed by Oncotelic Inc. for the treatment of patients with pancreatic carcinoma, malignant melanoma, colorectal carcinoma, high-grade glioma (“HGG”), and other transforming growth factor beta 2 (“TGF-β2”) overexpressing malignancies (e.g. prostate carcinoma, renal cell carcinoma, etc.). Trabedersen is a synthetic 18-mer phosphorothioate oligodeoxynucleotide (“S-ODN”) complementary to the messenger ribonucleic acid (“mRNA”) of the human TGF-β2 gene.

TGF-β is a multifunctional cytokine with a key role in promoting tumor growth and progression including cell proliferation, cell migration, and angiogenesis. Above all, TGF-β is a highly potent immunosuppressive molecule. Inhibition of TGF-β overexpression in tumor tissue represents a novel multimodal treatment principle leading to the reduction of tumor growth, inhibition of metastasis, and restoration of host antitumor immune responses. Despite its recognized pivotal role in cancer, therapeutics targeting TGF-β have not been successful and many have failed due to toxicity issues possibly due to inhibition of TGF-β1 essential functions. The high level of homology between the various TGF-β isoforms is making it impossible to create mAb or small molecule inhibitor without TGF-β1 cross-inhibition. Therefore, Oncotelic Inc. chose to target TGF-β2 only using OT-101 antisense approach. The sequence of OT-101 can only target TGF-β2 and does not have any impact on other TGF-β isotypes. However, suppression of TGF-β2 directly by OT-101 would also result in suppression of TGF-β2 indirectly, but not TGF-β3.

Trabedersen is believed to reverse TGF-β’s immunosuppressive effects, rendering the tumor visible to a patient’s immune system and resulting in priming and specific activation of the patient’s anti-tumor immune response. OT-101 has completed multiple clinical trials with promising outcomes. OT-101, is being developed as a broad-spectrum anti-cancer drug that can also be used in combination with other standard cancer therapies to establish an effective multi-modality treatment strategy for difficult-to-treat cancers. Oncotelic plans to initiate phase 3 clinical trials for OT-101 in both high-grade glioma and pancreatic cancer. During phase 2 clinical trials in pancreatic cancer, melanoma, and colorectal cancers (Study P001) and in high-grade gliomas (Study G004), meaningful single agent activity with meaningful tumor reduction was observed, and OT-101 exhibited a favorable safety profile. Both partial and complete responses have been observed in the G004 Phase 2 clinical trial of OT-101 as a single agent in patients with aggressive brain tumors.

Oncotelic Inc.’s, and now the JV’s, self-immunization protocol (SIP©) is based on the novel and proprietary sequential treatment of cancers with OT-101 (antisense against TGF-β2) and chemotherapies. Proper Sequencing of treatments is key to optimal immunotherapy. Leveraging from its in-depth knowledge of TGF-β immunotherapy, Oncotelic Inc. ordered the various treatments in the following sequence: (1) expand immune reserve through IL-2 treatment or infusion of immune cells; (2) prime immune response with TGF-β inhibitor OT-101; (3) boost immune response with chemotherapy; and (4) revitalize the exhausted of immune response with checkpoint inhibitors. This sequential treatment strategy is aimed at achieving effective self-immunization against a patients’ own cancer, resulting in robust therapeutic immune response and consequently better control of the cancer and improved survival. Prolonged states of being cancer-free have been observed in some patients with the most aggressive forms of cancer, raising a renewed hope for a potential cure. The use of OT-101 lifts the suppression of the patient’s immune cells around the cancer tissue, providing the foundation for an effective initial priming, which is critical for a successful immune response. The subsequent chemotherapy results in the release of neoantigens that result in a robust boost of the immune response. This process is termed Xenogenization process and can be: (1) hypermutation by temozolomide in the treatment of brain cancer, (2) immunogenic cell death by taxanes and 5FU in pancreatic cancer, or (3) necrotic cell death by VDA (vascular disrupting agent) in melanoma and MDS. Additionally, the Company believes that a rational combination of the Oncotelic Inc. SIP platform with immune-modulatory drugs like interleukin 2 (IL-2) and/or immune checkpoint inhibitors has the potential to help achieve sustained and robust immune responses in patients with the most difficult-to-treat forms of cancer. The combinations with IL-2 and NK are already partnered with external corporate partners. The Company entered into a JV with Dragon Overseas Capital Limited (“Dragon Overseas”) and GMP Biotechnology Limited (“GMP Bio”), affiliates of GMP on March 31, 2022. GMP Bio and the Company will focus to further expand the development of OT-101 for various oncology indications like pancreatic cancer, melanomas, gliomas etc. as also for viral infections like COVID-19. This path is being evaluated as a monotherapy, as well as combination therapies in conjunction with other drugs like checkpoint inhibitors.

Pancreatic Cancer

Pancreatic cancer is associated with the poorest prognosis of gastrointestinal cancers and is expected to become the second leading cause of cancer-related mortality in the USA by 2030. Pancreatic cancer is traditionally considered to be an immune-resistant disease. There is a lack of effector T cells, an abundance of myeloid-derived suppressor T cells, and a dearth of key immune effector and regulatory cells. This may be part of the reason why single-agent checkpoint inhibitors are not as effective in comparison to other diseases. Here is where breaking immune tolerance by inhibiting TGF-β with OT-101 will have a significant impact.

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The P001 trial was an open-label, multicenter dose-escalation study to evaluate the safety and tolerability of OT-101 (TGF-β2-specific Phosphorothioate Antisense Oligodeoxynucleotide) in adult patients with advanced tumors known to overproduce TGF- β2, which are not or no longer amenable to established therapies. The primary objective of the study was to determine the maximum tolerated dose (MTD) and the dose-limiting toxicities (DLTs) of two cycles of trabedersen administered intravenously (i.v.) on a 7-days-on/7-days-off or 4-days-on/10-days-off schedule. Secondary objectives included were: (1) determining the safety and tolerability of OT-101 administered intravenously at weekly intervals for four days every other week; (2) assessing the plasma pharmacokinetic profile of OT-101 administered intravenously at weekly intervals and for four days every other week; (3) establishing a suitable determination method and to assess the urine pharmacokinetic profile of OT-101 administered intravenously for four days every other week; (4) determining the effect of OT-101 administered intravenously at weekly intervals and for four days every other week on TGF-β2 plasma concentration levels; and (5) Assessing the potential antitumor activity of OT-101 administered intravenously at weekly intervals and for four days every other week, as assessed by the effect on tumor size and tumor markers.

Of the 61 patients treated, 37 had advanced treatment failure pancreas cancer, a very difficult-to-treat cancer with an overall survival rate that is measured in months even with the best available chemotherapy regimens. Globally, over 400,000 people die of pancreatic cancer each year. MTD was not reached for the 4-days-on/10-days-off schedule, which became the schedule adopted for the phase 2 expansion phase of the trial. Disease control (complete response (CR)), partial response (PR) or stable disease (SD)) was achieved in 19 of 35 evaluable pancreas cancer patients (54%). Among liver mets only patients, there are exceptional single-agent activity and survival. Patient 1006 was pushed to complete response (CR) and survived as far out as 77 mos. This patient failed multiple lines of therapies: (1) surgery: Whipple’s procedure, (2) 1st line: 5-FU/LV, Dose 425 mg/m2, (3) 2nd line: 5-FU/LV, Dose 2600 mg/m2/24hr, (4) 3rd line: Gemcitabine, Dose 1000 mg/m2/week, and (5) went on to OT-101with liver mets and complete response. Patient 1022 was pushed to stable disease (“SD”) with overall survival of 40 months. This patient had also failed multiple lines of therapies: (1) surgery: Whipple’s procedure, (2) 1st line: radiation therapy (50 Gy), (3) 2nd line: 5FU, and (4) went on to OT-101 with liver mets and SD.

OT-101 treatment more than doubled the ratio of patients being able to go onto subsequent chemotherapy versus not being able, and consistent with the expected immunization boost coming from Xenogenization with subsequent chemotherapies (taxanes and 5FU/Cisplatin) as discussed for SIP, those with subsequent chemotherapy exhibited increased mOS and more than doubled their 1-year survival. Patients treated with the non-SIP agent did not exhibit these properties.

The JV initiated a Phase 2/3 clinical trial for pancreatic cancer and is actively seeking participants to enroll into the study. While enrollment has been slow, due to a smaller patient population and the protocol, the JV is working hard to enroll patients and to complete the trial.

Gliomas

Brain tumors in the United States are rare and only accounted for 2% of all adult cancers. However, the rate of brain tumors on the rise for the last 30 years. The more common and most malignant form of brain tumors – glioblastoma (“GBM”) has more than doubled from 2.4 to 5.0 per 100,000. In the face of this increase, treatment remained essentially unchanged during the last decade. And despite aggressive surgery followed by radiation and/or chemotherapy, GBM has the worst five–year survival rates among all human cancers, with an average survival from diagnosis of only about 1 year and less than 5% of the patient survived after 5 years. On top of it all, GBM will recur or regrow in most patients. Treatment of recurring a high-grade GBM that has recurred does not always improve survival compared with hospice care alone and deciding when to stop treating the cancer and entering into hospice care is frequently recommended when the patient is unlikely to live longer than six months.

GBM resilience and persistence is in stark contrast with the recent excitement in oncology where Immuno Oncology (IO) agents have shown promise to be curative by driving the immune cells to attack the tumors. Though extraordinarily effective against the growing number of tumors, IOs have been ineffective against GBM. GBM is generally considered immunologically “cold” with few immune effector cells needed for successful immunotherapy. The overexpression of transforming growth factor-beta 2 (“TGF-β2”) is associated with poor prognosis of tumors and plays a key role in malignant progression of various tumors including GBM by inducing proliferation, metastasis, angiogenesis, and immunosuppression. Oncotelic Inc. is developing a novel TGF- β2 antisense agent OT-101 as immunotherapy against GBM.

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G004 is a multinational, multicenter, open-label, randomized, active-controlled, parallel-group study in adult patients with either recurrent or refractory AA (WHO grade III) or recurrent or refractory GBM (WHO grade IV). There were 3 treatment groups: (1) 10 µM Trabedersen, (2) 80 µM Trabedersen, and (3) standard chemotherapy (mostly TMZ). Tumor control rate at 6 months was the primary endpoint. Response assessment included the tumor control rate and the overall response rate, which were assessed at 6, 12, and 14 months by central MRI reading. The tumor control rate was defined as the percentage of patients with either CR, PR, or SD and the overall response rate was defined as percentage of patients with either CR or PR. An independent blinded central MRI reading was performed to obtain a standardized response assessment for the efficacy analysis. Central reading was performed by 2 independent neuroradiologists with an additional adjudicator deciding in case of conflicting opinions.

All patients had previous tumor surgery, almost all patients had previous radiation therapy, and more than half of the patients had received previous chemotherapy. A total of 134 patients, 89 patients in the OT-101 test group and 45 patients in the standard chemotherapy control group were assessed. The findings of a randomized Phase II study further confirmed the feasibility of intratumoral application of OT101 via convection enhanced delivery (CED) for up to 6 months and showed that it results in early disease control at 6 months at a rate comparable to that achieved with temozolomide. OT101 was administered to 89 R/R high-grade glioma (HGG) (Anaplastic Astrocytoma/AA:27; Glioblastoma multiforme/GBM: 62) patients with an intratumoral catheter using a convection enhanced delivery (CED) system. 77 patients (Efficacy population; GBM: 51; AA: 26) received at least the intended minimum number of 4 OT101 treatment cycles. Response determinations were based on central review of MRI scans according to McDonald criteria. Standard statistical methods were applied for the analysis of data. Nineteen patients had a complete response (CR) or partial response (PR) following a slow but robust size reduction of their target lesions. In addition, 7 patients had stable disease (SD) lasting ≥6 months. For the combined group of 26 AA/GBM patients with favorable responses, the median PFS was >3 years and OS was >3.5 years (16, 17). Hence, OT101 administered intratumorally exhibits clinically meaningful single-agent activity and induces durable CR/PR/SD in R/R HGG patients. These results provided the proof of concept that targeting TGFβ2 with intratumoral OT101 therapy can result in a favorable survival outcome for R/R HGG patients (AA, WHO grade 3 and GBM, WHO Grade 4).

OT-101: Pediatric DIPG

DIPG, the second most common malignant pediatric brain tumor, has a dismal outcome with available standard treatment modalities. No significant therapeutic advances have been accomplished in the treatment of this poor prognosis brain tumor and the average overall survival has remained <1 year with a 2-year survival rate of <10%. In solid tumors, the expression level of the TGFβ has been identified as a significant contributor to disease progression and poor prognosis as well as resistance to standard therapy and metastasis. In particular, TGFβ has been implicated in treatment resistance to targeted therapeutics, chemotherapy as well as immune-oncology drugs. Importantly, TGFβ restrains anti-tumor immunity by restricting cytotoxic T-cell infiltration, recruiting regulatory T cells and inhibiting the maturation as well as function of natural killer (“NK”) cells. Amplified activity of the TGFβ-Smad signaling pathway enhances tumor growth, invasion, as well as angiogenesis and has been implicated in the malignant phenotype and poor prognosis of high-grade gliomas in adults. Therefore, TGF-β has emerged as an attractive target for the therapeutic intervention of high-grade gliomas.

We recently performed a meta-analysis of TGFβ2 gene expression in primary tumor specimens from 29 pediatric DIPG patients in the publicly available archived datasets. Our data provided unprecedented evidence that TGFβ2 is expressed at high levels in pediatric DIPG. Three TGFβ2 probesets exhibited 1.8-2.5-fold increased levels of expression in DIPG patients. Our meta-analysis provided new evidence that TGFβ2 gene and its interactome are expressed in pediatric DIPG at significantly higher levels than in normal tissues or low-grade gliomas. Hence, TGFβ2 is an attractive molecular target for immunotherapy of pediatric DIPG.

The US FDA has granted the Company a RPD for pediatric DIPG, which was transferred to the JV as part of the JV Agreement. The Company is likely to receive 50% of the value of the RPD, upto a maximum of $50 million, upon the RPD being sold to a third party should the JV decide to do so.

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OT-101 for Treatment of Advanced or Metastatic Cancers

In March 2025, the Company announced successfully completing a Phase 1 clinical trial evaluating OT-101, in combination with IL-2 for advanced or metastatic solid tumors, on behalf of the JV. These results set the stage for new studies that combine OT-101, an antisense therapeutic targeting Transforming Growth Factor Beta 2 (TGFβ2), with checkpoint inhibitors (“CKIs”) and recombinant IL-2 (aldesleukin) (“IL-2”). The Phase 1 trial (ClinicalTrials.gov ID: NCT04862767) investigated the safety and tolerability of OT-101 in combination with recombinant IL-2 in patients with advanced or metastatic solid tumors. The combination showed a tolerable safety profile at the planned dosing schedule, with no unexpected safety signals identified. Based on the favorable safety data, the JV, through the Company, plans to advance OT-101 plus IL-2 into further clinical studies, exploring synergies with CKIs such as PD-1 blockers.

OT-101 for Treatments of Corona Viruses

A Phase 2 study for COVID-19 was completed for OT-101 in South America, that can expand into a Phase 3 trial in the event there is a resurgence in COVID-19. Based on the final results of the trial, the trial was planned to be expanded into a Phase 3 trial; however, with the impact of COVID-19 reducing in the past year, the Company will be re-evaluating this treatment for further development upon the occurrence or recurrence of the COVID-19 or any similar virus. We were conducting an observational study, looking at OT-101 and long COVID-19, in conjunction with the BARDA For more information on OT-101 for the treatment of Corona Viruses, refer to our 2023 Annual Report on Form 10-K filed with the SEC on April 12, 2024.

Additional Nanoparticle Platform for Treatment of Various Cancers

In late 2023, the JV initiated a plan to start evaluating various nanoparticles that could treat various cancers. In this regard, the JV identified a total of 4 compounds, in addition to OT-101, which had the potential of significant revenue generation for the JV. In the same year, the JV signed a lease agreement to set up a GMP manufacturing facility in San Diego, California. The main purpose of this facility was to initially commence an aggressive formulation development of newly planned nanoparticle platform (“Nano Platform”). The GMP manufacturing facility was initiated in January 2024. Upon the initiation of this facility by the JV, the JV commenced the development work on two of the four identified compounds, as well as other activities, in tandem with the development of OT-101.

The JV has since completed the formulation development of one of the products and is moving to complete the formulation development for the three additional products. The JV is also working on improved formulations for OT-101 with new nanoparticle sizes. The JV also has started clinical development for OT-101 for pancreatic cancer. Significant progress has been made in the development of the products and the JV anticipates to complete the formulation development work in 2025 and pushing to initiate clinical trials for the various compounds.

In late 2024, the GMP facility in San Diego (“SD”), California was issued a Drug Manufacturing License by the State of California Department of Public Health and Food and Drug Branch. Further, in late 2024, the JV identified a sixth candidate as a compound for development for the JV and has already started to work on the formulation development of that compound as well. A lot of manufacturing, including Phase 1 clinical trial materials, will be performed at the SD site.

In early 2025, we announced that we had entered into a strategic partnership with Shanghai Medicilon, Inc. (“Medicilon”) to access its industry-leading rapid investigational new drug (“IND”) development platform to support up to 20 IND projects. All six of our compounds the JV is developing are planned to be these INDs, and are focused on next-generation anticancer agents.

The JV anticipates that all these six anticancer agents have the potential to become significant growth contributors to the JV, which in turn would add substantial value to the Company, as the Company is a 45% owner of the JV. Preliminary valuation assessment place this in significant multiples of the original valuation of the JV, which could in turn mean a significant valuation for the Company. However, until there is a transaction to validate the increase in the valuation, we will continue to measure the value of the Company’s investment in the JV as was originally assessed upon the formation of the JV.

Artemisinin for Treatment of COVID-19

Artemisinin derived from Chinese herb Artemisia annua L. (Sweet wormwood) has been used medicinally to treat fevers for centuries in China. Like other potential COVID-19 therapeutic agents such as Hydrochloroquine and Remesidivir, the efficacy of Artemisinin remains to be tested in well controlled and sufficiently powered clinical trials.

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With the impact of COVID-19 reducing in the past year, the Company will be re-evaluating this treatment for further development upon the occurrence or recurrence of the COVID-19 or any similar virus. For more information on Artemisinin for the treatment of COVID-19, refer to our Annual Report on Form 10-K filed with the SEC on April 14, 2023.

Product Portfolio for Treatment of Various Cancers

The JV is developing a range of products for the treatment of various cancers. One of the products is ready to enter into clinical trials and other drugs are in various stages of development. The JV has evaluated the development process, as well as the appropriate regulatory pathways, for the development of those drugs. The clinical pathway is also being designed for the other products. Individually, each of the drug products has the potential to be successful drugs.

AI/Blockchain: EdgePoint

PointR, an acquisition made in November of 2019, develops, and deploys high performance cluster computers and artificial intelligence (“AI”) technologies for inference processing of a camera-grid that are interconnected to create 360-degree vision-grid to track men and materials indoors. The scope was expanded to include the entire life cycle of a drug: discovery, clinical trials, and manufacturing. In addition, AI is being targeted to provide support for clinical trials and pre-clinical research. The deployment of AI technology for data capture and insight extraction in real time in blocks which are chained into blockchain ledger records serving as immutable transactions for stakeholders such as regulatory agencies, caretakers, insurers, payers, and manufacturers. For more information on AI/Blockchain, refer to our 2002 Annual Report on Form 10-K filed with the SEC on April, 14, 2023.

Manufacturing AI Deployment:

Leveraging its partnerships with industry leaders, the AI team plans to combine its own AI technology with industry standard Blockchain to transform drug manufacturing. This will be advanced through our JV at an appropriate time, as our JV has acquired non-exclusive rights to the technology.

Market

Human labor costs represent the most expensive element in drug manufacturing. In the $70.0 billion CDMO (contract development manufacturing operations) industry, personnel costs of $30 billion are ripe for computer automation. Until now, computer technologies like MRP and ERP created more problems than resolved. The labor problem is compounded by the cost of personnel onboarding and turnover. It takes 6-9 months to train a quality control employee only to lose them to a competitor. At this time, this technology is being evaluated for being upgraded for future uses. This will be advanced through our JV at an appropriate time, as our JV has acquired non-exclusive rights to the technology. For more information on AI/Blockchain, refer to our 2002 Annual Report on Form 10-K filed with the SEC on April, 14, 2023.

Go-to-Market:

The Company’s go-to-market plan is to execute a proof-of-concept project, possibly through a planned CDMO by the JV. As part of the JV Agreement, the JV has acquired a non-exclusive license for the AI platform developed by PointR/EdgePoint for implementation in a planned CDMO. At this time, this technology is being evaluated for being upgraded for future uses. For more information on AI/Blockchain, refer to our 2002 Annual Report on Form 10-K filed with the SEC on April, 14, 2023.

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Our Strategy and Development Plan

We have been operating with significant capital constraints since the reverse merger between the Company and Oncotelic Inc, and for this time period we have been seeking to secure sufficient funding to continue our operations while we simultaneously seek to advance our all our investigational drugs for the treatment of cancer, coronaviruses, AI technology and more recently for PD, ED and FSD. Subject to our ability to secure additional capital, we would seek to further develop our product candidates. However, our inability to access capital historically has and may significantly impair our ability to develop these compounds. If we are able to advance any or all of our drug candidates, we would seek to develop them till commercialization, however, there is no guarantee that we would be able to fully develop our products, obtain regulatory approvals and successfully commercialize them.

We continue to discuss collaboration opportunities with other biopharmaceutical companies, although to date have not secured any agreements with companies that are willing to purchase the products from us or license the development and commercialization rights. We intend to continue to seek a partner to acquire the marketing rights to our product candidates and to finance further clinical studies and will seek to complete a transaction if we are able to reach mutual agreement on terms. In this connection, in March 2022, the Company entered into a JV with Dragon to form GMP Bio. Both entities are affiliates of GMP. GMP Bio and the Company will work together to further the development of OT-101, wherein the Company would provide the technology and technical expertise and GMP Bio would fund the development expenses. In December 2023, the JV initiated a GMP manufacturing facility in San Diego, California to develop several drug candidates, which individually and collectively, could bring significant value to the JV as well as to the Company, which was approved in the fourth quarter of 2024.

In addition to entering into a transaction that would provide funding for the further development of our product candidates, other elements of our development strategy would currently include:

●	Initiating clinical trials of OT-101, and various other drugs, in various cancers through our JV: We have initiated one trial for OT-101, and we are evaluating conducting such trials in the US as well as other countries like China in conjunction with GMP Bio. We are looking to conduct such trials in combination with other drugs like checkpoint inhibitors. We have filed the protocols for some of the trials being planned and we hope to be able to get acceptance from the FDA and be able to initiate the trials shortly thereafter. In addition, the JV is also working on the initiation of clinical trials for the other drugs, in various stages of development and through various regulatory pathways.

●	Initiating a clinical trial of CA4P in combination with an immuno-oncology agent or seek any collaboration for the development of CA4P.

●	Continuing to evaluate OXi4503 in a clinical trial or seek any collaboration for the development of OXi4503.

●	Ramping up the apomorphine development program and initiating noninferiority trial comparing AL-101 against subcutaneous apomorphine for the treatment of PD. We are also considering ramping up the apomorphine development programs for ED and FSD/HSDD. The development of these products is subject to the Company being able to raise funding to support the development activities or being able to partner with a third party to co-develop or even any type of a transaction that permits the Company to capitalize on the assets.

●	The Company formed Pet2DAO, as a wholly owned subsidiary. Pet2DAO is a DAO technology company, integrating the strong governance of traditional corporations with the innovative DAO architecture looking to engage stakeholders, to build value through the DAO, while maintaining the rigor of traditional corporations, including governance, compliance, and accountability through a team of veterans in public companies with innovators in AI, blockchain and Web3. Pet2DAO will initially be looking to develop products for the animal health space.

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REGULATORY MATTERS

Government Regulation and Product Approval

Government authorities in the United States and other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, marketing and export and import of products such as those we are developing. Our drug candidates must be approved by the FDA through the New Drug Application (“NDA”), process before they may be legally marketed in the United States.

U.S. Drug Development Process

In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act (“FDCA”), and implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local, and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable United States requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to review or approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls, product seizures, total or partial suspension of production or distribution injunctions, fines, refusal of government contracts, restitution, disgorgement, or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us. The process required by the FDA before a drug may be marketed in the United States generally involves the following:

●	completion of preclinical laboratory tests, animal studies and formulation studies according to Good Laboratory Practices (“GLP”) or other applicable regulations;

●	submission to the FDA of an Investigational New Drug Application, or IND, which must be first approved by the FDA before human clinical trials may begin;

●	performance of adequate and well-controlled human clinical trials according to Good Clinical Practices (“GCP”) to establish the safety and efficacy of the proposed drug for its intended use;

●	submission to the FDA of an NDA;

●	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current good manufacturing practice, or cGMP, to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

●	satisfactory completion of FDA inspections of clinical sites and GLP toxicology studies; and

●	FDA review and approval of the NDA.

The testing and approval process require substantial time, effort and financial resources, and we cannot be certain that any approvals for our product candidates will be granted on a timely basis, if at all.

Once a pharmaceutical candidate is identified for development, it enters the preclinical testing stage. Preclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information and analytical data, to the FDA as part of the IND. The sponsor will also include a protocol detailing, among other things, the objectives of the clinical trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated, if the first phase lends itself to an efficacy evaluation. Preclinical testing continues even after the IND is submitted. The IND becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, places the clinical trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Clinical holds also may be imposed by the FDA at any time before or during clinical trials due to safety concerns or non-compliance.

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All clinical trials must be conducted under the supervision of qualified investigators in accordance with GCP regulations. These regulations include the requirement that all research subjects provide informed consent. Further, an institutional review board, or IRB, must review and approve the plan for any clinical trial before it commences at any institution. An IRB considers, among other things, whether the risks to individuals participating in the trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the information regarding the trial and the consent form that must be provided to each trial subject or his or her legal representative and must monitor the clinical trial until completed.

Each new clinical protocol must be submitted to the IND for FDA review, and to the IRBs for approval. Protocols detail, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety and efficacy in Phase 2 and 3 clinical trials.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

●	Phase 1: The drug is initially introduced into human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion.

●	Phase 2: Involves clinical trials in a limited patient population to identify possible adverse effects and safety risks, to evaluate preliminary efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

●	Phase 3: Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population. These studies are intended to establish the overall risk-benefit ratio of the product and provide, if appropriate, an adequate basis for product labeling.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA. IND Safety Reports must be submitted to the FDA, IRBs and the investigators for (a) any suspected adverse reaction that is both serious and unexpected; (b) any findings from epidemiological studies, pooled analysis of multiple trials, or clinical trials (other than those already reported in (a)); (c) any findings from animal or in vitro testing, whether or not conducted by the sponsor, that suggest a significant risk in humans exposed to the drug, such as reports of mutagenicity, teratogenicity, or carcinogenicity or reports of significant organ toxicity at or near the expected human exposure; and (d) any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. Phase 1, phase 2, and phase 3 testing may not be completed successfully within any specified period, if at all. The FDA or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final drug. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

Entities can also follow the 505(b)(2) pathway to regulatory approval, to further drug development in a more efficient and relatively cost effective manner. The 505(b)(2) pathway is a regulatory route in the United States under the Federal Food, Drug, and Cosmetic Act (FDCA) that allows for the approval of new drugs that are similar to already approved products. It is often used for drugs that have been previously approved but require modifications, such as new indications, dosages, formulations, or routes of administration. The 505(b)(2) pathway provides a more efficient approval process compared to the traditional New Drug Application (NDA) pathway, as it allows drug developers to rely on existing data from previously approved drugs instead of conducting all new clinical trials. It strikes a balance between the full NDA process and the Abbreviated New Drug Application (ANDA) for generics.

Key Features of the 505(b)(2) Pathway includes (1) allowing applicants to use published literature or data from previous studies, like studies conducted by the original sponsor or from publicly available sources, to support their application, rather than having to repeat all of the clinical trials. This can include data from the reference product, studies published in scientific literature, or data from other regulatory agencies; (2) used for new formulations, like changing the dosage forms, routes of administration, new combinations of active ingredients. It may also be used for new indications for an existing drug; (3) allows for faster approval than a full NDA because it leverages existing data. It can be especially useful when the applicant needs to add new data or modify an already approved drug; and (4) while the application uses data from an existing product, the 505(b)(2) pathway is not for generic drugs. A 505(b)(2) submission often involves new clinical data or modifications that distinguish it from the original approved drug. The benefits of the 505(b)(2) pathway to drug approval include:

1.	Reduced Clinical Trial Requirements: Instead of generating a complete set of new clinical trials, or a significantly reduced patient population for clinical trials, applicants can use existing data (like data from the original product or published studies), saving time and costs.

2.	Innovation and Flexibility: It allows drug developers to bring innovative new formulations, combinations, or indications to market more quickly, which can help improve patient care.

3.	Cost-Efficiency: It can reduce the cost of development for drug companies, as it may reduce the time and amount of clinical data they need to generate.

U.S. Review and Approval Processes

The results of product development, preclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling, and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of user fees; a waiver of such fees may be obtained under certain limited circumstances, which may include orphan drug status and the first NDA application for a company.

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In addition, under the Pediatric Research Equity Act, or PREA, an NDA or supplement to an NDA must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective. The FDA may grant deferrals for submission of data or full or partial waivers. Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which orphan designation has been granted.

The FDA reviews all NDAs submitted to ensure that they are sufficiently complete for substantive review before it accepts them for filing. The FDA may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. The FDA also may refer the NDA to an advisory committee for review, evaluation and recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. The approval process is lengthy and difficult and the FDA may refuse to approve an NDA at its discretion or the FDA may require additional clinical or other data and information. Even if such additional data and information are submitted, the FDA may ultimately decide that the NDA does not satisfy its criteria for approval. Data obtained from clinical trials are not always conclusive, and the FDA may interpret data differently than we or others may interpret the same data. The FDA may issue a complete response letter, which may require additional clinical or other data or impose other conditions that must be met in order to obtain approval of the NDA. The FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is cGMP-compliant to assure and preserve the product’s identity, strength, quality and purity. Before approving an NDA, the FDA will generally inspect the facility or facilities where the product is manufactured. The FDA will also generally inspect selected clinical sites that participated in the clinical studies and may inspect the testing facilities that performed the GLP toxicology studies cited in the NDA.

NDAs receive either standard or priority review. A drug representing a significant improvement in treatment, prevention or diagnosis of disease may receive priority review. In addition, products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval and may be approved on the basis of adequate and well-controlled clinical trials establishing that the drug product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit or on the basis of an effect on a clinical endpoint other than survival or irreversible morbidity. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. Priority review and accelerated approval do not change the standards for approval but may expedite the approval process.

If a product receives regulatory approval, the approval may be limited to specific diseases or patient subpopulations and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. In addition, approval by the FDA may include a requirement for phase 4 testing, which involves clinical trials designed to further assess a drug’s safety and effectiveness, and the FDA may require testing and surveillance programs to monitor the safety of approved products which have been commercialized.

If an applicant decides to follow the 505(b)(2) pathway to regulatory approval for a drug, then the applicant is required to (1) request meetings with the FDA to discuss the appropriate use of existing data and the studies they need to conduct for approval (2) submits the 505(b)(2) application, which includes clinical trial data, published studies, and other relevant data (3) The FDA reviews the data to assess the safety, effectiveness, and quality of the drug, considering any new information provided (4) If the FDA is satisfied with the data, it will approve the new drug or formulation. If not, additional data or studies may be requested.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication for seven years, except in very limited circumstances.

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In the European Union and Japan, orphan drug exclusivity regulations provide for 10 years of market exclusivity.

CA4P has been awarded orphan drug status by the FDA for the treatment of anaplastic, medullary, Stage IV papillary and Stage IV follicular thyroid cancers, ovarian cancer, neuroendocrine tumors and glioma. OXi4503 has been awarded orphan drug status by the FDA for the treatment of acute myelogenous leukemia. CA4P has been awarded orphan drug status by the FDA for the treatment of pancreatic cancer, melanoma, and glioblastoma.

CA4P has also been awarded orphan drug status by the European Commission in the European Union for the treatment of anaplastic thyroid cancer, ovarian cancer and neuroendocrine tumors. OXi4503 has been awarded orphan drug status by the European Commission in the European Union for the treatment of acute myelogenous leukemia. OT-101 has been awarded orphan drug status by European Commission in the European Union for the treatment of pancreatic cancer, melanoma, and glioblastoma.

Rare Pediatric Disease Designation

The FDA grants rare pediatric disease designation for diseases with serious or life-threatening manifestations that primarily affect people aged from birth to 18 years, and that affect fewer than 200,000 people in the U.S. Under the FDA’s Rare Pediatric Disease Priority Review Voucher program, a sponsor who receives an approval of a new drug application or biologics license application for a product for the prevention or treatment of a rare pediatric disease may be eligible for a voucher, which can be redeemed to obtain priority review for any subsequent marketing application and may be sold or transferred. Such vouchers can be valued at several millions of dollars, sometimes in excess of $100 million.

The FDA granted Rare Pediatric Disease Designation for OT101/Trabedersen for the treatment of DIPG as a drug for a rare pediatric disease.

The FDA granted Rare Pediatric Disease Designation for CA4P/ Fosbretabulin tromethamine for the treatment of stage IIB–IV melanoma due to genetic mutations that disproportionately affect pediatric patients as a drug.

The FDA granted Rare Pediatric Disease Designation for Oxi4503 for the treatment of AML as a drug for a rare pediatric disease.

Expedited Review and Approval

The FDA has various programs, including Fast Track, priority review, accelerated approval and breakthrough therapy, which are intended to expedite or simplify the process for reviewing drugs, and/or provide for approval on the basis of surrogate endpoints. Even if a drug qualifies for one or more of these programs, the FDA may subsequently decide the drug no longer meets the conditions for qualification or the FDA may not shorten the review or approval time period. Generally, drugs that may be eligible for these programs are those for serious or life-threatening conditions, those with the potential to address unmet medical needs, and those that offer meaningful benefits over existing treatments. Fast Track designation applies to the combination of the product and the specific indication for which it is being studied. Although Fast Track and priority review do not affect the standards for approval, the FDA will attempt to facilitate early and frequent meetings with a sponsor of a Fast-Track designated drug and expedite review of the application for a drug designated for priority review. Drugs that receive an accelerated approval may be approved on the basis of adequate and well-controlled clinical trials establishing that the drug product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit or on the basis of an effect on a clinical endpoint other than survival or irreversible morbidity. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform post-marketing clinical trials.

OXi4503 has been awarded Fast Track designation for the treatment of AML.

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Foreign Regulation

In addition to regulations in the United States, we are subject to a variety of foreign regulations governing clinical trials and if any of our product candidates are approved, we will be subject to additional regulations regarding commercial sales and distribution. Whether or not we obtain FDA approval to test a product candidate in the United States, we must obtain approval by the comparable regulatory authorities of foreign countries before we can commence testing any product candidate in those countries. Likewise, whether or not we obtain FDA approval to market a product, we must obtain approval by the comparable regulatory authorities of foreign countries before we can commence marketing of any product candidate in those countries. The approval process varies from country to country and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

Under European Union regulatory systems, a company may submit marketing authorization applications, or MAAs, either under a centralized or decentralized procedure. The centralized procedure, which is compulsory for medicines produced by biotechnology or those medicines intended to treat AIDS, cancer, neurodegenerative disorders or diabetes and optional for those medicines which are highly innovative, provides for the grant of a single marketing authorization that is valid for all European Union member states. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessments report, each member state must decide whether to recognize approval. If a member state does not recognize the marketing authorization, the disputed points are eventually referred to the European Commission, whose decision is binding on all member states.

As in the United States, the European Medicines Agency, or EMA, may grant orphan drug status for specific indications if the request is made before an MAA is submitted. The EMA considers an orphan medicinal product to be one that affects less than five of every 10,000 people in the European Union. A company whose application for orphan drug designation in the European Union is approved is eligible to receive, among other benefits, regulatory assistance in preparing the marketing application, protocol assistance and reduced application fees. Orphan drugs in the European Union receive up to ten years of market exclusivity for the approved indication.

Reimbursement

Sales of any of our product candidates, if approved, will depend, in part, on the extent to which the costs of the products will be covered by third-party payors, including government health programs such as Medicare and Medicaid, commercial health insurers and managed care organizations. These third-party payors are increasingly challenging the prices charged for health care products and services. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption or application of price controls and cost-containment measures could limit our revenue. If third-party payors do not consider our products to be cost-effective, they may not pay for our products even if we receive approval, or their level of payment may not be sufficient to allow us to sell our products on a profitable basis.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the MMA, imposes requirements for the distribution and pricing of prescription drugs for Medicare beneficiaries. Under Part D (the Medicare prescription drug benefit), Medicare beneficiaries may enroll in prescription drug plans offered by private entities that provide coverage of outpatient prescription drugs not covered under Medicare Part B. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs. Each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. Federal regulations require Part D prescription drug formularies to include drugs within each therapeutic category and class of covered Part D drugs, although not necessarily all the drugs in each category or class.

In general, government payment for some of the costs of prescription drugs may increase demand for products for which we receive marketing approval. However, any negotiated prices for our products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA or other Medicare regulations may result in a similar reduction in payments from non-governmental payors.

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The Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act of 2010 (collectively, the “Affordable Care Act” or “ACA”) mandated prescription drug coverage as one of ten essential health benefits that most health plans must offer, requiring coverage of at least one drug in every category and class. The ACA increased in the number of individuals covered by insurance and as a result commercial insurers and government programs have increased their emphasis on cost controls to reduce overall spending. A number of federal government leaders have expressed their intentions to repeal and replace the ACA. If full or partial repeal is enacted, many if not all of the provisions of the ACA may no longer apply to prescription drugs. As a result, we expect that there will continue to be uncertainty regarding drug product pricing, reimbursement and other factors impacting the revenue we may receive if our product candidates are ultimately approved, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the United States and tend to be significantly lower.

PATENTS AND PROPRIETARY RIGHTS

We actively seek to protect the proprietary technology that we consider important to our business, including chemical species, compositions and forms, their methods of use and processes for their manufacture, as well as modified forms of naturally-expressed receptors, in the United States and other jurisdictions internationally that we consider key pharmaceutical markets. We also rely upon trade secrets and contracts to protect our proprietary information.

As of April 15, 2025, we were the exclusive licensee, sole assignee or co-assignee of five granted U.S. patents, one pending U.S. patent application, and granted patents and/or pending applications in several other major markets, including the European Union, Canada and Japan. Our policy is to file U.S. and foreign patent applications to protect technology, inventions and improvements to inventions that are commercially important to the development of our business. There can be no assurance that any of these patent applications will result in the grant of a patent either in the United States or elsewhere, or that any patents granted will be valid and enforceable, or will provide a competitive advantage or will afford protection against competitors with similar technologies. We also intend to rely upon trade secret rights to protect other technologies that may be used to discover and validate targets and that may be used to identify and develop novel drugs. We seek protection, in part, through confidentiality and proprietary information agreements.

We consider the following U.S. patents and applications owned by or exclusively licensed to us to be particularly important to the protection of our most advanced product candidates.

Product Candidate	Patent Scope	Patent Expiration
CA4P	Use of VDAs to Enhance Immunomodulating Therapies Against Tumors**	August 2036

OT-101	Combination of A Chemotherapeutic Agent and An Inhibitor of the TGF-β System	July 2030
	Combination Therapy for Treatment of Pancreatic Cancer	February 2036
	Compositions and Methods for Treating Cancer	February 2036

In addition to these patents, for some of our product candidates, we have patents and/or applications that cover a particular form or composition, use for a particular indication, use as part of combination therapy or method of preparation or use, as well as other pending patent applications. These issued patents, including any patents that issue from pending applications, could provide additional or a longer period of protection. We also have patent applications pending that seek equivalent or substantially comparable protection for our product candidates in jurisdictions internationally that we consider key pharmaceutical markets.

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The patent expiration dates referenced above do not reflect any potential patent term extension that we may receive under the federal Drug Price Competition and Patent Term Restoration Act of 1984, known as the Hatch-Waxman Act. The Hatch-Waxman Act generally permits a patent extension term of up to five years as compensation for patent term lost during the FDA regulatory review process. Patent extension cannot extend the remaining term of a patent beyond a total of 14 years. The patent term restoration period is generally one-half of the time between the effective date of an investigational new drug application, or IND, and the submission date of a new drug application, or NDA, plus the time between the submission date and approval date of an NDA. Only one patent applicable to an approved drug is eligible for the extension, and the extension must be applied for prior to expiration of the patent. The United States Patent and Trademark Office, in consultation with the FDA, reviews and approves applications for patent term extension.

As previously noted, the FDA and European Union have granted CA4P and OXi4503 orphan drug status for certain indications. We are also pursuing, and may continue to in the future to pursue, orphan drug status for other product candidates and indications. Our ability to obtain and maintain the exclusivity for our products and product candidates by virtue of their orphan drug status is an important part of our intellectual property strategy. Also as previously noted, we emphasizing on Rare Pediatric Designation to leverage on the regulatory exclusivity and voucher program associated with these designations.

COMPETITION

The industry in which we are engaged is characterized by rapidly evolving technology and intense competition. Our competitors include, among others, major pharmaceutical, biopharmaceutical and biotechnology companies, nearly all of which have financial, technical and marketing resources significantly greater than ours. In addition, many of the small companies in our industry have also formed collaborative relationships with large, established companies to support research, development and commercialization of products that may be competitive with ours. Academic institutions, governmental agencies and other public and private research organizations are also conducting research activities and patenting new technologies in our line of business and any of these entities may commercialize products that may be competitive with ours.

We expect that, if any of our products gain regulatory approval for sale, they will compete primarily on the basis of product efficacy, safety, patient convenience, reliability, price and patent protection. Our competitive position will also depend on our ability to attract and retain qualified scientific and other personnel, develop effective proprietary products and implement joint ventures or other alliances with large pharmaceutical companies in order to jointly market and manufacture our products.

EMPLOYEES

We had twenty-six full-time employees, four part-time employees and 10 consultants as of December 31, 2024; and all the employees and consultants were compensated by the JV during the years ended December 31, 2024 and 2023, respectively. We rely on external consultants or outsource nearly all our research, development, preclinical testing, and clinical trial activity, although we maintain managerial and quality control over our clinical trials. We also rely on external consultants for various administrative tasks that are required for a public company. We expect to continue to rely on external service providers and to maintain a small number of executives and other employees. Our relations with our employees are good and we do not have any unions for the Company.

COSTS OF COMPLIANCE WITH ENVIRONMENTAL REGULATIONS

We have not incurred any costs associated with compliance with environmental regulations, nor do we anticipate any future costs associated with environmental compliance; however, no assurances can be given that we will not incur such costs in the future.

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DESCRIPTION OF PROPERTY

Our office is located in Agoura Hills, California, where we lease about 2,000 square feet of general office space. The lease for this office is on a month-to-month basis. We consider our office space to be adequate for our current needs. We believe that other suitable office space would be available if we move to a different location upon the expiration of our current lease.

LEGAL PROCEEDINGS

From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. Historically, the outcome of all such legal proceedings has not, in the aggregate, had a material adverse effect on our business, financial condition, results of operations or liquidity. Other than as set forth below, there are no additional pending or threatened legal proceedings at this time.

One of the Company’s ex-employees has made a breach of employment contract claim against the Company. The Company and its legal counsel are evaluating the validity of the claim, as the Company believes that such claim has limited merits and is hopeful to attain a positive outcome for such claim. Since the Company and its legal counsel are still evaluating the claim, we are unable to quantify the amount such claim would be settled at, if at all settled.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND

ISSUER PURCHASES OF EQUITY SECURITIES

The Company’s common stock trades on the OTCQB market, operated by OTC Markets, under the symbol “OTLC”.

Holders

As of April 14, 2025, there were 78 stockholders of record of the 408,292,450 outstanding shares of the Company’s common stock.

Dividends

The Company has not declared or paid any cash dividends on its common stock since its inception in 1988 and does not intend to pay cash dividends in the foreseeable future. The Company presently intends to retain future earnings, if any, to finance the growth and development of its business.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides certain aggregate information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2024.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	22,527,761	$0.22	3,205,021
Equity compensation plans not approved by security holders	1,650,000	0.30	350,000

Total	24,177,761	$0.23	3,555,021

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In August 2020, the shareholders of the Company approved the expansion of the number of securities to be issued upon exercise of outstanding options, warrants, restricted stock units and warrants by 20 million. The amendment to the 2015 Plan was completed in March 2021 and as such the pool under the 2015 Plan is now 27,250,000.

Brief Description of equity compensation plan not approved by security holders

In January 2017, the Board of Directors adopted and approved the 2017 Plan. The 2017 Plan allows the Company, under the direction of the Compensation Committee, to make grants of stock options, restricted and unrestricted stock awards, and other stock-based awards to employees, consultants and directors. The purpose of these awards is to attract and retain key individuals, further align employee and stockholder interests, and provide additional incentive for them to promote our success. The 2017 Plan provides for the issuance of up to 2,000,000 shares of the Company’s common stock. Any stock options granted under the 2017 Plan must be non-qualified stock options, which are not intended to meet the requirements of Section 422 of the Internal Revenue code. Options generally vest over a period of time, may not be exercised unless they are vested, and no option may be exercised after the end of the term set forth in the award agreement.

Unregistered Sales of Securities

No unregistered securities were issued during the fiscal year that were not previously reported in an Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Note Regarding Forward-Looking Statements

This Registration Statement on Form S-1 (the “Registration Statement” or “Statement”) includes a number of forward-looking statements that reflect management’s current views with respect to future events and financial performance. Forward-looking statements are projections in respect of future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. Those statements include statements regarding the intent, belief or current expectations of us and members of our management team, as well as the assumptions on which such statements are based. For a more detailed discussion on our forward-looking statements, kindly refer to “Forward Looking Statements” prior to Item 1: Part I: Business contained in this Registration Statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or performance. These statements are only predictions and involve known and unknown risks, uncertainties and other factors. Some of these risks are included in the section entitled “Risk Factors” set forth in this Registration Statement and in other reports that we file with the SEC. The occurrence of any of these risks, or others of which we are currently unaware, may cause our company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks include, by way of example and without limitation:

●	our ability to successfully commercialize our products and services on a large enough scale to generate profitable operations;

●	our ability to maintain and develop relationships with customers and suppliers;

●	our ability to successfully integrate acquired businesses or new products, or to realize anticipated synergies in connection with acquisitions of businesses or products;

●	expectations concerning our ability to raise additional funding and to continue as a going concern;

●	our ability to successfully implement our business plan;

●	our ability to successfully operate GMP Biotechnology Limited (“GMP Bio”), our joint venture (“JV”) with Dragon Overseas Limited (“Dragon”), to develop and commercialize the JV’s nanoparticle product portfolio, or to have a successful IPO for GMP Bio as planned;

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●	our ability to avoid, or to adequately address any intellectual property claims brought by third parties; and

●	the anticipated impact of any changes in industry regulation.

●	building and the success of our nanoparticle platform and the related success of launching the platform

●	the success of the launch of a company with a DAO infrastructure, the success of the entity and the plans surrounding the pet and animal health, the ability for the Company to register the tokens of Pet2Dao, the actual filing of a registration statement and approval of the tokens as registrable securities with the SEC through a registration statement, the ability of the tokens to be tradable or any value such tokens may have if they become tradable.

Readers are urged to carefully review and consider the various disclosures made by us in this Annual Report and in our other reports filed with the SEC. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in the future operating results over time except as required by law. We believe that our assumptions are based upon reasonable data derived from and known about our business and operations. No assurances are made that the actual results of operations or the results of our future activities will not differ materially from our assumptions.

Corporate History

Oncotelic Therapeutics, Inc. (“Oncotelic”), was formed in the State of New York in 1988 as OXiGENE, Inc., was reincorporated in the State of Delaware in 1992, and changed its name to Mateon Therapeutics, Inc. in 2016, and Oncotelic Therapeutics, Inc. in November 2020. Oncotelic conducts business activities through Oncotelic and its wholly-owned subsidiaries, Oncotelic, Inc., a Delaware corporation, PointR Data, Inc. (“PointR”), a Delaware corporation, Pet2DAO Inc., a Delaware corporation and EdgePoint AI, Inc. (“Edgepoint”), a Delaware Corporation for which there are non-controlling interests, (Oncotelic, Oncotelic Inc., PointR, Pet2DAO and Edgepoint are collectively called the “Company” or “We”). The Company completed a reverse merger with Oncotelic Inc in April 2019, a merger with PointR in November 2019 and formed a subsidiary Edgepoint in February 2020. For more information on these mergers, refer to our 2023 Annual Report on Form 10-K filed with the SEC on April 12, 2024.

Company Overview

We are a clinical stage biopharmaceutical company developing drugs for the treatment of cancer. Our goal is to advance our drug candidates into late-stage pivotal clinical trials and either sell marketing rights to a larger pharmaceutical company or seek FDA approval ourselves.

The Company is currently developing OT-101, through its JV with Dragon, and GMP Bio and its wholly owned subsidiaries, both affiliates of Golden Mountain Partners (“GMP”), for various cancers and COVID-19, Artemisinin for COVID-19 and 5 additional nanoparticle products for treatments of various cancers; our portfolio products Apomorphine for various indications; OXi4503, as a treatment for acute myeloid leukemia and myelodysplastic syndromes; CA4P, in combination with a checkpoint inhibitor for the treatment of advanced metastatic melanoma; and AI technologies for clinical development and manufacturing. The Company is also planning to develop OT-101 for certain animal health indications and contemplating using crypto currencies for that platform. The Company has acquired apomorphine for Parkinson’s Disease, erectile dysfunction and female sexual dysfunction. In addition, the Company is evaluating the further development of its product candidates OXi4503 as a treatment for acute myeloid leukemia and myelodysplastic syndromes and CA4P in combination with a checkpoint inhibitor for the treatment of advanced metastatic melanoma.

In 2020, the Company had entered into an agreement and supplemental agreement with GMP for a total of $1.2 million to render services for the development of OT-101 for COVID-19. The Company had also secured various financings from GMP between 2020 and early 2022, primarily in this connection. For more information on the GMP debt financing and the JV, refer to Notes 5 and 6 of the Notes to the Consolidated Financial Statements.

In November 2022, the Company formed a Decentralized autonomous organization (“DAO”) entity, Pet2DAO, Inc. (“Pet2DAO”), as a wholly owned subsidiary. For more information on Pet2DAO, refer to our 2023 Annual Report on Form 10-K filed with the SEC on April 12, 2024.

Since April 2019, we have been operating under significant capital constraints, which has curtailed our ability to achieve meaningful progress in either of the Company’s two clinical programs – one of which is developing OXi4503 as a treatment for acute myeloid leukemia and myelodysplastic syndromes and the other of which is developing CA4P in combination with a checkpoint inhibitor for the treatment of advanced metastatic melanoma. We believe that the merger of Oncotelic and Oncotelic Inc. creates a combined company that has potential to generate shareholder value through a promising pipeline of next generation immunotherapies targeting several significant cancer markets where there is a lack of therapeutic options and lack of an effective immunotherapy protocol.

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Forever Prosperity, LLC (assigned by GMP) Note purchase agreements and unsecured notes

Between June 2020 and January 2022, the Company entered into various purchase agreements and promissory notes with GMP, cumulatively totaling $4.5 million. Such notes were assigned to Forever Prosperity, LLC, an affiliated entity of GMP.

For more information on the Forever Prosperity, LLC debt financing, refer to Note 5 of the Notes to the Consolidated Financial Statements.

Joint Venture

In March 2022, the Company entered into (i) a joint venture (the “JV”) agreement with Dragon and GMP Bio (and the Company, Dragon and GMP Bio are collectively called the “Parties”) (the “JVA”), (ii) a license agreement for rights to OT-101 (the “US License Agreement”) for the territory within the United States of America (the “US”) with Sapu Holdings, LLC, a subsidiary of GMP Bio and (iii) a license agreement for rights to OT-101 for the rest of the world with GMP Bio (the “Ex-US Rights Agreement”, and the US License Agreement and the Ex-US License Agreement are collectively called the “Agreements”). For more information on the JV, JVA, and Agreements, refer to our 2023 Annual Report on Form 10K filed with the SEC on April 12, 2024.

The JV is conducting a clinical trial for OT-101 for pancreatic cancer in the US and which the JV is planning to expand to other countries in eastern Europe. In addition, OT-101 is also being evaluated for treatments of gliomas and pediatric DIPG. In late 2023, the JV initiated a plan to start evaluating various nanoparticles that could treat various cancers. In this regard, the JV identified a total of 4 compounds, in addition to OT-101, which had the potential of significant revenue generation for the JV. In the same year, the JV signed a lease agreement to set up a GMP manufacturing facility in San Diego (“SD”), California. The main purpose of this facility was to initially commence an aggressive formulation development of newly planned nanoparticle platform (“Nano Platform”). The GMP manufacturing facility was initiated in January 2024. Upon the initiation of this facility by the JV, the JV commenced the development work on two of the four identified compounds, as well as other activities, in tandem with the development of OT-101. The JV has since completed the formulation development of one of the products and is moving to complete the formulation development for the three additional products. The JV is also working on improved formulations for OT-101 with new nanoparticle sizes. The JV also has started clinical development for OT-101 for pancreatic cancer. Significant progress has been made in the development of the products and the JV anticipates to complete the formulation development work in 2025 and pushing to initiate clinical trials for the various compounds. In late 2024, the GMP facility in SD was issued a Drug Manufacturing License by the State of California Department of Public Health and Food and Drug Branch. Further, in late 2024, the JV identified a sixth candidate as a compound for development for the JV and has already started to work on the formulation development of that compound as well. A lot of the manufacturing, including Phase 1 clinical trial materials, will be performed at the SD site.

Further, in late 2024, the JV identified a sixth candidate as a compound for development for the JV and has already started to work on the formulation development of that compound as well. In early 2025, the Company announced that it had entered into a strategic partnership with Shanghai Medicilon, Inc. (“Medicilon”) to access its industry-leading rapid investigational new drug (“IND”) development platform to support up to 20 IND projects, the support of which can even be used by the JV. All six of our compounds the JV is developing are planned to be these INDs, and are focused on next-generation anticancer agents. The JV anticipates that all these six anticancer agents have the potential to become significant growth contributors to the JV, which in turn would add substantial value to the Company. The Company successfully completed a Phase 1 clinical trial evaluating OT-101, in combination with IL-2 for advanced or metastatic solid tumors. These results set the stage for new studies that combine OT-101, an antisense therapeutic targeting Transforming Growth Factor Beta 2 (TGFβ2), with checkpoint inhibitors (“CKIs”) and recombinant IL-2 (aldesleukin) (“IL-2”). The Phase 1 trial (ClinicalTrials.gov ID: NCT04862767) investigated the safety and tolerability of OT-101 in combination with recombinant IL-2 in patients with advanced or metastatic solid tumors. The combination showed a tolerable safety profile at the planned dosing schedule, with no unexpected safety signals identified. Based on the favorable safety data, Oncotelic plans to advance OT-101 plus IL-2 into further clinical studies, exploring synergies with CKIs such as PD-1 blockers.

New Private Placement with JH Darbie

In July 2023, the Company entered into a series of subscription agreements with 15 accredited investors which resulted in a conversion of a gross amount of $1.0 million, consisting of 40 notes, under the prior JH Darbie Financing into new debt to the Company. JH Darbie and the Company are parties to a March 2023 placement agent agreement (“Agreement”) pursuant to which JH Darbie has the right to sell/convert a minimum of 10 Units and a maximum of 200 Units on a best-efforts basis. Further, in October 2023, the Company entered into a series of subscription agreements with 27 accredited investors which resulted in a conversion of a gross amount of $1.05 million, consisting of 42 notes, under the prior JH Darbie Financing into new debt to the Company. Additionally, in January 2024, Company entered into a series of subscription agreements with 4 accredited investors which resulted in a conversion of a gross amount of $0.3 million, consisting of 12 notes. The July 2023, October 2023 and January 2024 conversions fully converted JH Darbie PPM-1 notes into PPM-2 notes. For more information on the new JH Darbie Financing, refer to Note 8 of these Notes to the Consolidated Financial Statements.

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August 2021 Notes

In August 2021, the Company entered into Note Purchase Agreements with Autotelic, the Company’s CFO, and certain other accredited investors. Under the terms of the Note Purchase Agreements, the Company issued an aggregate of $698,500 (the “Principal Amount”) in debt in the form of unsecured convertible promissory notes (collectively, the “August 2021 Notes”). For more information on the August 2021 Notes, refer to Note 5 of the current Notes to the Consolidated Financial Statements.

November / December 2021 and March 2022 Financing

In November / December 2021, the Company entered into securities purchase agreement with five institutional investors, whereby the Company issued five convertible notes in the aggregate principal amount of $1,250,000 convertible into shares of common stock of the Company. The convertible notes carry a twelve (12%) percent coupon and a default coupon of 16% and mature at the earliest of one year from issuance or upon event of default. Investors have the right at any time following issuance date to convert all or any part of the outstanding and unpaid amount of the note into the Company’s common stock at a conversion price established at a fixed rate of $0.07. The Company granted a total number of 9,615,385 warrants convertible into an equivalent number of the Company Common Stock at a strike price of $0.13 up to five years after issuance. The Placement agent was also granted a total of 961,540 warrants convertible into an equivalent number of the Company Common Stock at a strike price of $0.13 up to five years after issuance, as part of a finder’s fee agreement.

During the year ended December 31, 2023, the Company converted the balance of approximately $243,000 of Blue Lake November / December 2021 convertible notes, inclusive of accrued interest, into 3,466,583 shares of the Company’s Common Stock, which fully retired the convertible notes as of December 31, 2023. Further, during the year ended December 31, 2023, the Company fully converted the balance of Fourth Man convertible note of approximately $127,000 into 1,820,395 shares of the Company’s common stock, which fully retired the convertible note as of December 31, 2023.

In March 2022, the Company entered into a Securities Purchase Agreement with Fourth Man, pursuant to which the Company issued convertible promissory note in the aggregate principal amount of $0.25 million, convertible into shares of common stock of the Company. The convertible notes carry a twelve (12%) percent coupon and a default coupon of 16% and mature at the earliest of one year from issuance or upon event of default. As of December 31, 2023, this note was in default. The investors have the right at any time following issuance date to convert all or any part of the outstanding and unpaid amount of the note into the Company’s Common Stock at a conversion price established at a fixed rate of $0.10. The Company granted a total number of 1,250,000 warrants convertible into an equivalent number of the Company common shares at a strike price of $0.20 up to five years after issuance. The Placement agent was also granted a total of 125,000 warrants convertible into an equivalent number of the Company Common Stock at a strike price of $0.20 up to five years after issuance, as part of a finder’s fee agreement. In February 2024, the Company converted $35,000 in principal, legal fees and accrued interest of the Fourth Man March 2022 note, into 500,000 shares of common stock.

For more information on the November-December 2021 and March 2022 Financing, refer to Note 5 of current Notes to the Consolidated Financial Statements.

May 2022 Note

In May 2022, the Company entered into a securities purchase agreement with one institutional investor, whereby the Company issued one convertible note in the aggregate principal amount of $0.6 million, convertible into shares of common stock of the Company (“May 2022 Mast Note”). The convertible notes carry a twelve (12%) percent coupon and a default coupon of 16% and mature at the earliest of one year from issuance or upon event of default. Investor has the right at any time following issuance date to convert all or any part of the outstanding and unpaid amount of the note into the Company’s common stock at a conversion price established at a fixed rate of $0.10. The Company granted a total number of 3,025,000 warrants convertible into an equivalent number of Company common shares at a strike price of $0.20 up to five years after issuance. The Placement agent was also granted a total of 302,500 warrants convertible into an equivalent number of the Company Common Stock at a strike price of $0.20 up to five years after issuance, as part of a finder’s fee agreement. A portion of the proceeds were used to retire some of the November/December 2021 notes. In May 2024, the May 2022 Note was extended till May, 2025, at a cost of 10% of the outstanding Note amount, including interest and penalty.

For more information on the May 2022 Financing, refer to Note 5 of current Notes to the Consolidated Financial Statements.

June 2022 Note

In June 2022, the Company entered into a securities purchase agreement with one institutional investor, whereby the Company issued one convertible note in the aggregate principal amount of $335,000 convertible into shares of common stock of the Company (“June 2022 Blue Lake Note”). The convertible notes carry a twelve (12%) percent coupon and a default coupon of 16% and mature at the earliest of one year from issuance or upon event of default. The investor has the right at any time following issuance date to convert all or any part of the outstanding and unpaid amount of the note into the Company’s common stock at a conversion price established at a fixed rate of $0.10. The Company granted a total number of 837,500 warrants convertible into an equivalent number of the Company common shares at a strike price of $0.20 up to five years after issuance. The Placement agent was also granted a total of 83,750 warrants convertible into an equivalent number of the Company Common Stock at a strike price of $0.20 up to five years after issuance, as part of a finder’s fee agreement. A portion of the proceeds were used to retire some of the November/December 2021 notes. In May 2024, Blue Lake converted remainder of their debt balance, including accrued interest and penalty, of approximately $531,000 into 7,605,760 shares of the Company’s Common Stock.

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For more information on the June 2022 Financing, refer to Note 5 of current Notes to the Consolidated Financial Statements.

Short-term loans from insiders / families

In May 2021, Autotelic provided an additional short-term funding of approximately $0.3 million to the Company, which was converted into the August 2021 Notes. Autotelic provided an additional $0.1 million short term loan to the Company during the year ended December 31, 2022. During the year ended December 31, 2023, Autotelic provided $1.4 million in various short-term loans to the Company. During the year ended December 31, 2024 Autotelic Inc. provided additional short-term funding of $640,000 to the Company. As such, approximately $2.1 million was outstanding and payable to Autotelic at December 31, 2024.

The Company’s CFO was owed approximately $25 thousand at December 31, 2022. During the year ended December 31, 2023, the company’s CFO provided additional short-term advance of $10 thousand. During the year ended December 31, 2024, the CFO provided additional short-term funding of $41 thousand. As such, approximately $76 thousand was outstanding to the Company’s CFO at December 31, 2024.

In December 2023, the Company received $50 thousand from the company’s CEO. As such, $50 thousand was outstanding to the Company’s CEO at December 31, 2024. As of December 31, 2024 and December 31, 2023, respectively, approximately $210,000 was outstanding as short-term advances from certain bridge investors.

Equity Purchase Agreement

In May 2021, the Company entered into an Equity Purchase Agreement (the “EPL”) and Registration Rights Agreement (the “Registration Rights Agreement”) with Peak One Opportunity Fund, L.P. (“Peak One”), pursuant to which the Company shall have the right, but not the obligation, to direct Peak One to purchase up to $10.0 million (the “Maximum Commitment Amount”) in shares of the common stock, par value $0.01 per share (“Common Stock”) in multiple tranches. The Company filed a post-effective amendment for the EPL on April 12, 2024 with the SEC and the SEC has made the post-effective amendment effective on April 22, 2024. The Company filed a prospectus under rule 424b3 with the SEC on April 26, 2024. For more information on the EPL, refer to Note 10 of the Notes to the Unaudited Consolidated Financial Statements.

Mosaic ImmunoEngineering, Inc. Term Sheet

In April 2024, the Company entered into a binding term sheet (the “Term Sheet”) with Mosaic ImmunoEngineering, Inc. (“Mosaic”). For more information on the Term Sheet, refer to the Current Report on Form 8-K filed with the SEC on April 29, 2024. In August 2024, Mosaic and the Company mutually agreed to extend the date of the Term Sheet to expire at the earlier of (1) the signing of definitive agreements or (2) December 31, 2024. Mosaic and the Company further agreed to extend the Term Sheet to expire at the earlier of (1) the signing of definitive agreements or (2) June 30, 2025. This was to allow for both Companies to complete due diligence as well as agree and finalize the definitive agreements.

Critical Accounting Policies and Significant Judgments and Estimates

The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expense during the reporting periods. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances at the time we make such estimates. Actual results and outcomes may differ materially from our estimates, judgments and assumptions. We periodically review our estimates in light of changes in circumstances, facts and experience. The effects of material revisions in estimates are reflected in the financial statements prospectively from the date of the change in estimate. Our significant accounting policies are more fully described in Note 2 to our financial statements included elsewhere in this Registration Statement.

We define our critical accounting policies as those accounting principles that require us to make subjective estimates and judgments about matters that are uncertain and are likely to have a material impact on our financial condition and results of operations, as well as the specific manner in which we apply those principles. We believe the critical accounting policies used in the preparation of our financial statements that require significant estimates and judgments are the following:

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate to the carrying amount. If the operation is determined to be unable to recover the carrying amount of its assets, then these assets are written down first, followed by other long-lived assets of the operation to fair value. Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the assets.

Intangible Assets

The Company records its intangible assets at cost in accordance with ASC 350, Intangibles – Goodwill and Other. The Company reviews the intangible assets for impairment on an annual basis or if events or changes in circumstances indicate it is more likely than not that they are impaired. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale or disposition of a significant portion of the business, or other factors.

Goodwill

Goodwill represents the excess of the purchase price of acquired business over the estimated fair value of the identifiable net assets acquired. Goodwill is not amortized but is tested for impairment at least once annually, at the reporting unit level or more frequently if events or changes in circumstances indicate that the asset might be impaired. The goodwill impairment test is applied by performing a qualitative assessment before calculating the fair value of the reporting unit. If, on the basis of qualitative factors, it is considered not more likely than not that the fair value of the reporting unit is less than the carrying amount, further testing of goodwill for impairment would not be required. Otherwise, goodwill impairment is tested using a two-step approach.

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The first step involves comparing the fair value of the reporting unit to its carrying amount. If the fair value of the reporting unit is determined to be greater than its carrying amount, there is no impairment. If the reporting unit’s carrying amount is determined to be greater than the fair value, the second step must be completed to measure the amount of impairment, if any. The second step involves calculating the implied fair value of goodwill by deducting the fair value of all tangible and intangible assets, excluding goodwill, of the reporting unit from the fair value of the reporting unit as determined in step one. The implied fair value of the goodwill in this step is compared to the carrying value of goodwill. If the implied fair value of the goodwill is less than the carrying value of the goodwill, an impairment loss equivalent to the difference is recorded.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with ASC 815 “Derivatives and Hedging”.

ASC 815 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards.

The Company accounts for convertible instruments (when it has determined that the embedded conversion options should not be bifurcated from their host instruments) in accordance with ASC 470-20 “Debt – Debt with Conversion and Other Options.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Original issue discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

ASC 815-40 “Derivatives and Hedging – Contracts in Entity’s Own Equity” provides that, among other things, generally, if an event is not within the entity’s control could or require net cash settlement, then the contract shall be classified as an asset or a liability

Derivative Financial Instruments Indexed to the Company’s Common Stock

We have generally issued derivative financial instruments, such as warrants, in connection with our equity offerings. We evaluate the terms of these derivative financial instruments in order to determine their accounting treatment in our financial statements. Key considerations include whether the financial instruments are freestanding and whether they contain conditional obligations. If the warrants are freestanding, do not contain conditional obligations and meet other classification criteria, we account for the warrants as an equity instrument. However, if the warrants contain conditional obligations, then we account for the warrants as a liability until the conditional obligations are met or are no longer relevant. Because no established market prices exist for the warrants that we issue in connection with our equity offerings, we must estimate the fair value of the warrants, which is as inherently subjective as it is for stock options, and for similar reasons as noted in the stock-based compensation section above. For financial instruments which are accounted for as a liability, we report any changes in their estimated fair values as gains or losses in our Consolidated Statement of Income.

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Variable Interest Entity (VIE) Accounting

We evaluate our ownership, contractual relationships and other interests in entities to determine the nature and extent of the interests, whether such interests are variable interests and whether the entities are VIEs in accordance with ASC 810, Consolidations. These evaluations can be complex and involve Management judgment as well as the use of estimates and assumptions based on available historical information, among other factors. Based on these evaluations, if the Company determines that it is the primary beneficiary of a VIE, the entity is consolidated into the financial statements.

Investments - Equity Method

The Company accounts for equity method investments at cost, adjusted for the Company’s share of the investee’s earnings or losses, which are reflected in the consolidated statements of operations. The Company periodically reviews the investments for other than temporary declines in fair value below cost and more frequently when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.

The Investment in GMP Bio represents the investment into equity securities for which the Company elected the fair value option pursuant to ASC 825-10-15 and subsequent fair value changes in the GMP Bio shares are included in the result from continuing operations.

Joint Venture agreement

We have equity interest in unconsolidated arrangement that is primarily engaged in the business of drug discovery, development, and commercialization, including but not limited to development and commercialization of TGF-beta therapeutics as well as establishing and operating contract development and manufacturing organization (CDMO) facilities and capabilities. The Company first review the arrangement to determine if it meets the definition of an accounting joint venture pursuant to ASC 323-10-20. In order to meet the definition of a joint venture, the arrangement must have all of the following characteristics, (i) the arrangement is organized within a separate legal entity, (ii) the entity is under the joint control of the venturers, (iii) the venturers must be able to exercise joint control through their equity investments, (iv) the qualitative characteristics of the entity, including its purpose and design must be consistent with the definition of a joint venture.

We consolidate arrangements that are considered to be VIEs where we are the primary beneficiary. We analyze our investments in joint ventures to determine if the joint venture is considered a VIE and would require consolidation. We (i) evaluate the sufficiency of the total equity investment at risk, (ii) review the voting rights and decision-making authority of the equity investment holders as a group and whether there are limited partners (or similar owning entities) that lack substantive participating or kick out rights, guaranteed returns, protection against losses, or capping of residual returns within the group and (iii) establish whether activities within the venture are on behalf of an investor with disproportionately few voting rights in making this VIE determination.

To the extent that we own interests in a VIE and we (i) have the power to direct the activities that most significantly impact the economic performance of the VIE and (ii) have the obligation or rights to absorb losses or receive benefits that could potentially be significant to the VIE, then we would be determined to be the primary beneficiary and would consolidate the VIE. To the extent that we own interests in a VIE, then at each reporting period, we re-assess our conclusions as to which, if any, party within the VIE is considered the primary beneficiary.

To the extent that our arrangements do not qualify as VIEs, they are consolidated if we control them through majority ownership interests or if we are the managing entity (general partner or managing member) and our partner does not have substantive participating rights. Control is further demonstrated by our ability to unilaterally make significant operating decisions, refinance debt, and sell the assets of the joint venture without the consent of the non-managing entity and the inability of the non-managing entity to remove us from our role as the managing entity.

We use the equity method of accounting for those arrangements where we exercise significant influence but do not have control. Under the equity method of accounting, our investment in each arrangement is included on our consolidated balance sheet; however, the assets and liabilities of the joint ventures for which we use the equity method are not included on our consolidated balance sheet.

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When we sell or contribute properties to unconsolidated arrangements and retain a non-controlling ownership interest in such assets, we recognize the difference between the consideration received and the carrying amount of the asset sold or contributed when its derecognition criteria are met. The equity method investment we retain in such partial sale transactions is noncash consideration and is measured at fair value. As a result, the accounting for a partial sale will result in the recognition of a full gain or loss.

When circumstances indicate there may have been a reduction in the value of an equity investment, we evaluate whether the loss in value is other than temporary. If we conclude it is other than temporary, we recognize an impairment charge to reflect the equity investment at fair value.

The Company elected the fair value option under the fair value option Subsection of Section 825-10-15 to account for its equity-method investment.

Research and Development Expense

Research and development expense consists of costs we incur for the development of our investigational drugs and, to a lesser extent, for preclinical research activities. Research and development costs are expensed as incurred. Research and development expense includes clinical trial costs, salaries and benefits of employees, including associated stock-based compensation, payments to clinical investigators, drug manufacturing costs, laboratory supplies and facility costs. Clinical trial costs are a significant component of our research and development expense, and these can be difficult to accurately estimate. Included in clinical trial costs are fees paid to other entities that conduct certain research and development activities on our behalf, such as clinical research organizations, or CROs. We estimate clinical trial expense based on the services performed pursuant to contracts with research institutions such as CROs and the actual clinical investigators. These estimates are based on actual time and expenses incurred by the CRO and the clinical investigators. Also included in clinical trial expense are costs based on the level of patient enrollment into the clinical trial and the actual services performed under the related clinical trial agreement. Changes in clinical trial assumptions, such as the length of time estimated to enroll all patients, rate of screening failures, patient drop-out rates, number and nature of adverse event reports and the total number of patients enrolled can impact the average and expected cost per patient and the overall cost of the clinical trial. Based on patient enrollment reports and services provided, we may periodically adjust estimates for the clinical trial costs. If we do not identify costs that we have begun to incur or if we underestimate or overestimate the level of services performed, the length of time for these services or the costs of these services, our actual expenses could differ from our estimates.

Share-Based Compensation

We record the estimated fair value of all share-based payments issued to employees and other service providers. Our share-based payments consist primarily of stock options. The valuation of stock options is an inherently subjective process, since market values are not available for any stock options in our equity securities. Market values are also not available on long-term, non-transferable stock options in other equity securities. With no market values on options to trade in our common stock and no comparable market values on any long-term non-transferable stock options, the process of valuing our stock options is even more uncertain and subjective. Accordingly, we use a Black-Scholes option pricing model to derive an estimated fair value of the stock options which we issue. The Black-Scholes option pricing model requires certain input assumptions, including the expected term of the options and the expected volatility of our common stock. Changes in these assumptions could have a material impact on the estimated fair value that we record for share-based payments that we issue. We determine the term of the options based on the simplified method, which averages the vesting period and the contractual life of the stock option. We determine the expected volatility based on the historical volatility of our common stock over a period commensurate with the option’s expected term. The Black-Scholes option pricing model also requires assumptions for risk-free interest rates and the expected dividend yield of our common stock, but we feel that these values are more objective and note that changes in these values do not have a significant impact on the estimated value of the options when compared to the volatility and term assumptions.

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We are also required to estimate the level of award forfeitures expected to occur and record compensation expense only for those awards that are ultimately expected to vest. Accordingly, we perform a historical analysis of option awards that are forfeited prior to vesting, and record total stock option expense that reflects this estimated forfeiture rate

Results of Operations

Comparison of the Results of Operations for the Year Ended December 31, 2024 to the Year Ended December 31, 2023

A comparison of the Company’s operating results for the year ended December 31, 2024 and 2023, respectively, is as follows.

	December 31, 2024	December 31, 2023	Variance
Service revenue	-	70,000	(70,000)
Total revenue		70,000
Operating expense:
Research and development	$(1,026)	$61,143	$(62,169)
General and administrative	377,039	573,726	(196,687)
Goodwill impairment	3,200,000	6,083,146	(2,883,146)
Total operating expense	3,576,013	6,718,015	(3,142,002)

Income (loss) from operations	(3,576,013)	(6,648,015)	3,072,002
Interest expense, net	(857,723)	(1,044,786)	187,063
Reimbursement for expenses – related party	22,937	72,246	(49,309)
Change in fair value of investment in GMP Bio	-	12,706	(12,706)
Change in the value of derivatives on debt	(280,402)	(225,074)	(55,328)
Loss on debt conversion	(88,258)	(373,142)	284,884
Net loss before controlling interests	$(4,779,459)	$(8,206,065)	$3,426,606

Net Loss

We recorded a net loss of approximately $4.8 million for the year ended December 31, 2024 compared to a net loss of approximately $8.2 million for same period in 2023. The lower loss of approximately $3.4 million for the year ended December 31, 2024, as compared to the same period of 2023 was primarily due to recording of lower impairment to goodwill in 2024 by approximately $2.8 million, approximately $0.1 million of lower research and development expenses and $0.2 million of lower general and administrative expenses, offset by lower loss recorded on conversion of debt, lower interest expense by approximately $0.2 million, offset by lower reimbursement for expenses from a related party of approximately $50 thousand and higher change in value of derivatives on debt by approximately $55 thousand.

Service Revenue

During the year ended December 31, 2024, no service revenue was recorded, as compared to a service revenue of $70,000 received from the Biomedical Advanced Research and Development Authority for certain services related to our work on their Long COVID-19 research, for the year ended December 31, 2023.

Research and Development Expense

Research and Development (“R&D”) expense decreased by approximately $62 thousand, due to a reversal of expenses of approximately $1 thousand for the year ended December 31, 2024, as compared to $61 thousand for the year ended December 31, 2023, primarily due to other operational expenses related to OT-101 being borne by the JV.

As previously disclosed, and as a result of our JV, we expect our R&D expense to decrease for the remainder of the year 2024, specifically for activities related to OT-101, including the initiation of new clinical trials. Any other development expenses will be subject to our continuing ability to secure sufficient funding to continue planned operations.

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General and Administrative Expense

General and administrative (“G&A”) expense decreased by approximately $0.2 million, to approximately $0.4 million for the year ended December 31, 2024, as compared to approximately $0.6 million for the same period of 2023, due to lower administrative expenses.

Goodwill Impairment

We recorded a goodwill impairment of approximately $3.2 million on the approximately $16.2 million goodwill, which we recorded upon our acquisition of PointR, for the year ended December 31, 2024, compared to impairment of $6.1 million recorded during the same period in 2023.

During 2024, our stock price, solely based on the market capitalization of our Company, and the general economic conditions, which adversely impacted the majority of the pharmaceutical and biotechnology industry, were indicative of a potential impairment of our goodwill. While we evaluated and concluded that the AI technologies related to the PointR acquisition are not adversely impacted at this time, and the Company continues to develop other AI technologies, the significant reduction of our market capitalization required us to record an impairment on the goodwill to the extent of the difference between the net assets of the Company over the fair value based on the market capitalization during the year.

Interest Expense

We recorded interest expense, including amortization of debt costs, of approximately $0.9 million for the year ended December 31, 2024, primarily in connection with debt raised from various convertible notes and the two private placements through JH Darbie, November/December 2021 Financing and May/June 2022 financing as compared to approximately $1.0 million for the same period of 2023, in connection with debt raised from convertible notes and JH Darbie during 2023. For more information on debt raised from convertible notes and the JH Darbie Financing, see Note 5, Note 7 and Note 8 of the Consolidated Financial Statements of this Annual Report.

Reimbursement of expenses

The Company was reimbursed approximately $20 thousand, by Autotelic Inc. a related party, during the year ended December 31, 2024 for expenses incurred by the Company on behalf of our JV, compared to reimbursement of approximately $72 thousand during the year ended December 31, 2023.

Change in fair value of investment in GMP Bio

We have recorded no change in fair value of our investment in GMP Bio for the year ended December 31, 2024, compared to a change of approximately $13,000 for the year ended December 31, 2023, based on third-party fair valuation of GMP Bio in accordance with US GAAP. As of December 31, 2024, the Company assessed the fair value of its investment in the JV and determined that no change in the fair value was required, until a triggering event has occurred, similar to, but not limited to, any fund raising event, entering into an IPO or any other major event enabling the Company to reassess the fair value of its investment in the JV.

Change in value of derivatives

During the year ended December 31, 2024, we recorded a loss of approximately $0.3 million, as compared to approximately $0.2 million recorded during the year ended December 31, 2023, due to the change in value of derivatives on the notes issued to our CEO and the bridge investors.

Loss on Conversion of Debt

During the year ended December 31, 2024, we recorded a loss on conversion of debt of approximately $0.01 million, as compared to a similar loss of approximately $0.4 million during the same period of 2023.

Liquidity, Financial Condition and Capital Resources ($s in ‘000’s)

	December 31, 2024	December 31, 2023
Cash, including restricted cash	$106	$190
Working capital	(19,065)	(16,233)
Stockholders’ Equity	8,252	11,611

The Company has experienced net losses every year since inception and as of December 31, 2024, had an accumulated deficit of approximately $38 million, including approximately $3.2 million goodwill impairment recorded during the year 2024. As of December 31, 2024, the Company had approximately $0.1 million in cash and current liabilities of approximately $19.2 million, of which approximately $1.3 million are net assumed liabilities of the Company as part of the Oncotelic Inc. reverse merger, $4.7 million of debt, including accrued interest, related to debt for conducting clinical trials for OT-101 from GMP and $2.6 million is contingent liability to issue common shares of the Company to PointR shareholders upon achievement of certain milestones. Management expects to incur significantly lower costs losses, especially due to the transfer of costs over to the JV, especially in connection with the development of OT-10, in the foreseeable future but also recognizes the need to raise capital to remain viable. The Company’s limited capital resources, history of recurring losses and uncertainties as to whether the Company’s operations will become profitable raise substantial doubt about its ability to continue as a going concern. The financial statements contained in this report do not include any adjustments related to the recoverability of assets or classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

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The principal source of the Company’s working capital deficit to date has been the issuance of convertible notes, a substantial part of which has been provided by officers and certain insiders, and sale of equity under the EPA with Peak One. The Company will need to raise additional capital in order to fund its operations and continue development of its product candidates. The Company is evaluating the options to further the development of the Company’s product candidates, AL-101, Artemisinin for COVID-19, developing AI technologies to support the COVID-19 therapies; in addition to evaluating the development pathway of its product candidates; OXi4503 and/or CA4P. The Company is also independently planning to develop OT-101 for certain animal health indications and contemplating using crypto currencies for that platform. The Company has been developing OT-101 for various cancers, as well as a nanoparticle platform through the JV. Substantial development on that front has occurred during the past year.

The Company anticipates raising substantial additional capital through the sale of equity securities and/or debt, but no new financing arrangements are in place at this time.

If the Company is unable to access additional funds when needed, it may not be able to continue the development of these investigational drugs and the Company could be required to delay, scale back or eliminate some or all of its development programs and operations. Any additional equity financing, if available, would be dilutive to the current stockholders and may not be available on favorable terms. Additional debt financing, if available, may involve restrictive covenants and could also be dilutive. The Company’s ability to access capital is not assured and, if access is not achieved on a timely basis, would materially harm the Company’s financial condition, the value of its common stock and its business prospects.

Cash Flows ($s in ‘000s)

	Year ended December 31,
	2024	2023
Net cash used in operating activities	$(740)	$(1,321)
Net cash provided by financing activities	656	1,250
Increase/ (decrease) in cash	$(84)	$(71)

Operating Activities

For the year ended December 31, 2024, net cash used in operating activities was approximately $0.7 million. This was due to the net loss of approximately $4.8 million, primarily reduced by approximately $3.2 million of goodwill impairment, approximately $0.3 million due to a change in fair value of derivatives, approximately $0.1 million of amortization of debt and finance discounts, approximately $0.01 million of loss on conversion of debt and increased by approximately $0.3 million due to changes in operating assets and liabilities.

For the year ended December 31, 2023, net cash used in operating activities was approximately $1.3 million. This was due to the net loss of approximately $8.2 million, primarily reduced by approximately $0.2 million due to a change in fair value of derivatives, approximately $6.1 million of goodwill impairment, approximately $0.3 million of amortization of debt and finance discounts, approximately $0.01 million of loss on conversion of debt and increased by approximately $0.1 million due to changes in operating assets and liabilities.

Financing Activities

For the year ended December 31, 2024, net cash provided by financing activities was approximately $0.7 million due to approximately $0.7 million raised through short term loans.

For the year ended December 31, 2023, net cash provided by financing activities was approximately $1.3 million. Net cash provided was due to approximately $1.4 million raised through short term loans and repayments of approximately $0.1 million.

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Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Effects of Inflation

We do not believe that inflation has had a material impact on our business, revenues or operating results during the periods presented.

Contractual Obligations

Our current drug development programs are based on a series of compounds called combretastatins, which we have exclusively licensed from Arizona State University, or ASU. If our current drug candidates are approved, we will be required to pay low to mid-single-digit royalties on future net sales of products associated with the ASU patent rights until these patent rights expire.

We also have an exclusive license from Bristol-Myers Squibb, or BMS, for certain patent rights to particular combretastatins, including CA4P. If CA4P is approved, we will be required to pay low-single-digit royalties on future net sales of products associated with the BMS patent rights until these patent rights expire.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table sets forth certain information about our current directors and executive officers followed by individual biographies of the directors and executive officers of the Company, including their business experience and other relevant information as of December 31, 2024.

Name	Age	Position
Vuong Trieu, Ph. D.	60	Chairman of the Board and Chief Executive Officer
Amit Shah	58	Chief Financial Officer
Saran Saund	67	Chief Business Officer
Anthony E. Maida III	72	Chief Medical Officer – Translation Medicine & Director
Steven W. King	60	Director and Consultant
Seymour Fein, M.D.	76	Chief Regulatory Officer and Chief Medical Officer (Consultant)

Vuong Trieu, Ph.D. was the founder and Chairman of the Board of Directors of Oncotelic Inc., having served in such capacity since 2014, and now serves as the Company’s Chief Executive Officer (“CEO”) and Chairman of the Board of Directors. Dr. Trieu has been involved in drug discovery, development, and commercialization for over 25 years, including his contributions as co-inventor of Abraxane®. He previously served as Executive Chairman and Interim CEO of Marina Biotech, Inc. from 2016 to 2018. Marina Biotech was a developer of tkRNA for the treatment of FAP/CRC (Familial adenomatous polyposis/ Colorectal Cancer). Prior to that, he also served as President and CEO of IgDraSol, Inc.— a developer of a 2nd generation Abraxane—beginning in 2012 until its acquisition by Sorrento Therapeutics, Inc. in 2013. He served as Chief Scientific Officer for Sorrento Therapeutics, Inc. and a member of that company’s board of directors from 2013 until 2014. Previously, Dr. Trieu was Senior Director of Pharmacology/Biology at Abraxis Bioscience/Celgene, where he led the preclinical, clinical and PK/biomarker development of Abraxane, and was the co-inventor of the intellectual property covering Abraxane. Earlier in his career, Dr. Trieu held positions at Genetic Therapy/Sandoz (leading the adenoviral gene therapy program against atherosclerosis), Applied Molecular Evolution (AME)/Lily (leading the expression, purification, and preclinical testing of mAb therapeutics) and Parker Hughes Institute (Director of Cardiovascular Biology program that evaluated a series of small molecules and biologics against preclinical models of atherosclerosis, dyslipidemia, stroke, ALS, and restenosis). Dr. Trieu holds a PhD in Microbiology, BS in Microbiology and Botany. He is a member of ENDO, ASCO, AACR, and many other professional organizations. Dr. Trieu is published widely in oncology, cardiovascular, and drug development.

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Dr. Trieu has over 100 patent applications and 39 issued U.S. patents.

The Board believes that Dr. Trieu’s extensive experience as an executive at various biotechnology and biopharmaceutical companies as well as his service on private and public company boards qualifies him to serve on the Board.

Amit Shah was appointed as our Chief Financial Officer effective in July 2019. Mr. Shah has served as a senior financial officer for a number of life science companies, including Chief Financial Officer at Marina Biotech, Inc., a publicly traded biotechnology company from 2017 to 2018; Vice President of Finance & Accounting Insightra Medical Inc. from 2014 to 2015, Acting Chief Financial Officer of Insightra Medical Inc. in 2015; VP Finance and Acting Chief Financial Officer at IgDraSol Inc. in 2013; Corporate Controller & Director of Finance at ISTA Pharmaceuticals from 2010 to 2012; Corporate Controller at Spectrum Pharmaceuticals from 2007 to 2010: and as Controller / Senior Manager Internal Audits at Caraco Pharmaceuticals Laboratories from 2000 to 2007. In addition to his work with life sciences companies, Mr. Shah served as the Chief Financial Officer at Eagle Business Performance Services, a management consulting and business advisory firm from end of 2018 through March 2019 and as a consultant and ultimately Senior Director of Finance – ERP, at Young’s Market Company from 2015 to 2017. Mr. Shah received a Bachelor’s of Commerce degree from the University of Mumbai, and is an Associate Chartered Accountant from The Institute of Chartered Accountants of India. Mr. Shah is also an inactive CPA from Colorado, USA.

Saran Saund has served as the Chief Business Officer of the Company since November 2019. Prior to that, he was the Chief Executive Officer and Founder of PointR Data Inc. from 2016 to 2019 where the revenue generating startup developed an innovative AI for cashier-less automated retail stores. From 2013 to 2016 Saran Saund served as managing partner of Astralync LLC that specialized in open-source AI frameworks and developed an industry consortium. Previously, Saran Saund held positions as General Manager, founder and CEO at various companies, including Cambridge Silicon Radio (acquired by Qualcomm), Marvell Semiconductors Inc., and PicoMobile Inc (acquired by Marvell). Mr. Saund received his MSc. Tech in Computer Science from BITS Pilani (India) and MS Computer Science from Penn State University.

Anthony E. Maida III, Ph.D., M.A., M.B.A. was appointed to the Board in May 2020. Dr, Maida was also appointed as a consultant Chief Medical Officer of the Company in April 2020. Dr. Maida has been involved in the clinical development of immunotherapy for over 27 years in various executive management positions. Since June 2010, Dr. Maida has served as Senior Vice President, Clinical Research for Northwest Biotherapeutics, Inc., a cancer vaccine company focused on therapy for patients with glioblastoma multiforme and prostate cancer. From June 2009 through June 2010, Dr. Maida served as Vice President of Clinical Research and General Manager, Oncology, Worldwide for PharmaNet, Inc., a clinical research organization. From 1997 through 2010, Dr. Maida served as Chairman, Founder and Director of BioConsul Drug Development Corporation and Principal of Anthony Maida Consulting International, advising pharmaceutical and investment firms, in the clinical development of therapeutic products and product/company acquisitions. From 1992 to September of 1999, Dr. Maida was President and Chief Executive Officer of Jenner Biotherapies, Inc., an immunotherapy company. Dr. Maida is currently a member of the board of directors and audit chair of Spectrum Pharmaceuticals, Inc. and Vitality Biopharma, Inc. (OTCQB: VBIO) and was formerly a member of the board of directors and audit chair of OncoSec Medical Inc. (OTCQB: ONCS). Dr. Maida holds a B.A. in Biology and History, an M.B.A., an M.A. in Toxicology and a Ph.D. in Immunology. He is a member of the American Society of Clinical Oncology, the American Association for Cancer Research, the Society of Neuro-Oncology, and the International Society for Biological Therapy of Cancer and the American Chemical Society.

The Board believes that Dr. Maida is qualified to serve on the Board and as the Chief Medical Officer due to his extensive experience as an executive at various biotechnology and biopharmaceutical companies as well as his service on private and public company boards.

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Steven W. King was appointed to the Board in May 2020. He previously served as the CEO of Peregrine Pharmaceuticals, Inc. and its wholly owned biomanufacturing subsidiary Avid Bioservices, Inc., during which time the company advanced its lead compound through Phase 3 development, while growing revenues to over $55 million. Prior to joining Peregrine, Mr. King was employed at Vascular Targeting Technologies, Inc., which was acquired by Peregrine in 1997. Mr. King served in a variety of executive roles at Peregrine, including Director of Research and Development from 1997 to 2000; Vice President Technology and Product Development from 2000 to 2002; Chief Operating Officer from 2002 to 2003; and Chief Executive Officer from 2003 to 2017. Mr. King served on the board of directors of Peregrine from 2003 until 2017. Mr. King previously worked at the University of Texas Southwestern Medical Center and is co-inventor on over 40 U.S. and foreign patents and patent applications in the vascular targeting agent field. Mr. King received his Bachelor’s and Master’s degrees from Texas Tech University in Cell and Molecular Biology.

The Board believes Mr. King is qualified to serve as a director because of his extensive scientific understanding of technologies in development and expertise in developing and manufacturing biologics, combined with the perspective and experience he brings from having previously served on the boards of public companies.

Seymour Fein, M.D. was appointed to in May 2022 as the Company’s Consulting Chief Regulatory Officer. Dr. Fein has been managing partner of the clinical and regulatory consulting organization, CNF Pharma, LLC for the last 20 years and in that capacity has worked closely with numerous new drug reviewing divisions at the FDA including the divisions of oncologic drug products. Dr. Fein’s professional activities have been focused on drug development research for over 35 years. He has been extensively involved in the successful development of numerous drugs, biologics and medical devices during this time leading to FDA approvals for over 20 drugs (NDAs, sNDAs, BLAs) and devices (PMAs). Dr. Fein began his career at Hoffmann-La Roche Ltd. as a senior research physician and was responsible for a clinical development program that led to U.S. Food and Drug Administration (FDA) approval of recombinant interferon-alpha for cancer treatment. Dr. Fein was also the medical director of Bayer Healthcare Pharmaceuticals (U.S.) where he was responsible for therapeutic areas including gastroenterology, oncology, and cardiology. He later served as medical director for Rorer Group (now part of Sanofi) and Ohmeda (now part of Baxter). Dr. Fein founded and has been managing partner of a clinical and regulatory consulting organization and has worked closely with the numerous new drug review divisions at the FDA including the divisions of oncologic drug products. Dr. Fein has successfully overseen entrepreneurial drug development leading to the FDA approval of two orphan drug products in the field of gastroenterology and the first drug approved for the treatment of nocturia in the field of urology. Dr. Fein received his B.A. degree from the University of Pennsylvania and his M.D. degree with honors from New York Medical College. He completed a three-year residency in internal medicine at Dartmouth and a three-year fellowship in medical oncology and hematology at Harvard Medical School, where he served as an instructor of medicine during his final fellowship year. Dr. Fein is board-certified in both oncology and internal medicine.

The Board had three standing committees, which consisted of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee (collectively, the “Committees”), We have discontinued all the Committees since July 2021 and since that date, the full Board serves in lieu of all Committees. Once we engage new directors to the Board, we will restart the Committees, and the members will serve on these committees until their resignation or as otherwise determined by our Board.

Audit Committee

For the year ended December 2024, the full Board acted in lieu of an Audit Committee. The full Board met four times during the year ended December 31, 2024 in lieu of the Audit Committee.

Our Audit Committee had the authority to retain and terminate the services of our independent registered public accounting firm, reviews our annual financial statements, considers matters relating to accounting policy and internal controls, and reviews the scope of our annual audits. Such functions are currently being managed by our full Board.

The Board had adopted a charter for the Audit Committee, which is to be reviewed and reassessed annually by the Audit Committee. Due to a lack of the Committee, such review and evaluation has not been done. A copy of the Audit Committee’s written charter is publicly available on our website at www.oncotelic.com.

Compensation Committee

For the year ended December 2024, the full Board acted in lieu of Compensation Committee. The full Board did not meet during the year ended December 31, 2024, since there were no compensation-based decisions to be made considering all the employees of the Company being paid by the JV.

The Compensation Committee’s responsibilities include making recommendations to the Board regarding the compensation philosophy and compensation guidelines for our executives, the role and performance of our executive officers, and appropriate compensation levels for our CEO, which are determined without the CEO present, and other executives based on a comparative review of compensation practices of similarly situated businesses. The Compensation Committee also makes recommendations to the Board regarding the design and implementation of our compensation plans and the establishment of criteria and the approval of performance results relative to our incentive plans. Our Compensation Committee also administers our 2005 Stock Plan, our 2015 Equity Incentive Plan and our 2017 Equity Incentive Plan. Each member of the Compensation Committee qualifies as independent under the definition promulgated by The NASDAQ Stock Market and qualifies as a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act.

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The Compensation Committee reviews and assesses the three main components of each named executive officer’s compensation: base salary, incentive compensation, and equity compensation. Adjustments to base salary are generally only made when there has been a change in the scope of the responsibilities of the named executive officer or when, based on a review of the base salary component of executive officers in companies of a similar size and stage of development, the Compensation Committee members believe that an adjustment is warranted in order to remain competitive. The executive management of the Company determines and agrees with the Compensation Committee on its corporate goals and objectives for the ensuing year. At the end of each year, the attainment of each objective is assessed and incentive awards may be made to each executive based on his or her contribution to achieving the objectives. Awards are made based on either provision of an executive’s employment agreement, or an assessment of each executive’s equity compensation position relative to the Company’s other executives.

The Compensation Committee also typically reviews our director compensation on at least an annual basis. The Compensation Committee has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. Currently there are no independent compensation consultants retained by the Company.

Nominating and Governance Committee

For the year ended December 2024, the Company had no Nominating and Governance Committee. The full Board acted in lieu of Nominating and Governance Compensation Committee. The full board did not meet in lieu of the Nominating Committee during the year ended December 31, 2023, since there were no nominating or governance based decisions to be made.

The Nominating and Governance Committee’s responsibilities include making recommendations to the full Board as to the size and composition of the Board and making recommendations as to particular nominees to the Board. All members of the Nominating and Governance Committee qualify as independent under the definition promulgated by The NASDAQ Stock Market.

Board Attendance at Board of Directors, Committee and Stockholder Meetings

Our Board met 5 times, which included 4 times in lieu of the Audit Committee, approved certain corporate actions by unanimous written consents three times during the fiscal year ended December 31, 2024. Each of our directors serving during fiscal 2024 attended all the meetings of the Board and in lieu of the Committees of the Board upon which such director served and that were held during the year ended December 31, 2024.

Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, directors are encouraged to attend.

Board Leadership Structure

Our Board has the discretion to determine whether to separate or combine the roles of Chair of the Board and Chief Executive Officer. Dr. Trieu has served in both roles since his appointment to the Board after the reverse merger with Oncotelic and our Board continues to believe that his combined role is most advantageous to the Company and its stockholders. Dr. Trieu possesses in-depth knowledge of the issues, opportunities and risks facing us, our business and our industry and is best positioned to fulfill the Board Chair’s responsibility to develop meeting agendas that focus the Board’s time and attention on critical matters and to facilitate constructive dialogue among Board members on strategic issues.

In addition to Dr. Trieu’s leadership, the Board maintains effective independent oversight through a number of governance practices, including, open and direct communication with management, input on meeting agendas, and regular executive sessions.

Risk Oversight

Our Board oversees a company-wide approach to risk management, determines the appropriate risk level for us generally, and assesses the specific risks faced by us to reviews the steps taken by management to mitigate those risks. Although our Board has ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas.

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Specifically, our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers and our Audit Committee oversees management of enterprise risks and financial risks, as well as potential conflicts of interests. The Board will be responsible for overseeing the management of risks associated with the independence of our Board.

Compensation Committee Interlocks and Insider Participation

None of our executive officers, except Dr. Trieu, served as a member of the Board or Compensation Committee, or other committee serving an equivalent function, of any entity that has an executive officer and who serves on our Board or Compensation Committee since 2019. After the merger of the Company with Oncotelic Inc., our Chief Executive Officer, Dr. Trieu has been identified and is a control person of Autotelic, Inc.

Also, Mr. Steven King, was the CEO of Edgepoint Inc., an AI company that is a non-controlling interest subsidiary of the Company. Dr. Maida is currently consulting as the Chief Medical Officer with the Company in regards to its planned trials for OT-101 for COVID-19 and other oncology indications.

Corporate Code of Ethics

We have adopted a Corporate Code of Conduct and Ethics (the “Code of Conduct”) that applies to all of our employees, including our CEO and CFO. The text of the Code of Conduct has been filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2014, and is posted on our website at www.oncotelic.com. Disclosure regarding any amendments to, or waivers from provisions of the code of conduct and ethics that apply to our directors and principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC and us initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock and other equity securities. For these purposes, the term “other equity securities” would include options granted under the Company’s 2005 Stock Plan (the “2005 Stock Plan”), the Company’s 2015 Equity Incentive Plan (the “2015 Plan”) and the Company’s 2017 Equity Incentive Plan (the “2017 Plan”). To our knowledge, based solely on a review of the forms and written representations received by us from our Section 16 reporting persons, during the fiscal year ended December 31, 2019, all Section 16(a) filing requirements applicable to the reporting persons were properly and timely satisfied.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation paid during the years ended December 31, 2024 and 2023 to our principal executive officer, principal financial officer and certain of our other executive officers, who are collectively referred to as “named executive officers” elsewhere in this Annual Report.

Name and Principal Position	Year	Salary $(1)	Bonus $	Stock Awards $(2)	All Other Compensation $	Total $
Vuong Trieu, Ph. D.	2024	—	—	—	—	—
President and Chief Executive Officer	2023	—	—	—	—	—

Anthony E. Maida III, Ph. D., M.D. MBA	2024	—	—	—	—	—
Chief Medical Officer (May 2020) Consultant	2023	—	—	—	—	—

Saran Saund	2024	—	—	—	—	—
Chief Business Officer	2023	—	—	—	—	—

Amit Shah	2024	—	—	—	—	—
Chief Financial Officer	2023	—	—	—	—	—

(1) Assuming the continuation of the cash compensation and benefits continue to be borne by the JV, the Company will not report such compensation information as part of the Company’s Executive Compensation.

(2) During the years 2024 and 2023, the Company has not granted any stock awards to any of its executive officers or directors, as the Company does not have a sufficient pool under the stock option plans to make such awards

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Narrative Disclosure to Summary Compensation Table

Vuong Trieu, Ph. D., Saran Saund and Amit Shah

Commencing in August 2019, the Company entered into Employment Agreements and incentive compensation arrangements with each of its executive officers. The Employment Agreements provide for annual base salaries for each year of the term, subject to review and adjustment by the Board or the Compensation Committee from time to time. Each Employment Agreement provides that the executive shall be eligible for an annual discretionary cash bonus expressed as a percentage the executive’s base salary, subject to their achievement of performance targets and goals established by the Board or the Compensation Committee. Mr. Saund was appointed as an Executive Officer in November 2019 after the PointR merger. Dr. Maida was appointed as our consultant Chief Medical Officer – Translation Medicine in May 2020 and does not have an Employment Agreement. Each of the executive officers entered into the Company’s standard form of indemnification agreement.

Dr. Fein was appointed as the Chief Regulatory Officer in May 2022. Further, Dr. Fein was appointed as Chief Medical Officer in February 2023.

The initial base salaries and discretionary cash bonus amounts have been set for the executives as follows:

Executive	Title	Initial Base Salary	Discretionary Bonus (% of Base)
Vuong Trieu	Chief Executive Officer	$450,000	50%
Amit Shah	Chief Financial Officer	$320,000	40%
Saran Saund	Chief Business Officer	$230,000	40%
Anthony E. Maida III(1)	Chief Medical Officer	$180,000	NA

(1)	Dr. Maida is a consultant to the Company and currently does not have an Employment Agreement.

The Company did not grant any increases in cash compensation to any of its Executive Officers, other than Mr. Saund whose compensation was increased to $320,000 in 2023, since the initial employment agreement due to the financial condition of the Company. However, such compensation was paid to Mr. Saund by the JV and hence not reported above. Further, as disclosed previously, our JV has paid the cash compensation to our employees, including all the other executive officers named above, since the first quarter of 2023.

The stock-based compensation on the issuance the stock options has been reported under Summary Compensation Table above, if and when granted.

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Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding grants of stock options as of December 31, 2024 to each of the executive officers named in the Summary Compensation Table. The table below reflects the options and restricted shares that are issuable to Messrs. Trieu, Maida, Saund and Shah.

		Option Awards
Name	Type	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date
Vuong Trieu, Ph. D. (1)
Chief Executive Officer & President- 2022	ISO	200,000	800,000	$0.10	7/22/2032
2021	ISO	360,000	—	$0.1398	7/8/2031
2021	ISO	200,000	—	$0.1626	9/3/2031

Saran Saund (1)
Chief Business Officer- 2022	ISO	200,000	800,000	$0.10	7/22/2032
2021	ISO	675,000	—	$0.1398	7/8/2031
2021	ISO	100,000	—	$0.1626	9/3/2031

Anthony Maida (1) 2022
Chief Medical Officer – Consultant- 2022	ISO	200,000	800,000	$0.10	7/22/2032
2021	NQSO	400,000	—	$0.1398	7/8/2031
2021	NQSO	400,000	—	$0.1626	9/3/2031

Amit Shah (1)
Chief Financial Officer- 2022	ISO	200,000	800,000	$0.10	7/22/2031
2021	ISO	400,000	—	$0.1626	7/8/2031

(1)	The stock awards had been approved by the board. The stock compensation thereon has been computed and expensed when granted and reported in the Summary Compensation Table.

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Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plans.

Potential Payments upon Termination or Change-In-Control

We have entered into certain agreements and maintain certain plans that may require us to make certain payments and/or provide certain benefits to Dr. Trieu, Mr. Saund and Mr. Shah in the event of a termination of their employment or a change of control of the Company. The following table summarizes the potential payments to Drs. Trieu and Messrs. Saund and Shah assuming that one of the described termination events occurs. The table assumes that the event occurred on December 31, 2024, the last day of our fiscal year and that each of the named officers were eligible to earn the full initial base compensation. On the final trading day of our fiscal year the closing price of our common stock on OTCQB Market was $0.04 per share.

The Employment Agreements each have a term that continues until terminated by the Company or the executive. In the event that the Company terminates an executive for “Cause”, or an executive voluntarily resigns his employment, on termination the executive will be entitled to receive all accrued and unpaid base salary, any accrued and unused paid time off, and reimbursement of outstanding business expenses. If the Employment Agreements are terminated by the Company without “Cause” or the executive resigns for “Good Reason” (each as defined in the Employment Agreement) then the executive will be entitled to additional severance benefits including: (a) a lump sum payment equal to 12 months’ of the executive’s then current base salary (18 months in the case of Dr. Trieu); (b) accelerated vesting of all outstanding stock options and incentive compensation awards, and (c) insurance benefits or COBRA coverage for 12 months (18 months in the case of Dr. Trieu) in addition to payment of accrued and unpaid personal time.

Vuong N. Trieu, Ph. D.

Executive Benefits and Payments Upon Termination	Termination within 12 months Following Change in Control	Voluntary Termination by Executive or Death	Involuntary Not for Cause Termination or Termination by Executive with Good Reason	For Cause Termination	Disability
Base Salary	$675,000	$—	$675,000	$—	$—
Annual Bonus (50% of Base Salary)	Executive entitled to Annual Bonus related to most recently completed calendar year if earned and not already paid	Executive entitled to Annual Bonus related to most recently completed calendar year if earned and not already paid	Executive entitled to Annual Bonus related to most recently completed calendar year if earned and not already paid	N/A	Executive entitled to Annual Bonus related to most recently completed calendar year if earned and not already paid
Acceleration of Vesting of Equity	100%	0%	100%	0%	0%
Stock Options:
Number of Stock Option	1,998,255	—	1,998,255	—	—
Value upon Termination*	$79,930	$—	$79,930	$—	$—
Vested Stock / Received:
Number of Shares	1,198,255	—	1,198,255	—	—
Value upon Termination*	$47,930	$—	$47,930	$—	$—
Relocation Reimbursement	N/A	N/A	N/A	N/A	N/A
Deferred Compensation Payout	N/A	N/A	N/A	N/A	N/A
Post-Term Health Care	Up to 18 months	N/A	Up to 18 months	N/A	N/A
	$18,964	$—	$18,964	$—	$—
Excise Tax Gross Up	N/A	N/A	N/A	N/A	N/A

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Saran Saund

Executive Benefits and Payments Upon Termination	Termination within 12 months Following Change in Control	Voluntary Termination by Executive or Death	Involuntary Not for Cause Termination or Termination by Executive with Good Reason	For Cause Termination	Disability
Base Salary	$320,000	$—	$320,000	$—	$—
Annual Bonus (40% of Base Salary)	Executive entitled to Annual Bonus related to most recently completed calendar year if earned and not already paid	Executive entitled to Annual Bonus related to most recently completed calendar year if earned and not already paid	Executive entitled to Annual Bonus related to most recently completed calendar year if earned and not already paid	N/A	Executive entitled to Annual Bonus related to most recently completed calendar year if earned and not already paid
Acceleration of Vesting of Equity	100%	0%	100%	0%	0%
Stock Options:
Number of Stock Options (1)	1,993,798	—	1,993,798	—	—
Value upon Termination*	$79,752	$—	$79,752	$—	$—
Vested Stock Received:
Number of Shares (1)	1,193,798	—	1,193,798	—	—
Value upon Termination*	$49,752	$—	$49,752	$—	$—
Relocation Reimbursement	N/A	N/A	N/A	N/A	N/A
Deferred Compensation Payout	N/A	N/A	N/A	N/A	N/A
Post-Term Health Care	Up to 12 months	N/A	Up to 12 months	N/A	N/A
	$5,671	$—	$5,671	$—	$—
Excise Tax Gross Up	N/A	N/A	N/A	N/A	N/A

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Amit Shah

Executive Benefits and Payments Upon Termination	Termination within 12 months Following Change in Control	Voluntary Termination by Executive or Death	Involuntary Not for Cause Termination or Termination by Executive with Good Reason	For Cause Termination	Disability
Base Salary	$320,000	$—	$320,000	$—	$—
Annual Bonus (50% of Base Salary)	Executive entitled to Annual Bonus related to most recently completed calendar year if earned and not already paid	Executive entitled to Annual Bonus related to most recently completed calendar year if earned and not already paid	Executive entitled to Annual Bonus related to most recently completed calendar year if earned and not already paid	N/A	Executive entitled to Annual Bonus related to most recently completed calendar year if earned and not already paid
Acceleration of Vesting of Equity	100%	0%	100%	0%	0%
Stock Options:
Number of Stock Options (1)	1,997,093	—	1,997,093	—	—
Value upon Termination*	$79,884	$—	$79,884	$—	$—
Vested Stock Received:
Number of Shares (1)	1,197,093	—	1,197,093	—	—
Value upon Termination*	$47,884	$—	$47,884	$—	$—
Relocation Reimbursement	N/A	N/A	N/A	N/A	N/A
Deferred Compensation Payout	N/A	N/A	N/A	N/A	N/A
Post-Term Health Care	Up to 12 months	N/A	Up to 12 months	N/A	N/A
	$11,208	$—	$11,208	$—	$—
Excise Tax Gross Up	N/A	N/A	N/A	N/A	N/A

*Based on the stock price of the Company as of December 31, 2024, of $0.04 and assuming the number of shares granted are vested and earned.

Assuming that the JV would be responsible for the cash compensation and the health benefits that any of the executive officers named above, that cost may not be paid for by the Company Dr. Maida is a consultant Chief Medical Officer – Translation Medicine and is not subject to potential payments upon termination or change-in-control, and as such his information has not been compiled for this table.

The information set forth above is described in more detail in the Narrative Disclosure to the Summary Compensation Table.

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As defined in the employment agreements, a “Change in Control” means the following during the employment term:

(1)	any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or

(2)	a merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least fifty percent of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or

(3)	the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of its assets; or

(4)	a change in the composition of the Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors, and provided in each such case the Change in Control also meets the requirements of a “Change in Control Event” within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulation Section 1.409A-3(i)(5). “Incumbent Directors” mean the directors who either (A) are directors of the Company as of the date of this Agreement, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

In each such case the Change of Control must also meet the requirements of a “Change of Control Event” within the meaning of Section 409(a)(2)(A)(v) of the Code.

Each of Drs. Trieu, Saund and Mr. Shah will be entitled to certain benefits as described in the table above if his employment is terminated by the Company for reasons other than cause or by him with good reason. “Cause,” as defined in the employment agreements, means:

(1)	Substantial failure to perform any of his duties or to follow reasonable, lawful directions of the Board or any officer to whom the party reports;

(2)	willful misconduct or willful malfeasance in connection with his employment;

(3)	commission of, conviction of, or plea of nolo contendere to, any crime constituting a felony under the laws of the United States or any state thereof, or any other crime involving moral turpitude;

(4)	material breach of any provision of the employment agreement, the By-laws or any other written agreement with the Company;

(5)	engaging in misconduct that causes significant injury to the Company, financial or otherwise, or to its reputation; or

(6)	any act, omission or circumstance constituting cause under the law governing the employment agreement.

“Good Reason,” as defined in the employment agreements, means the Company:

(1)	materially reduces the officer’s title or responsibilities;

(2)	relocates its headquarters more than sixty (60) miles from their current location (unless the relocation results in the headquarters being closer to the officer’s residence);

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(3)	materially reduces the officer’s base salary; or

(4)	breaches a material term of the officer’s employment agreement.

Good Reason must also meet the requirements for a good reason termination in accordance with Code Section 409A, and any successor statute, regulation and guidance thereto.

Director Compensation

For the year ended December 31, 2024, and 2023, none of the non-employee directors was paid the following in cash and stock awards

Fees Earned or Paid in
	Cash(1)	Option Awards(2)	Total
Steven King – 2021/22	$-	$-	$-

We granted Mr. King 500,000 options for his services through the end of fiscal year 2022. Although the initial terms of the options, when granted, provide that they vest one year subsequent to grant, pursuant to rules of the SEC the fair market value for the options granted represents the full value at the grant date only and the values do not take into account subsequent increases or decreases in actual value to the recipient. See also our discussion of stock- based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Significant Judgments and Estimates” in the Form 10-K.

The following is a description of the standard compensation arrangements under which our non-employee directors have been compensated for their service as directors, including as members of the various Committees of our Board.

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Fees.

In October 2016, the Board amended and restated its director compensation policy.

The Board intends to re-evaluate compensation, including non-employee director compensation, following the reconstitution of its Compensation Committee. For more information on our prior policy, please refer to our 2021 Annual Report on Form 10-K filed with the SEC on April 15, 2022.

Equity Grants.

In October 2016, the Board amended and restated its director compensation policy.

The Board intends to re-evaluate compensation, including non-employee director compensation, following the reconstitution of its Compensation Committee. For more information on our prior policy, please refer to our 2022 Annual Report on Form 10-K filed with the SEC on April 14, 2023.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

RELATED STOCKHOLDER MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of April 12, 2025, regarding the beneficial ownership of our common stock by:

●	each of our directors and our director nominees;

●	each of our executive officers;

●	our directors and executive officers as a group; and

●	each person known to us to beneficially own more than 5% of our common stock.

The address for each beneficial owner listed is c/o Oncotelic Therapeutics, Inc. 29397 Agoura Road, Suite 107, Agoura Hills, California, 91301. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder, subject to community property laws where applicable.

In accordance with applicable SEC rules, the number of shares reflected as beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC. Under those rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days after the Record Date through the exercise of any stock option, warrants or other rights.

We have computed the percentage of shares beneficially owned on the basis of 408,292,450 shares of our Common Stock outstanding as of April 12, 2025. Shares of our Common Stock that a person has the right to acquire within 60 days after the Record Date through other means, such as a stock option or warrant, are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person (other than the percentage ownership of all directors and executive officers as a group).

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Name of Beneficial Owner	Common Stock Beneficially Owned		Percentage of Common Stock
Directors and Officers:
Vuong Trieu	132,244,387	(1)	32.4%
Steven W. King	4,188,059	(2)	1.0%
Anthony E. Maida III	3,137,314	(3)	0.8%
Amit Shah	2,584,871	(4)	0.6%
Saran Saund	18,347,759	(5)	4.5%
All officers and directors as a group (6 persons)	152,255,194	(6)	38.8%

Beneficial owners of more than 5%
Vuong Trieu	132,244,387	(1)	32.5%
Balaji Bhakta	43,575,256	(7)	10.7%
Larn Hwang	25,714,323	(8)	6.3%
Chao Hsiao	22,406,942	(9)	5.5%

* < 1%

(1)	Includes: (a) 92,544,217 shares owned directly and beneficially by the reporting person; 3,922,218 shares of common shares issuable upon conversion of debt, 1,738,953 shares issuable upon exercise of stock options and 1,250,000 shares of common shares issuable upon exercise of warrants; (b) 16,780,384 shares registered in the name of Autotelic, Inc., and 1,388,889 shares issuable upon conversion of debt, and (c) 6,872,529 shares registered in the name of Dr. Trieu’s spouse. Dr. Trieu is the Chief Executive Officer of Autotelic, Inc. and in that capacity has the sole authority to control the voting and the disposition of Common Stock and Preferred Stock owned by Autotelic, Inc. Dr. Trieu disclaims beneficial ownership of the shares held by Autotelic, Inc., except to the extent of his beneficial interest therein.

(2)	Shares held in the name of Artius Bioconsulting, LLC, consists of (i) 3,330,647 shares of Common Stock and (ii) 857,412 shares issuable upon exercise of stock options granted to Mr. King.

(3)	Consists of (i) 1,137,314 shares of Common Stock and (ii) 2,000,000 shares issuable upon exercise of stock options.

(4)	Consists of (i) 358,837 shares of Common Stock, (ii) 527,778 shares of common stock issuable upon conversion of debt and (iii) 1,698,256 shares of common stock upon exercise of options.

(5)	Consists of (i) 16,456,480 shares of Common Stock, and (ii) 1,891,279 shares issuable upon exercise of stock options.

(6)	Consists of (i) 136,980,409 shares of Common Stock, (ii) 5,838,885 shares issuable upon conversion of debt, (iii) 8,185,900 shares issuable upon exercise of options and (iv) 1,250,000 shares issuable upon exercise of warrants.

(7)	Consists of (i) 41,630,811 shares of Common Stock, (ii) (iii) 694,445 shares of common stock upon conversion of debt and 1,250,000 upon conversion of warrants.

(8)	Consists of (i) 23,455,990 shares of Common Stock, (ii) 1,208,333 shares of common stock issuable upon conversion of debt and (iii) 1,050,000 shares of common stock upon exercise of options.

(9)	Consists of (i) 17,073,604 shares of Common Stock, (ii) 3,744,449 shares of common stock issuable upon conversion of debt, (iii) 1,200,000 shares of common stock upon exercise of options, and (iv) 388,889 shares issuable upon exercise of PPM debt and warrants.

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Equity Compensation Plan Information

The following table provides certain aggregate information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2024.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	22,527,761	$0.22	3,205,021
Equity compensation plans not approved by security holders	1,650,000	0.30	350,000

Total	24,177,761	$0.23	3,555,021

In August 2020, the shareholders of the Company approved the expansion of the number of securities to be issued upon exercise of outstanding options, warrants, restricted stock units and warrants by 20 million. The amendment to the 2015 Plan was completed in March 2021 and as such the pool under the 2015 Plan is now 27,250,000.

Brief Description of equity compensation plan not approved by security holders

In January 2017, the Board of Directors adopted and approved the 2017 Plan. The 2017 Plan allows the Company, under the direction of the Compensation Committee, to make grants of stock options, restricted and unrestricted stock awards, and other stock-based awards to employees, consultants and directors. The purpose of these awards is to attract and retain key individuals, further align employee and stockholder interests, and provide additional incentive for them to promote our success. The 2017 Plan provides for the issuance of up to 2,000,000 shares of the Company’s common stock. Any stock options granted under the 2017 Plan must be non-qualified stock options, which are not intended to meet the requirements of Section 422 of the Internal Revenue code. Options generally vest over a period of time, may not be exercised unless they are vested, and no option may be exercised after the end of the term set forth in the award agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Our Audit Committee reviews and approves in advance all related person transactions.

Our Board of Directors has reviewed the materiality of any relationship that each of our directors has with the Company, either directly or indirectly. Based upon this review, our Board has determined that none of the directors, qualify as “independent directors” as defined under the OTC Market Rules for U.S. Companies.

Master Service Agreement with Autotelic Inc.

In October 2015, Oncotelic Inc. entered into a Master Service Agreement (the “MSA”) with Autotelic Inc., a related party that is partly owned by Dr. Trieu. Dr. Trieu, a related party, is a control person in Autotelic Inc. Autotelic Inc. currently owns less than 10% of the Company. The MSA stated that Autotelic Inc. will provide business functions and services to the Company and allowed Autotelic Inc. to charge the Company for these expenses paid on its behalf. The MSA includes personnel costs allocated based on amount of time incurred and other services such as consultant fees, clinical studies, conferences and other operating expenses incurred on behalf of the Company. The MSA requires a 90-day written termination notice in the event either party requires to terminate such services.

Expenses related to the MSA were $2,000 and approximately $12,000 for the years ended December 31, 2024 and 2023, respectively. The Company owed Autotelic, Inc. approximately $0.3 million at December 31, 2024 and December 31, 2023 respectively.

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License Agreement with Autotelic Inc.

In September 2021, the Company entered into an exclusive License Agreement (the “Agreement”) with Autotelic. For more information on the Agreement, refer to our 2023 Annual Report on Form 10-K filed with the SEC on April 12, 2024.

Notes Payable and Short-Term Loan – Related Party

In April 2019, the Company issued a convertible note to Dr. Trieu totaling $164,444, including OID of $16,444, receiving net proceeds of $148,000, which was used by the Company for working capital and general corporate purposes. The Company issued a Fall 2019 Note to Dr. Trieu in the principal amount of $250,000. Dr. Trieu also offset certain amounts due to him in the amount of $35,000 and was converted into the Fall 2019 debt. During the year ended December 31, 2020, Dr. Trieu purchased a total of 5 Units under the private placement for a gross total of $250,000. During the year ended December 31, 2023, Dr Trieu provided short term loan of $50 thousand to the Company.

In May 2021, Autotelic provided an additional short-term funding of $250,000 to the Company, which was converted into the August 2021 Notes. Autotelic provided an additional $120,000 short-term loan to the Company during the year ended December 31, 2022. During the year ended December 31, 2023, Autotelic provided $1.4 million in short term advances to the Company. During the year ended December 31, 2024, Autotelic provided and additional $0.7 million. As such, approximately $2.1 million was outstanding and payable to Autotelic at December 31, 2024.

Artius Consulting Agreement

On March 9, 2020, the Company and Artius Bioconsulting, LLC (“Artius”), for which Mr. King is the Managing Member, entered into an amendment to the Consulting Agreement dated December 1, 2018, under which Artius agreed to serve as a consultant to the Company for services related to the Company’s business from time to time, effective December 1, 2019 (the “Effective Date”) (the “Artius Agreement”). For more information on this Agreement, refer to our 2023 Annual Report on Form 10-K filed with the SEC on April 12, 2024.

No expense was recorded during the year ended December 31, 2024, or 2023, respectively, related to this Agreement.

Mosaic Consulting Agreement

In July 2024, the Company and Mosaic, for which Mr. King is the Chief Executive Officer, entered into an consulting agreement (“Mosaic Agreement”), under which Mosaic agreed to serve as a consultant to the Company for services related to the JV’s chemistry, manufacturing and controls for the San Diego site on a month to month basis at a rate of $7,000 per month. This cost was entirely borne by the JV.

No expense was recorded during the year ended December 31, 2024, related to the Mosaic Agreement.

Maida Consulting Agreement

Effective May 5, 2020, the Company and Dr. Maida entered into an independent consulting agreement, commencing April 1, 2020 (the “Maida Agreement”), under which Dr. Maida will assist the Company in providing medical expertise and advice from time to time in the design, conduct and oversight of the Company’s existing and future clinical trials. For more information on this Agreement refer to our 2021 Annual Report on Form 10-K filed with the SEC on April 15, 2022.

The Company recorded an expense of $0 during the years ended December 31, 2024 and 2023, respectively, related to this Agreement. Effective April 1, 2022, Dr Maida’s compensation is being borne by the JVA with GMP Bio.

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SHARES ELIGIBLE FOR FUTURE SALES

Prior to this offering, there has been a limited public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain restrictions on resale, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering and assuming all 29,878,445 being registered are purchased by the Selling Stockholders, we may have outstanding an aggregate of up to 438,170,895 issued and outstanding. These shares being registered and purchased by the Selling Stockholders will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by individuals who become “affiliates” as that term is defined in Rule 144 under the Securities Act, as the result of the securities they acquire in this offering which provide them, directly or indirectly, with control or the capacity to control us. Our officers and directors will not be purchasing shares in this offering. The remaining shares of common stock held by our existing stockholders are “restricted securities” as that term is defined in Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 and or Section 4(a)(1). As a result of these provisions of Rules 144, additional shares will be available for sale in the public market as follows:

●no restricted shares will be eligible for immediate sale on the date of this prospectus; and

●the remainder of the restricted shares will be eligible for sale from time to time pursuant to available exemptions, subject to restrictions on such sales by affiliates.

Sales pursuant to Rule 144 are subject to certain requirements relating to the availability of current public information about us. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of Oncotelic Therapeutics, Inc. at any time during the 90 days immediately preceding the sale and who has beneficially owned restricted shares for at least six months is entitled to sell such shares under Rule 144 without regard to the resale limitations.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver to the prospective purchaser a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the prospective purchaser and receive the purchaser’s written agreement to the transaction. Furthermore, subsequent to a transaction in a penny stock, the broker-dealer will be required to deliver monthly or quarterly statements containing specific information about the penny stock. It is anticipated that our common stock will be traded on an OTC market at a price of less than $5.00. In this event, broker-dealers would be required to comply with the disclosure requirements mandated by the penny stock rules.

These disclosure requirements will likely make it more difficult for investors in this offering to sell their common stock in the secondary market.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

Independent public accounting firm Rose, Snyder and Jacobs, LLP serve as our auditors since 2021. We have no disagreements with our accountants on accounting and financial disclosure.

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Oncotelic Therapeutics, Inc.

Index to Financial Statements

The following financial statements of Oncotelic Therapeutics, Inc.:

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Oncotelic Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Oncotelic Therapeutics, Inc. and Subsidiaries (the Company) as of December 31, 2024 and 2023, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2024 and December 31, 2023, and the consolidated results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit and a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Evaluation of Goodwill for Impairment

Description of the Matter

As discussed in Note 2 and 3 to the consolidated financial statements, reporting unit goodwill is tested for impairment at least annually or when events or circumstances indicate the fair value of a reporting unit may be below its carrying value. This analysis involves comparing events and circumstances such as general macroeconomic conditions, conditions specific to the industry and market and whether there has been sustained declines in share price. These fair value estimates are sensitive to significant assumptions and judgments, such as projections of operating expenditures, discount rates, and future economic conditions.

F-2

The Company has experienced a sustained decrease in its share price, and as of December 31, 2024, the Company’s market capitalization and uncertain economic conditions, which adversely impacted the pharmaceutical and biotechnology industry, were indicative of an impairment. Pursuant to current accounting guidance, management performed a quantitative analysis and concluded that goodwill was impaired and the Company recorded impairment charges of approximately $3.2 million during the year ended December 31, 2024. At December 31, 2024, the Company’s goodwill balance was approximately $2.8 million.

Auditing management’s annual impairment tests for goodwill was complex because of the significant judgment required to evaluate the management assumptions described above used to determine the fair value of the reporting units.

How We Addressed the Matter in our Audit

Our audit procedures related to the evaluation of goodwill for impairment included the following, among others:

1.	We evaluated managements significant accounting policies related to the impairment of goodwill and indefinite-lived intangible assets for reasonableness.
2.	We evaluated management’s assessment of qualitative factors relating to the goodwill valuation by reviewing information regarding economic growth forecast, industry outlook, and business environment, as well as accumulating our understanding of the Company’s reporting unit’s performance.
3.	With respect to the Company’s valuation of its sole reporting unit:

a.	We assessed the qualifications and competence of management
b.	We evaluated the methodologies used to determine the fair value of the Company’s reporting unit
c.	We reperformed management’s quantitative analysis to assess the impact of goodwill impairment

4.	We assessed the adequacy of the Company’s disclosures regarding impairment assessments included in Note 2 and Note 3.

Evaluation of Investment in GMP Bio at Fair Value

Description of the Matter

As discussed in Note 6 to the consolidated financial statements, the Company holds a 45% non-controlling interest in GMP Bio. The Company determined that it did not control the activities of GMP Bio but that it did have significant influence over GMP Bio. As a result, the Company accounted for its investment using the equity method of accounting. During 2022, the year GMP Bio was formed, the Company elected the fair value option under FASB ASC 825 relating to the accounting for its equity method investment in GMP Bio. The Fair Value Option requires management to adjust the carrying value of the investment in GMP Bio to fair value each reporting period.

Auditing management’s estimate of fair value was complex because of the significant judgment required to evaluate management’s assumptions used to determine the fair value of its investment in GMP Bio.

How We Addressed the Matter in our Audit

Our audit procedures related to the evaluation of the fair value of the investment in GMP Bio included the following, among others:

1.	We evaluated the appropriateness of managements significant accounting policies related to the fair value of investments.
2.	We inquired of management of the Company and of GMP Bio regarding clinical activities, capital fundraising, and budget to actual assessments for GMP Bio’s operations.
3.	With respect to the Company’s valuation of its investment in GMP Bio:
a.	We assessed the qualifications and competence of management
b.	We evaluated the methodologies used to determine the fair value of the Company’s investment in GMP Bio
c.	We considered the results of our inquiries and review of financial data of GMP Bio to assess the reasonableness of management’s assumptions
d.	We considered whether there were any events that would contradict management’s assumptions

Rose, Snyder & Jacobs LLP

We have served as the Company’s auditor since 2021.

Encino, CA

April 15, 2025

F-3

ONCOTELIC THERAPEUTICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2024	2023

ASSETS
Current assets:
Cash	$86,128	$170,405
Restricted cash	20,000	20,000
Accounts receivable	18,976	18,976
Prepaid & other current assets	9,107	62,356

Total current assets	134,211	271,737

In process R&D	1,101,760	1,101,760
Goodwill, net	2,788,230	5,988,230
Investment in GMP Bio at fair value	22,653,225	22,653,225
Total assets	$26,677,426	$30,014,952

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,437,167	$2,437,321
Accounts payable - related party	346,057	344,099
Contingent Consideration	2,625,000	2,625,000
Derivative liability on notes	703,616	423,214
Convertible and short-term debt, net of costs	9,790,866	8,066,957
Convertible debt and short-term debt - related party, net of costs	3,297,208	2,608,356

Total current liabilities	19,199,914	16,504,947

Convertible long-term debt, net of costs	-	1,898,468

Total liabilities	19,199,914	18,403,415

Commitments and contingencies (Note 13)

Stockholders’ equity:
Common stock, $.01 par value; 750,000,000 shares authorized; 407,289,618 and 399,184,128 issued and outstanding, respectively	4,072,899	3,991,839
Additional paid-in capital	42,219,400	41,655,026
Accumulated deficit	(38,040,668)	(33,516,736)

Total Oncotelic Therapeutics, Inc. stockholders’ equity	8,251,631	12,130,129
Non-controlling interests	(774,119)	(518,592)

Total stockholders’ equity	7,477,512	11,611,537
Total liabilities and stockholders’ equity	$26,677,426	$30,014,952

The accompanying footnotes are an integral part of these consolidated financial statements.

F-4

ONCOTELIC THERAPEUTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2024	2023

Service Revenue	$-	$70,000
Total Revenue	-	70,000

Operating expenses:
Research and development	$-	$61,143
General and administrative	376,013	573,726
Goodwill impairment (See note 2 and 3)	3,200,000	6,083,146
Total operating expenses	3,576,013	6,718,015

Income/(Loss) from operations	(3,576,013)	(6,648,015)
Other income (expense):
Interest expense, net	(857,723)	(1,044,786)
Reimbursement for expenses - related party	22,937	72,246
Change in fair value of investment in GMP Bio	-	12,706
Change in fair value of derivative on debt	(280,402)	(225,074)
Loss on debt conversion	(88,258)	(373,142)
Total other income (expense)	(1,203,446)	(1,558,050)
Net income (loss) before non-controlling interests	(4,779,459)	(8,206,065)
Net loss attributable to non-controlling interests	(255,527)	(302,972)
Net income (loss) attributable to Oncotelic Therapeutics, Inc.	$(4,523,932)	$(7,903,093)

Basic net loss per share attributable to common stock	$(0.01)	$(0.02)
Basic weighted average common stock outstanding	404,396,473	384,075,369

The accompanying footnotes are an integral part of these consolidated financial statements.

F-5

ONCOTELIC THERAPEUTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2024

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Non-controlling	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Interests	Equity

Balance at January 1, 2024	-	$-	399,184,128	3,991,839	41,655,026	(33,516,736)	(518,592)	$11,611,537
Common shares issued in connection with debt conversion	-	-	8,105,760	81,060	564,374	-	-	645,434
Net Loss			-	-	-	(4,523,932)	(255,527)	(4,779,459)
Balance as of December 31, 2024	-	$-	407,289,888	$4,072,899	$42,219,400	$(38,040,668)	$(774,119)	$7,477,512

The accompanying footnotes are an integral part of these consolidated financial statements.

F-6

ONCOTELIC THERAPEUTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2023

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Non controlling	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Interests	Equity

Balance at January 1, 2023	-	-	391,846,880	$3,918,469	$41,416,632	$(25,926,069)	$(215,620)	$19,193,412
Adoption of ASU 2020-06			-	-	(521,749)	312,426	-	(209,323)
Common shares issued in connection with debt conversion	-	-	7,337,248	73,370	431,559	-	-	504,929
Loss on extinguishment of PPM debt			-	-	-	-	-	-
Warrants issued with convertible notes	-	-	-	-	328,584	-	-	328,584
Net Loss	-	-	-	-	-	(7,903,093)	(302,972)	(8,206,065)
Balance as of December 31, 2023	-	$-	399,184,128	$3,991,839	$41,655,026	$(33,516,736)	$(518,592)	$11,611,537

The accompanying footnotes are an integral part of these consolidated financial statements.

F-7

ONCOTELIC THERAPEUTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Twelve Months Ended December 31,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$(4,779,459)	$(8,206,065)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Goodwill impairment	3,200,000	6,083,146
Amortization of debt discount and deferred finance costs	122,141	301,917
Change in fair value of investment in GMP Bio	-	(12,706)
Loss on debt conversion	88,258	373,142
Write off accounts receivable	-	772
Change in fair value of derivative	280,402	225,074
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	53,249	(40,392)
Accounts payable and accrued expenses	293,184	(72,771)
Accounts payable to related party	1,958	26,836
Net cash provided by (used in) operating activities	(740,267)	(1,321,047)

Cash flows from financing activities:
Proceeds from / (repayment to) private placement	-	(125,000)
Proceeds from short term loans, others	656,000	1,410,000
Repaid to others	-	(35,000)
Net cash provided by financing activities	656,000	1,250,000

Net increase (decrease) in cash	(84,267)	(71,047)

Cash and restricted cash - beginning of period	190,405	261,452

Cash and restricted cash - end of period	$106,128	$190,405

Supplemental cash flow information:
Cash paid for:
Interest paid	365,940	$390,561
Income taxes paid	1,600	$1,600
Common shares issued upon partial conversion of debt	645,434	$504,929

The accompanying footnotes are an integral part of these consolidated financial statements.

F-8

ONCOTELIC THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

Oncotelic Therapeutics, Inc. (“Oncotelic”), was formed in the State of New York in 1988 as OXiGENE, Inc., was reincorporated in the State of Delaware in 1992, and changed its name to Mateon Therapeutics, Inc. in 2016, and Oncotelic Therapeutics, Inc. in November 2020. Oncotelic conducts business activities through Oncotelic and its wholly owned subsidiaries, Oncotelic, Inc., a Delaware corporation, PointR Data, Inc. (“PointR”), a Delaware corporation; Pet2DAO, Inc (“Pet2DAO”) and EdgePoint AI, Inc. (“Edgepoint”), a Delaware Corporation for which there are non-controlling interests, (Oncotelic, Oncotelic Inc., PointR, Pet2DAO and Edgepoint are collectively called the “Company” or “We”). The Company completed a reverse merger with Oncotelic Inc in April 2019, a merger with PointR in November 2019 and formed a subsidiary Edgepoint in February 2020. For more information on these mergers, refer to our 2023 Annual Report on Form 10-K filed with the SEC on April 14, 2024.

The Company is currently developing OT-101, through its joint venture (“JV”) with Dragon Overseas Capital Limited (“Dragon”) and GMP Biotechnology Limited (“GMP Bio”), both affiliates of Golden Mountain Partners (“GMP”), for various cancers and COVID-19, Artemisinin for COVID-19 and AI technologies for clinical development and manufacturing. The JV is also developing 5 additional compounds, which if approved, are anticipated to be significant value contributors for the JV, as well as the Company. The Company is also, independently, planning to develop OT-101 for certain animal health indications and contemplating using crypto currencies for that platform. The Company has acquired apomorphine for Parkinson’s Disease, erectile dysfunction and female sexual dysfunction. In addition, the Company is evaluating the further development of its product candidates OXi4503 as a treatment for acute myeloid leukemia and myelodysplastic syndromes and CA4P in combination with a checkpoint inhibitor for the treatment of advanced metastatic melanoma.

The Company is primarily a cancer immunotherapy company dedicated to the development of first in class self-immunization protocol (“SIP™”) candidates for difficult to treat cancers. The Company’s proprietary SIP™ candidates are expected to offer advantages over other immunotherapies because they do not require extraction of the tumor or isolation of the antigens, and they have the potential for broad-spectrum applicability for multiple cancer types. The Company’s proprietary product candidates have shown promising clinical activity in phase 2 trials for the treatment of gliomas and pancreatic cancers. The Company aims to translate its unique insights, which span more than three decades of original work using RNA therapeutics, into the deployment of antisense as a RNA therapeutic for diseases which are caused by TGF-β overexpression, starting with cancer and expanding to Duchenne Muscular Dystrophy (“DMD”) and others. OT-101, is being developed as a broad-spectrum anti-cancer drug that can also be used in combination with other standard cancer therapies to establish an effective multi-modality treatment strategy for difficult-to-treat cancers. Further, The JV is also developing 5 additional compounds, which if approved, are anticipated to be significant revenue and value contributors for the JV as well as the Company. The JV plans to initiate phase 2 and 3 clinical trials for OT-101 in both high-grade glioma and pancreatic cancer, and any other indications that may evolve, for human pharmaceutical needs. The JV may also be sponsoring investigator-initiated studies for OT-101 for other oncology indications. The Company is evaluating the further development of its product candidates OXi4503, as a treatment for acute myeloid leukemia and myelodysplastic syndromes, and CA4P, in combination with a checkpoint inhibitor for the treatment of advanced metastatic melanoma. The JV is also developing OT-101 for the various epidemics and pandemics, similar to the corona virus (“COVID-19”) pandemic. In this connection, the Company entered into an agreement and supplemental agreement with GMP for a total of $1.2 million to render services and was paid for the development of OT-101. For more information on GMP and Artemisinin, refer to our 2023 Annual report on Form 10- K filed with the SEC on April 12, 2024.

F-9

Fundraising

Private Placement 2 & JH Darbie Financing

Between July 2023 and September 2023, the Company entered into a series of subscription agreements with 15 accredited investors which resulted in a conversion of a gross amount of $1.0 million, consisting of 40 notes, under the prior JH Darbie Financing into new debt to the Company. JH Darbie and the Company are parties to a March 2023 placement agent agreement (“Agreement”) pursuant to which JH Darbie has the right to sell/convert a minimum of 10 Units and a maximum of 200 Units on a best-efforts basis. Further, in October 2023, the Company entered into a series of subscription agreements with 27 accredited investors which resulted in a conversion of a gross amount of $1.05 million, consisting of 42 notes, under the prior JH Darbie Financing into new debt to the Company. Additionally, in January 2024, Company entered into a series of subscription agreements with 4 accredited investors which resulted in a conversion of a gross amount of $0.3 million, consisting of 12 notes. The July 2023, October 2023 and January 2024 conversions fully converted JH Darbie PPM-1 notes into PPM-2 notes. For more information on the new JH Darbie Financing, refer to Note 8 of these Notes to the Consolidated Financial Statements.

J.H. Darbie Financing Notes & Issuance of Oncotelic Warrants

In February 2022, the Company and 99 out of 100 of the Investors agreed to extend the maturity date of the notes connected to the Units from March 31, 2022 to March 31, 2023. In addition, the Company issued approximately 33 million warrants to purchase $50,000 of shares of common stock of the Company (“Common Stock’) in connection with agreeing to extend the maturity date by one year. The issuance of the additional warrants resulted in the Company recording an expense of approximately $2.9 million in the Company’s statement of operations during the year ended December 31, 2022. The approximately 33 million warrants to purchase shares of our Common Stock expired on March 31, 2024. For more information on the JD Darbie financing, refer to Note 7 of these unaudited Notes to the Consolidated Financial Statements.

Equity Purchase Agreement

In May 2021, the Company entered into an Equity Purchase Agreement (the “EPL”) and Registration Rights Agreement (the “Registration Rights Agreement”) with Peak One Opportunity Fund, L.P. (“Peak One”), pursuant to which the Company shall have the right, but not the obligation, to direct Peak One to purchase up to $10.0 million (the “Maximum Commitment Amount”) in shares of the common stock, par value $0.01 per share (“Common Stock”) in multiple tranches. The Company filed a post-effective amendment for the EPL on April 12, 2024 with the SEC and the SEC has made the post-effective amendment effective on April 22, 2024. The Company filed a prospectus under rule 424b3 with the SEC on April 26, 2024. For more information on the EPL, refer to Note 10 of the Notes to the Unaudited Consolidated Financial Statements.

August 2021 Notes

In August 2021, the Company issued Note Purchase Agreements with Autotelic Inc., the Company’s Chief Financial Officer (“CFO”), and certain other accredited investors. Under the terms of the Note Purchase Agreements, the Company issued an aggregate of $698,500 (the “Principal Amount”) in debt in the form of unsecured convertible promissory notes (collectively, the “Notes”). The Notes are unsecured, and provide for interest at the rate of 5% per annum. Such Notes were issued against some of the short-term debt due as of June 30, 2021. For more information on the debt financing of the Company, refer to Note 5 of the Notes to the Consolidated Financial Statements.

November/December 2021 and March 2022 Notes

In November / December 2021, the Company entered into various Securities Purchase Agreements with Talos Victory Fund, LLC (the (“Talos”), Mast Hill Fund, LP (“Mast”), FirstFire Global Opportunities Fund, LLC (“FirstFire”), Blue Lake Partners, LLC (“Blue Lake”) and Fourth Man, LLC (“Fourth Man”), pursuant to which the Company issued convertible promissory notes in the aggregate principal amount of $0.25 million each, aggregating gross $1.25 million (the “Notes”), and which Notes were convertible into shares of the Company’s common stock, par value $0.01 per share (“Common Stock”). In June 2022, Mast fully converted their November 2021 Note, for which the company issued 4,025,000 shares of Common Stock. Further, during the year ended December 31, 2023, the Company fully converted the balance of Fourth Man convertible note of approximately $127,000 into 1,820,395 shares of the Company’s common stock, which fully retired the convertible note as of December 31, 2024.

F-10

In March 2022, the Company entered into a Securities Purchase Agreement with Fourth Man, pursuant to which the Company issued convertible promissory note in the aggregate principal amount of $0.25 million, which Note is convertible into shares of the Company’s Common Stock. As of December 31, 2024, this note is in default and available for conversion into the Company’s Common Stock due to cross default provision contained in November / December 2021 Notes. During the year ended December 31, 2024, Fourth Man converted a portion of the March 2022 debt, including interest, and conversion fee, of approximately $35,000 for 500,000 shares of the Company’s Common Stock.

For more information on the debt financing of the Company, refer to Note 5 of the Notes to the Consolidated Financial Statements.

May 2022 Note

In May 2022, the Company entered into a Securities Purchase Agreement with Mast, pursuant to which the Company issued convertible promissory notes in the aggregate principal amount of $0.6 million, which note is convertible into shares of the Company’s Common Stock. In May 2024, the May 2022 Note was extended till May 2025, at a cost of 10% of the outstanding Note amount, including interest and penalty. For more information on the debt financing of the Company, refer to Note 5 of the Notes to the Consolidated Financial Statements.

June 2022 Note

In June 2022, the Company entered into a Securities Purchase Agreement with Blue Lake, pursuant to which the Company issued convertible promissory notes in the aggregate principal amount of $0.34 million, which note is convertible into shares of the Company’s Common Stock. During the year ended December 31, 2024, Blue Lake converted the balance of their debt, including accrued interest and penalty, of approximately $531,000 for approximately 7.6 million shares of the Company’s Common Stock.

For more information on the debt financing of the Company, refer to Note 5 of the Notes to the Consolidated Financial Statements.

Forever Prosperity (previously GMP) Note purchase agreements and unsecured notes

Between June 2020 and January 2022, the Company entered into various purchase agreements and promissory notes with GMP, cumulatively totaling $4.5 million. Such notes were assigned to Forever Prosperity, LLC, an affiliated entity of GMP.

For more information on the GMP debt financing, refer to Note 5 of the Notes to the Consolidated Financial Statements.

Joint Venture with GMP Bio

In March 2022, the Company formalized a joint venture (“JV”) with Dragon Overseas Capital Limited (“Dragon”) and GMP Biotechnology Limited (“GMP Bio”), both affiliates of GMP. Although no assurances can be given, the Company and GMP currently intend to conduct an initial public offering of the JV, at a future date, on either the Hong Kong Exchange or other stock exchange.

For more information on the JV, refer to Note 6 of the Notes to the Consolidated Financial Statements.

Pet2DAO

In November 2022, the Company formed a Decentralized autonomous organization (“DAO”) entity, Pet2DAO LLC (“Pet2DAO”), as a wholly owned subsidiary.

For more information on Pet2DAO, refer to our 2023 Annual Report on Form 10-K filed with the SEC on April 12, 2024.

F-11

Mosaic ImmunoEngineering, Inc. Term Sheet

In April 2024, the Company entered into a binding term sheet (the “Term Sheet”) with Mosaic ImmunoEngineering, Inc. (“Mosaic”). For more information on the Term Sheet, refer to the Current Report on Form 8-K filed with the SEC on April 29, 2024. In August 2024, Mosaic and the Company mutually agreed to extend the date of the Term Sheet to expire at the earlier of (1) the signing of definitive agreements or (2) December 31, 2024. In December 2024, he Company and Mosaic further extended the term of the term-sheet to expire at the earlier of (1) the signing of definitive agreements or (2) June 30, 2025. This was to allow for both Companies to complete due diligence as well as agree and finalize the definitive agreements. The Company had advanced $40 thousand to Mosaic in accordance with the terms of the Term Sheet, and Mosaic has repaid the amount, with interest to the Company as of December 31, 2024.

Licensing Agreement with Autotelic Inc.

In September 2021, the Company entered into an exclusive License Agreement (the “Agreement”) with Autotelic, Inc. (“Autotelic”). For more information on the Agreement, refer to our 2023 10-K filed with the SEC on April 12, 2024.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Oncotelic, PointR and Edgepoint for which there are non-controlling interests. Intercompany accounts and transactions have been eliminated in consolidation.

Basis of Presentation

The accompanying consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission including Form 10-K and Regulation S-X.

Liquidity and Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred net losses of approximately $38 million since inception of Oncotelic Inc. as the Company’s historical financial statements before the Merger have been replaced with the historical financial statements of Oncotelic Inc. prior to the Merger in the financial statements and filings. The Company also has a negative working capital of approximately $19.1 million at December 31, 2024, of which approximately $2.6 million contingent liability of issuance of common shares of the Company to PointR shareholders upon achievement of certain milestones in accordance with the PointR Merger Agreement. The Company has negative cash flows from operations for the year ended December 31, 2024 of approximately $0.7 million. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the date of this filing. Management expects to incur significantly lower costs and losses in the foreseeable future, as a majority of the costs related with the development of OT-101 will be incurred by the JV, but the Company also recognizes the need to raise capital to remain viable. The accompanying consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

The Company’s long-term plans include continued development of its current pipeline of products, in addition to continue the development of OT-101 which is exclusively out-licensed to the JV and the JV will be responsible for the funding required to support the development in entirety, to generate sufficient revenues, through either technology transfer or product sales, or raise additional financing to cover its anticipated expenses. Until the Company is able to generate sufficient revenues from its current pipeline, the Company plans on funding its operations through the sale of equity and/or the issuance of debt, combined with or without warrants or other equity instruments. The Company obtained short term loans of approximately $0.6 million from Autotelic Inc., a related party, during the year ended December 31, 2024. In addition, the Company obtained a short-term loan of $41 thousand from Amit Shah, it’s CFO during year ended December 31, 2024.

Although no assurances can be given as to the Company’s ability to deliver on its revenue plans, or that unforeseen expenses may arise, management believes that the potential equity and debt financing or other potential financing will provide the necessary funding for the Company to continue as a going concern. Also, management cannot guarantee any potential debt or equity financing will be available on favorable terms or at all. As such, management does not believe the Company has sufficient cash for 12 months from the date of this report. If adequate funds are not available on acceptable terms, or at all, the Company will need to curtail operations, or cease operations completely.

F-12

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, equity-based transactions and disclosure of contingent liabilities at the date of the financial statements and revenues and expense during the reporting period. Actual results could materially differ from those estimates.

The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of the financial statements. Significant estimates include the valuation of goodwill and intangible assets for impairment, deferred tax asset and valuation allowance, and fair value of financial instruments.

Cash

As of December 31, 2024 and 2023, respectively, the Company held all its cash in banks in the United States of America. The Company considers investments in highly liquid instruments with a maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2024 and 2023, respectively. Restricted cash consists of certificates of deposits held at banks as collateral for various purposes.

Debt issuance Costs and Debt discount

Issuance costs are specific incremental costs that are (1) paid to third parties and (2) directly attributable to the issuance of a debt or equity instrument. The issuance costs attributable to the initial sale of the instrument are offset against the associated proceeds in the determination of the instrument’s initial net carrying amount.

Debt issuance costs and debt discounts are being amortized over the lives of the related financings on a basis that approximates the effective interest method. Costs and discounts are presented as a reduction of the related debt in the accompanying balance sheets if related to the issuance of debt or presented as a reduction of additional paid in capital if related to the issuance of an equity instrument. The Company applies the relative fair value to allocate the issuance costs among freestanding instruments that form part of the same transaction.

If the Company amends the terms of its convertible notes, the Company reviews and applies the guidance per ASC 470-60 Troubled debt restructurings and ASC 470-50 Debt-Modifications and Extinguishments, evaluates and concludes whether the terms of the agreements were or were not substantially different as of a particular reporting date and accounts the transaction as a debt modification or a troubled debt restructuring.

Fair Value of Financial Instruments

The carrying value of cash, accounts payable and accrued expense approximate their fair values based on the short-term maturity of these instruments. As defined in ASC 820, “Fair Value Measurements and Disclosures,” fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement). This fair value measurement framework applies at both initial and subsequent measurement.

The three levels of the fair value hierarchy defined by ASC 820 are as follows:

●	Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

F-13

●	Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category generally include non- exchange-traded derivatives such as commodity swaps, interest rate swaps, options and collars.

●	Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The Company did not have any Level 1 or Level 2 assets and liabilities at December 31, 2024 and 2023.

Investment in equity securities

The following table summarizes the cumulative gross unrealized gains and losses and fair values for long- term investments accounted for at fair value under the fair value option, with the unrealized gains and losses reported within earnings on the Condensed Consolidated Statements of Operation as of December 31, 2024 and 2023:

	Initial Book Value	Cumulative Gross Unrealized Gains	Cumulative Gross Unrealized Losses	Fair Value
December 31, 2024
Investment in GMP Bio (equity securities)	$22,653,225	$-	$-	$22,653,225
Total	$22,653,225	$-	$-	$22,653,225

	Initial Book Value	Cumulative Gross Unrealized Gains	Cumulative Gross Unrealized Losses	Fair Value
December 31, 2023
Investment in GMP Bio (equity securities)	$22,640,519	$12,706	$-	$22,653,225
Total	$22,640,519	$12,706	$-	$22,653,225

The table above sets forth a summary of the recording of the initial value of the long-term value of investment in equity securities of GMP Bio, based on a third-party valuation report, and changes in the fair value of such equity securities, if such change occurs, as a Level 3 fair value as of December 31, 2024 and 2023. During the year ended December 31, 2024, there have been no changes in the long-term value of the investment in equity securities of GMP Bio.

F-14

Derivative Liability

The Company has certain derivative liabilities associated with its 2019 bridge financing Convertible Notes (see Note 5), consisted of conversion feature derivatives at December 31, 2024 and 2023, are Level 3 fair value measurements.

The table below sets forth a summary of the changes in the fair value of the Company’s derivative liabilities classified as Level 3 as of December 31, 2024 and 2023:

	December 31, 2024 Conversion Feature	December 31, 2023 Conversion Feature
Balance at January 1, 2024 and 2023	$423,214	$198,140
Change in fair value	280,403	225,074
Balance at December 31, 2024 and 2023	$703,617	$423,214

At December 31, 2024 and 2023, respectively, the Company estimated the fair value of the conversion feature derivatives embedded in the convertible debentures based on assumptions used in the Black-Scholes valuation model. The key valuation assumptions used consists, in part, of the price of the Company’s Common Stock, a risk-free interest rate based on the yield of a Treasury note and expected volatility of the Company’s Common Stock all as of the measurement dates. The Company used the following assumptions to estimate fair value of the derivatives as of December 31, 2024 and 2023:

	December 31, 2024	December 31, 2023
Risk free interest	3.98% - 5.09%	4.64% - 5.40%
Market price of share	$ 0.02 - 0.04	$ 0.03 - 0.05
Life of instrument in years	0.01	0.01
Volatility	138.38%-226.9%	142.45%-236.86%
Dividend yield	0%	0%

When the Company changes its valuation inputs for measuring financial liabilities at fair value, either due to changes in current market conditions or other factors, it may need to transfer those liabilities to another level in the hierarchy based on the new inputs used. The Company recognizes these transfers at the end of the reporting period that the transfers occur. For the years ended December 31, 2024 and 2023, there were no transfers of financial assets or financial liabilities between the hierarchy levels.

The $2,625,000 of contingent consideration, of shares issuable to PointR shareholders which was recorded and associated with the PointR Merger, is also classified as Level 3 fair value measurements. The Company initially recorded the contingency based on a valuation conducted by a third-party valuation expert. The valuation was based on a probability of the completion of certain milestones by PointR for the shareholders to earn additional shares. The Company evaluated the probability of the earning of the milestones and concluded that the probability of achievement of the milestones had not changed, primarily due to the shifting of focus by the Company to develop AI technologies for the COVID-19 pandemic and other technologies being developed. As such, the Company did not record any change to the valuation during the years ended December 31, 2024 or 2023, respectively; and as of December 31, 2024 and 2023, respectively.

F-15

Net Income (Loss) Per Share

Basic net income (loss) per common share is computed by dividing the net income (loss) by the weighted- average number of common shares outstanding during the period. Diluted net income (loss) per share includes the effect of Common Stock equivalents (notes convertible into Common Stock, stock options and warrants) when, under either the treasury or if-converted method, such inclusion in the computation would be dilutive. During the years ended December 31, 2024 and 2023, no equivalent shares of the Common Stock were included as the Company had incurred losses during this period and addition of such stock equivalents in the computation would have been anti-dilutive.

Stock-Based Compensation

The Company applies the provisions of ASC 718, Compensation—Stock Compensation (“ASC 718”), which requires the measurement and recognition of compensation expense for all stock-based awards made to employees and non-employees, including employee stock options, in the statements of operations.

For stock options issued, the Company estimates the grant date fair value of each option using the Black- Scholes option pricing model. The use of the Black-Scholes option pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the Common Stock consistent with the expected life of the option, risk-free interest rates and expected dividend yields of the Common Stock. For awards subject to service-based vesting conditions, including those with a graded vesting schedule, the Company recognizes stock-based compensation expense equal to the grant date fair value of stock options on a straight-line basis over the requisite service period, which is generally the vesting term. Forfeitures are recorded as they are incurred as opposed to being estimated at the time of grant and revised.

For warrants issued in connection with fund raising activities, the Company estimates the grant date fair value of each warrant using the Black-Scholes pricing model. The use of the Black-Scholes option pricing model requires management to make assumptions with respect to the expected term of the warrant, the expected volatility of the Common Stock consistent with the expected life of the warrant, risk-free interest rates and expected dividend yields of the Common Stock. If the warrants are issued upon termination or cancellation of prior issued warrants, then the Company estimates the grant date fair value of the new warrants using the Black-Scholes pricing model and evaluates whether the new warrants are deemed as equity instruments or liability instruments. If the warrants are deemed to be equity instruments, the Company records stock compensation expense and an addition to additional paid in capital. If however, the warrants are deemed to be liability instruments, then the fair value is treated as a deemed dividend and credited to additional paid in capital.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate to the carrying amount. If the operation is determined to be unable to recover the carrying amount of its assets, then these assets are written down first, followed by other long-lived assets of the operation to fair value. Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the assets. For the years ended December 31, 2024 and 2023, there were no impairment losses recognized for long- lived assets.

Intangible Assets

The Company records its intangible assets at cost in accordance with ASC 350, Intangibles – Goodwill and Other. The Company reviews the intangible assets for impairment on an annual basis or if events or changes in circumstances indicate it is more likely than not that they are impaired. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale or disposition of a significant portion of the business, or other factors. If the review indicates the impairment, an impairment loss would be recorded for the difference of the value recorded and the new value. For the years ended December 31, 2024 and 2023, there were no impairment losses recognized for intangible assets. When we sell or contribute properties to unconsolidated arrangements and retain a non-controlling ownership interest in such assets, we recognize the difference between the consideration received and the carrying amount of the asset sold or contributed.

F-16

Goodwill

Goodwill represents the excess of the purchase price of acquired business over the estimated fair value of the identifiable net assets acquired. Goodwill is not amortized but is tested for impairment at least once annually, at the reporting unit level or more frequently if events or changes in circumstances indicate that the asset might be impaired. The goodwill impairment test is applied by performing a qualitative assessment before calculating the fair value of the reporting unit. If, on the basis of qualitative factors, it is considered not more likely than not that the fair value of the reporting unit is less than the carrying amount, further testing of goodwill for impairment would not be required. Otherwise, goodwill impairment is tested using a two-step approach.

The first step involves comparing the fair value of the reporting unit to its carrying amount. The Company has always operated as a single unit. If the fair value of the reporting unit is determined to be greater than its carrying amount, there is no impairment. If the reporting unit’s carrying amount is determined to be greater than the fair value, the second step must be completed to measure the amount of impairment, if any. The second step involves calculating the implied fair value of goodwill by deducting the fair value of all tangible and intangible assets, excluding goodwill, of the reporting unit from the fair value of the reporting unit as determined in step one. The implied fair value of the goodwill in this step is compared to the carrying value of goodwill. If the implied fair value of the goodwill is less than the carrying value of the goodwill, an impairment loss equivalent to the difference is recorded. When we sell or contribute properties to unconsolidated arrangements and retain a non-controlling ownership interest in such assets, we recognize the difference between the consideration received and the carrying amount of the asset sold or contributed. For the years ended December 31, 2024 and 2023, we recorded an impairment loss of approximately $3.2 million and $6.1 million and, respectively, on our goodwill, based on the difference between the carrying value of our goodwill as against the market capitalization of the Company. For more information on goodwill and impairment, refer to Note 3 to these Notes to the Consolidated Financial Statements.

Derivative Financial Instruments Indexed to the Company’s Common Stock

We have generally issued derivative financial instruments, such as warrants, in connection with our equity offerings. We evaluate the terms of these derivative financial instruments in order to determine their accounting treatment in our financial statements. Key considerations include whether the financial instruments are freestanding and whether they contain conditional obligations. If the warrants are freestanding, do not contain conditional obligations and meet other classification criteria, we account for the warrants as an equity instrument. However, if the warrants contain conditional obligations, then we account for the warrants as a liability until the conditional obligations are met or are no longer relevant. Because no established market prices exist for the warrants that we issue in connection with our equity offerings, we must estimate the fair value of the warrants based on the price of our Common Stock as of December 31 each year, which is as inherently subjective as it is for stock options, and for similar reasons as noted in the stock-based compensation section above. For financial instruments which are accounted for as a liability, we report any changes in their estimated fair values as gains or losses in our Consolidated Statement of Income.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with ASC 815 “Derivatives and Hedging”.

ASC 815 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as “The Meaning of Conventional Convertible Debt Instrument.”

F-17

The Company accounts for convertible instruments (when it has determined that the embedded conversion options should not be bifurcated from their host instruments) in accordance with ASC 470-20 “Debt – Debt with Conversion and Other Options.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying Common Stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Original issue discounts (“OID”) under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records, when necessary, deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying Common Stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

ASC 815-40 “Derivatives and Hedging – Contracts in Entity’s Own Equity” provides that, among other things, generally, if an event occurs that is not within the entity’s control could or would require net cash settlement, then the contract shall be classified as an asset or a liability.

Variable Interest Entity (VIE) Accounting

The Company evaluates its ownership, contractual relationships and other interests in entities to determine the nature and extent of the interests, whether such interests are variable interests and whether the entities are VIEs in accordance with ASC 810, Consolidations. These evaluations can be complex and involve Management judgment as well as the use of estimates and assumptions based on available historical information, among other factors. Based on these evaluations, if the Company determines that it is the primary beneficiary of a VIE, the entity is consolidated into the financial statements. At December 31, 2024 and 2023, the Company identified EdgePoint to be the Company’s sole VIE. At December 31, 2024, and 2023, the Company’s ownership percentage of EdgePoint was 29% each, respectively. The VIE’s net assets were less than approximately $0.1 million at December 31, 2024 and 2023, respectively.

Investments - Equity Method

The Company accounts for equity method investments at cost, adjusted for the Company’s share of the investee’s earnings or losses, which are reflected in the consolidated statements of operations. The Company periodically reviews the investments for other than temporary declines in fair value below cost and more frequently when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Investment in GMP Bio represents the investment into equity securities for which the Company elected the fair value option pursuant to ASC 825-10-15 and subsequent fair value changes in the GMP Bio shares shall be included in the result from other income. Refer to Note 6 to these Notes to the Consolidated Financial Statements.

Joint Venture agreement

We have equity interest in unconsolidated arrangement that is primarily engaged in the business of drug discovery, development, and commercialization, including but not limited to development and commercialization of TGF-beta therapeutics as well as establishing and operating contract development and manufacturing organization (“CDMO”) facilities and capabilities. The Company first reviews the arrangement to determine if it meets the definition of an accounting joint venture pursuant to ASC 323-10-20. In order to meet the definition of a joint venture, the arrangement must have all of the following characteristics, (i) the arrangement is organized within a separate legal entity, (ii) the entity is under the joint control of the venturers, (iii) the venturers must be able to exercise joint control through their equity investments, (iv) the qualitative characteristics of the entity, including its purpose and design must be consistent with the definition of a joint venture.

We consolidate arrangements that are considered to be VIEs where we are the primary beneficiary. We analyze our investments in joint ventures to determine if the joint venture is considered a VIE and would require consolidation. We (i) evaluate the sufficiency of the total equity investment at risk, (ii) review the voting rights and decision-making authority of the equity investment holders as a group and whether there are limited partners (or similar owning entities) that lack substantive participating or kick out rights, guaranteed returns, protection against losses, or capping of residual returns within the group and (iii) establish whether activities within the venture are on behalf of an investor with disproportionately few voting rights in making this VIE determination.

F-18

To the extent that we own interests in a VIE and we (i) have the power to direct the activities that most significantly impact the economic performance of the VIE and (ii) have the obligation or rights to absorb losses or receive benefits that could potentially be significant to the VIE, then we would be determined to be the primary beneficiary and would consolidate the VIE. To the extent that we own interests in a VIE, then at each reporting period, we re-assess our conclusions as to which, if any, party within the VIE is considered the primary beneficiary.

To the extent that our arrangements do not qualify as VIEs, they are consolidated if we control them through majority ownership interests or if we are the managing entity (general partner or managing member) and our partner does not have substantive participating rights. Control is further demonstrated by our ability to unilaterally make significant operating decisions, refinance debt, and sell the assets of the joint venture without the consent of the non- managing entity and the inability of the non-managing entity to remove us from our role as the managing entity.

We use the equity method of accounting for those arrangements where we exercise significant influence but do not have control. Under the equity method of accounting, our investment in each arrangement is included on our consolidated balance sheet; however, the assets and liabilities of the joint ventures for which we use the equity method are not included on our consolidated balance sheet. When we sell or contribute properties to unconsolidated arrangements and retain a non-controlling ownership interest in such assets, we recognize the difference between the consideration received and the carrying amount of the asset sold or contributed when its derecognition criteria are met. The equity method investment we retain in such partial sale transactions is noncash consideration and is measured at fair value. As a result, the accounting for a partial sale will result in the recognition of a full gain or loss.

When circumstances indicate there may have been a reduction in the value of an equity investment, we evaluate whether the loss in value is other than temporary. If we conclude it is other than temporary, we recognize an impairment charge to reflect the equity investment at fair value.

The Company elected the fair value option under the fair value option Subsection of Section 825-10-15 to account for its equity-method investment as the Company believes that the fair value option is most appropriate for a company in the biotechnology industry, The fair value option is more appropriate for companies that are involved in extensive and usually very expensive research and development efforts, which are not appropriately reflected in the market value or reflective of the true value of the development activities of the Company.

Embedded debt costs in convertible debt instruments

In August 2020, the FASB issued “ASU 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”) which simplifies the accounting for convertible instruments. The guidance removes certain accounting models which separate the embedded conversion features from the host contract for convertible instruments. Either a modified retrospective method of transition or a fully retrospective method of transition was permissible for the adoption of this standard. Update No. 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption was permitted no earlier than the fiscal year beginning after December 15, 2020. The Company adopted ASU 2020-06 effective January 1, 2023 and has removed the effects of any embedded conversion features from certain of our convertible instruments as of that date.

Revenue Recognition

The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers.

Under ASC 606, the Company recognizes revenue when its customers obtain control of the promised good or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. The Company applies the following five-step process: (i) identify the contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation.

F-19

At contract inception, once the contract is determined to be within the scope of ASC 606, the Company identifies the performance obligation(s) in the contract by assessing whether the goods or services promised within each contract are distinct. The Company then recognizes revenue for the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

The Company does not anticipate generating revenues from rendering services to other third party customers for the development of certain drug products and/or in connection with certain out-licensing agreements, at least in the near future. In the case of services rendered for development of the drugs, revenue is recognized upon the achievement of the performance obligations or over time on a straight-line basis over the extended service period. In the case of out-licensing contracts, the Company records revenues either (i) upon achievement of certain pre-defined milestones when there is no obligation of the Company achieve any performance obligations in connection with the said pre-defined milestones, or (ii) upon achievement of the performance obligations if the milestones require the Company to provide the performance obligations.

The Company may occasionally collect advance payments from customers toward commitments to provide services or performance obligations, in which case the advance payment is recorded as a liability until the obligations are fulfilled and revenue is recognized.

Research & Development Costs

In accordance with ASC 730-10-25 “Research and Development”, research and development costs are charged to expense as and when incurred.

Recent Accounting Pronouncements

In August 2020, the FASB issued “ASU 2020-06, Debt with Conversion and Other Options (Subtopic 470- 20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”) which simplifies the accounting for convertible instruments. The guidance removes certain accounting models which separate the embedded conversion features from the host contract for convertible instruments. Either a modified retrospective method of transition or a fully retrospective method of transition was permissible for the adoption of this standard. Update No. 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption was permitted no earlier than the fiscal year beginning after December 15, 2020.The Company adopted ASU 2020-06 effective January 1, 2023 and recorded approximately $0.5 million as a reduction to the additional paid in capital and added approximately $0.3 million to the opening retained earnings in accordance with the authoritative guidance under ASU 2020-06.

All other newly issued but not yet effective accounting pronouncements have been deemed to be not applicable or immaterial to the Company.

NOTE 3 – ACQUISITIONS, GOODWILL AND INTANGIBLE ASSETS

Goodwill from 2019 Reverse Merger with Oncotelic and Merger with PointR

The Company completed the reverse merger with Oncotelic Inc. (“Merger”) in April 2019. The Company completed the merger with PointR Data Inc (“PointR Merger”) in November 2019. For more details on the two mergers, refer to our 2020 Annual Report on Form 10-K for the year ended December 31, 2020 filed by the Company on April 15, 2021.

The Oncotelic merger gave rise to Goodwill of approximately $4.9 million. Upon the non-financial sale of our asset as contribution to our equity method investment, we derecognized the balance of the carrying value of our goodwill of approximately $4.9 million from the Oncotelic Merger in accordance with our policy and authoritative accounting guidance.

Further, we added goodwill of $16,182,456 upon the completion of the Merger with PointR.

F-20

We have one operating segment and reporting unit. Accordingly, our review of goodwill impairment indicators was performed at the entity-wide level. In performing our annual impairment assessment, we determined if we should qualitatively assess whether it was more likely than not the fair value of goodwill was less than its carrying amount (the qualitative impairment test). The factors we considered in the assessment included our market capitalization, general macroeconomic conditions, conditions specific to the industry and market and whether there had been sustained declines in our share price. If we concluded, it was more likely than not, the fair value of the reporting unit was less than its carrying amount, or elected not to use the qualitative impairment test, a quantitative impairment test would be performed.

We used our market capitalization as an indicator of fair value. While we believe the fair value measurement need not be based solely on the quoted market price of an individual share of our Common Stock, and that we also could consider the impact of a control premium in measuring the fair value of its reporting unit. In the absence of any other valuation metrics, the Company believed using a control premium utilized would not be appropriate under the current circumstances. We also considered some other market comparables, trends in our stock price as well as the industry over a period of two successive quarters and prospective quarter to evaluate whether the fair value of our reporting unit was greater than our carrying amount. As such, we performed a quantitative impairment assessment of goodwill for our single reporting unit at the end of 2024 and 2023, due to a sustained change in our market capitalization and an increase in negative economic outlook for biotech markets. We estimated and reconciled the fair value of our reporting unit utilizing our market capitalization based on the stock price of our Common Stock as of December 31, 2024 and 2023. Before completing our goodwill impairment test, we first tested our indefinite-lived intangible asset then our remaining long-lived assets for impairment. We concluded our indefinite-lived intangible assets were not impaired. Based on the market capitalization, we further concluded the fair value of our single reporting unit was less than its carrying value and therefore recognized an impairment charge of approximately $3.2 million and approximately $6.1 million during the year ended December 31, 2024 and 2023. The calculation of the impairment charge included substantial fact-based determinations and estimates. The goodwill impairment charge is reflected as goodwill impairment in the consolidated statements of operations for the year ended December 31, 2024.

A summary of our goodwill as of December 31, 2024 and 2023 is shown below:

	December 31, 2024	December 31, 2023
Balance at January 1, 2024 and 2023	$5,988,230	$12,071,376
Less: Goodwill impairment due to market capitalization	(3,200,000)	(6,083,146)
Balance at December 31, 2024 and 2023	$2,788,230	$5,988,230

In general, the goodwill is tested on an annual impairment date of December 31, unless we observe any further deterioration in our market capitalization, in which case we may, depending on the materiality of the impairment, record an impairment at the end of other reporting periods, as we have done during the course of the year ended December 31, 2024.

In-Process Research & Development (“IPR&D”) Summary

The IPR&D assets were acquired in the PointR Merger during the year ended December 31, 2019. Since January 2021, the Company has determined that the IPR&D should be reported as an indefinitely lived asset and therefore will evaluate, on an annual basis, for any impairment on the IPR&D and will record an impairment if identified. The balance of IPR&D as of December 31, 2024 and December 31, 2023 was $1,101,760. For more information on the IPR&D, please refer to our 2023 Annual Report on Form 10-K filed with the SEC on April 12, 2024.

F-21

NOTE 4 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expense consists of the following amounts:

	December 31, 2024	December 31, 2023
Accounts payable	$1,691,725	$1,656,613
Accrued expenses	745,442	780,708
	$2,437,167	$2,437,321

	December 31, 2024	December 31, 2023
Accounts payable – related party	$346,057	$344,099

NOTE 5 – CONVERTIBLE DEBENTURES, NOTES AND OTHER DEBT

As of December 31, 2024, special purchase agreements (SPAs) with convertible debentures and notes, net of debt discount and including accrued interest, if any, consist of the following amounts:

	December 31, 2024	December 31, 2023
Current Debt
Convertible debentures
10% Convertible note payable, due April 23, 2022 – Bridge Investor	$35,556	$35,556
10% Convertible note payable, due April 23, 2022 – Related Party	164,444	164,444
10% Convertible note payable, due August 6, 2022 – Bridge Investor	200,000	200,000
	400,000	400,000
Fall 2019 Notes
5% Convertible note payable – Stephen Boesch	133,958	128,958
5% Convertible note payable – Related Party	313,733	301,233
5% Convertible note payable – Dr. Sanjay Jha (Through his family trust)	313,253	300,753
5% Convertible note payable – CEO & CFO – Related Parties	102,659	98,559
5% Convertible note payable – Bridge Investors	210,322	201,922
	1,073,925	1,031,425
August 2021 Convertible Notes
5% Convertible note – Autotelic Inc– Related Party	292,552	280,052
5% Convertible note – Bridge investors	437,075	418,399
5% Convertible note – CFO – Related Party	87,770	84,018
	817,397	782,469
JH Darbie PPM Debt
16% Convertible Notes – Non-related parties	-	311,693

November/December 2021 & March 2022 Notes
16% Convertible Notes – Accredited Investors	233,687	233,392

Debt for Clinical Trials – Forever Prosperity ( Formerly GMP)
2% Convertible Notes – Forever Prosperity	4,840,247	4,750,000

May and June 2022 Note
16% Convertible Notes – Accredited Investors	993,130	1,401,284

JH Darbie PPM 2 Debt
16% Convertible Notes - Non-related parties	2,183,638	-
16% Convertible Notes – CEO – Related Party	125,000	-
	2,308,638	-
Other Debt
Short term debt – Bridge investors	210,000	210,000
Short term debt from CFO – Related Party	76,050	35,050
Short term debt – Autotelic Inc. – Related Party	2,085,000	1,470,000
Short Term Debt from CEO – Related Party	50,000	50,000
	2,421,050	1,765,050
Total of short term convertible debentures & notes and other debt	$13,088,074	10,675,313

F-22

	December 31, 2024	December 31, 2023

Long Term Debt
JH Darbie PPM 2 Debt
16% Convertible Notes - Non-related parties	-	1,773,468
16% Convertible Notes – CEO – Related Party	-	125,000
	-	1,898,468

Convertible Debentures

As of December 31, 2024, the Company had a derivative liability of approximately $704,000 and recorded a change in fair value of approximately $280,000 during the year ended December 31, 2024, on the Convertible Debentures issued in 2019 to our CEO and a bridge investor.

Bridge Financing

Notes with Officer and Bridge Investor

In April 2019, the Company entered into a Securities Purchase Agreement (the “Bridge SPA”) with our CEO (the “Trieu Note”) and a Bridge Investor with a commitment to purchase convertible notes in the aggregate of $400,000. For more information on the Bridge SPA, refer to our 2023 Annual Report on Form 10-K filed with the SEC on April 12, 2024.

The issuance of the Trieu Note resulted in a discount from the beneficial conversion feature totaling $131,555 related to the conversion feature. Total amortization of the OID and the discount totaled $0 and approximately for the years ended December 31, 2024, and 2023, respectively. Total unamortized discount on this note was approximately $0 as of December 31, 2024, and 2023, respectively.

In April 2019, pursuant to the Bridge SPA the Company entered into Convertible Note Tranche #1 (“Tranche #1”) with the Bridge Investor. For more information on Tranche #1, refer to our 2023 Annual Report on Form 10-K filed with the SEC on April 12, 2024.

The issuance of the note resulted in a discount from the beneficial conversion feature totaling $28,445. Total amortization of the OID and discount totaled approximately $0 for the year ended December 31, 2024, and 2023, respectively. Total unamortized discount on this note was approximately $0 as of December 31, 2024, and December 31, 2023.

In August 2019, pursuant to the Bridge SPA the Company entered into Convertible Note Tranche #2 (“Tranche #2”) with the Bridge Investor. For more information on Tranche #2, refer to our 2023 Annual Report on Form 10-K filed with the SEC on April 12, 2024.

The issuance of the note resulted in a discount from the beneficial conversion feature totaling $175,000. Total amortization of the OID and discount totaled approximately $0 for the years ended December 31, 2024, and 2023, respectively. Total unamortized discount on this note was $0 as of December 31, 2024, and 2023.

F-23

Fall 2019 Debt Financing

In December 2019, the Company closed its Fall 2019 Debt Financing, raising an additional $500,000 bringing the gross proceeds of all debt financings under the Fall 2019 Debt Financing to $1,000,000. The Company entered into those certain Note Purchase Agreements (the “Fall 2019 Note Purchase Agreements”) with certain accredited investors and the officers of the Company for the sale of convertible promissory notes (the “Fall 2019 Notes”). The Company completed the initial closing under the Fall 2019 Note Purchase Agreements in November 2019. The Company issued Fall 2019 Notes in the principal amount of $250,000 to each of Dr. Vuong Trieu, the Company’s Chief Executive Officer, and Stephen Boesch, in exchange for gross proceeds of $500,000. In connection with the second and final closing of the Fall 2019 Debt Financing, the Company issued Fall 2019 Notes to additional investors including $250,000 to Dr. Sanjay Jha, through his family trust, the former CEO of Motorola and COO/President of Qualcomm. The Company also offset certain amounts due to Dr. Vuong Trieu, the Company’s Chief Executive Officer, Chulho Park, the Company’s then Chief Technology Officer, and Amit Shah, the Company’s Chief Financial Officer, all related parties as Officers of the Company, and converted such amounts due into the Fall 2019 Notes. $35,000 due to Dr. Vuong Trieu, $27,000 due to Chulho Park and $20,000 due to Amit Shah were converted into convertible debt under the Fall 2019 Notes. The Company also issued the Fall 2019 Notes of $168,000 to two accredited investors.

All the Fall 2019 Notes provided for interest at the rate of 5% per annum and are unsecured. For more information on the Fall 2019 Debt Financing, refer to our 2023 Annual Report on Form 10-K filed with the SEC on April 12, 2024.

There was no activity during the year ended December 31, 2024 and 2023.The total unamortized principal amount of the Fall 2019 Notes was $850,000 as of December 31, 2024, and 2023.

Further, the Company recorded interest expense of approximately $42,500 on these Fall 2019 Notes for the years ended December 31, 2024, and 2023. The total amount outstanding under the Fall 2019 Notes, net of discounts and including accrued interest thereon, as of December 31, 2024, and 2023 was approximately $1,073,900 and $1,031,400 respectively.

Forever Prosperity (Formerly GMP) Notes

In June 2020, the Company secured $2 million in debt financing, evidenced by a one-year convertible note (the “GMP Note”) from GMP, to conduct a clinical trial evaluating OT-101 against COVID-19 bearing 2% annual interest, and is personally guaranteed by Dr. Vuong Trieu, the Chief Executive Officer of the Company. The GMP Note is convertible into the Company’s Common Stock upon the GMP Note’s maturity of the GMP Note, at the Company’s Common Stock price on the date of conversion with no discount. GMP has waived the default in the maturity of the GMP Note and as such there is no event of default and also agreed to extend the date of maturity of the GMP Note to December 31, 2024. GMP does not have the option to convert prior to the GMP Note’s maturity. Such financing will be utilized solely to fund the clinical trial. The Company’s liability under GMP Note commenced to accrue when GMP first began to pay for services related to the clinical trial to our third-party clinical research organization, up to a maximum of $2 million. GMP has been invoiced by the clinical research organization for the full $2 million as of December 31, 2024, and as such the Company has recognized the liability as a convertible debt.

In September 2021, the Company secured a further $1.5 million in debt financing, evidenced by a one-year convertible note (the “GMP Note 2”) from GMP, to fund the same clinical trial evaluating OT-101 against COVID- 19 bearing 2% annual interest. The GMP Note is convertible into the Company’s Common Stock upon the GMP Note 2’s maturity one year from the date of the GMP Note 2, at the Company’s Common Stock price on the date of conversion with no discount. GMP has waived the default in the maturity of the GMP Note and as such there is no event of default and also agreed to extend the date of maturity of the GMP Note to December 31, 2024. GMP does not have the option to convert prior to the GMP Note 2’s maturity at the end of one year. Such financing was to be utilized solely to fund the clinical trial. GMP was invoiced by the clinical research organization for $1.5 million.

F-24

In October 2021, the Company entered into an Unsecured Convertible Note Purchase Agreement (the “October Purchase Agreement”) with GMP, pursuant to which the Company issued a convertible promissory note in the aggregate principal amount of $0.5 million (the “October 2021 Note”), which October 2021 Note is convertible into shares of the Company’s Common Stock. GMP has waived the default in the maturity of the GMP Note and as such there is no event of default and also agreed to extend the date of maturity of the GMP Note to December 31, 2024.

In January 2022, the Company entered into an Unsecured Convertible Note Purchase Agreement (the “January Purchase Agreement”) with GMP, pursuant to which the Company issued a convertible promissory note in the aggregate principal amount of $0.5 million (the “January 2022 Note”), which January 2022 Note is convertible into shares of the Company’s Common Stock. GMP agreed to extend the date of maturity of the January 2022 Note to December 31, 2024.

Cumulatively, the GMP Note, GMP Note 2, October 2021 Note and the January 2022 Notes are referred to as the “GMP Notes”. The GMP Notes carry an interest rate of 2% per annum and mature on the earlier of (a) the one- year anniversary of the date of the Purchase Agreement, or (b) the acceleration of the maturity by GMP upon occurrence of an Event of Default (as defined below). All Notes contain a voluntary conversion mechanism whereby GMP may convert the outstanding principal and accrued interest under the terms of all the GMP Notes into shares of Common Stock (the “Conversion Shares”), at the consolidated closing bid price of the Company’s Common Stock on the applicable OTC Market as of the date the Company receives a Notice of Conversion from GMP. Prepayment of the GMP Notes may be made at any time by payment of the outstanding principal amount plus accrued and unpaid interest. The October Note contained customary events of default (each an “Event of Default”). If an Event of Default occurred, at GMP’s election, the outstanding principal amount of the GMP Notes, plus accrued but unpaid interest, would become immediately due and payable in cash. The October Purchase Agreement required the Company to use of the proceeds received under the October 2021 Note to support the clinical development of OT-101, including payroll and had been made in continuation of the relationship between the Company and GMP. All the GMP notes were assigned to Forever Prosperity, LLC, an affiliated entity of GMP. As of January 1, 2025, the GMP Notes are in default. The total principal outstanding on all the GMP notes, inclusive of accrued interest, was approximately $4.8 million as of December 31, 2024 and 2023, respectively.

During the years ended December 31, 2024 and 2023, the Company incurred approximately $90,000 of interest expense.

August 2021 Notes

In August 2021, the Company entered into Note Purchase Agreements with Autotelic - a related party, our CFO – a related party, and certain accredited investors (the “August 2021 investors”), whereby the Company issued four convertible notes in the aggregate principal amount of $698,500 convertible into shares of common stock of the Company for net proceeds of approximately $691,000. The convertible notes carry a five (5%) percent coupon and mature one year from issuance. The majority of the August 2021 investors have the right, but not the obligation, not more than five days following the maturity date, to convert all, but not less than all, the outstanding and unpaid principal plus accrued interest into the Company’s common stock, at a conversion price of $0.18. The August 2021 Note Holders has waived the default in the maturity of the August 2021 Notes and as such there is no event of default and also agreed to extend the date of maturity of the August 2021 Notes to December 31, 2025. The Company determined that the economic characteristics and risks of the embedded conversion option are not clearly and closely related to the economic characteristics and risks of the debt host instrument. Further, the Company determined that the embedded conversion feature meets the definition of a derivative but met the scope exception to the derivative accounting required under ASC 815 for certain contracts involving a reporting entity’s own equity.

As of December 31, 2024 and 2023, the August 2021 convertible notes, net of debt discount, consist of the following amounts:

	December 31,	December 31,
	2024	2023
Autotelic Related party convertible note, 5% coupon December 2024	$292,552	$280,052
CFO Related party convertible note, 5% coupon December 2024	87,770	84,018
Accredited investors convertible note, 5% coupon December 2024	437,075	418,399
	$817,397	$782,469

F-25

During the years ended December 31, 2024 and 2023 the Company recognized approximately $35,000 of interest expense on the August 2021 Investors notes of which approximately $16,000 are attributable to related parties.

At December 31, 2024, and 2023, accrued interests on these convertible notes totaled approximately $119,000 and $84,000, respectively.

The outstanding balance on the note for the year ended December 31, 2024 was approximately $817,000 including related party balance of approximately $380,000. The outstanding balance on the note for the year ended December 31, 2023 was approximately $782,000 including related party balance of $364,000.

November / December 2021 and March 2022 Financing

In November / December 2021, the Company entered into securities purchase agreement with five institutional investors, whereby the Company issued five convertible notes in the aggregate principal amount of $1,250,000 convertible into shares of common stock of the Company. The convertible notes carry a twelve (12%) percent coupon and a default coupon of 16% and mature at the earliest of one year from issuance or upon event of default. Investors has the right at any time following issuance date to convert all or any part of the outstanding and unpaid amount of the note into the Company’s common stock at a conversion price established at a fixed rate of $0.07. The Company granted a total number of 9,615,385 warrants convertible into an equivalent number of the Company Common Stock at a strike price of $0.13 up to five years after issuance. The Placement agent was also granted a total of 961,540 warrants convertible into an equivalent number of the Company Common Stock at a strike price of $0.13 up to five years after issuance, as part of a finder’s fee agreement.

Further, in March 2022, the Company entered into a Securities Purchase Agreement with Fourth Man, pursuant to which the Company issued convertible promissory note in the aggregate principal amount of $0.25 million, convertible into shares of common stock of the Company. The convertible notes carry a twelve (12%) percent coupon and a default coupon of 16% and mature at the earliest of one year from issuance or upon event of default. As of December 31, 2022, this note is in Investors have the right at any time following issuance date to convert all or any part of the outstanding and unpaid amount of the note into the Company’s Common Stock at a conversion price established at a fixed rate of $0.10. The Company granted a total number of 1,250,000 warrants convertible into an equivalent number of the Company common shares at a strike price of $0.20 up to five years after issuance. The Placement agent was also granted a total of 125,000 warrants convertible into an equivalent number of the Company Common Stock at a strike price of $0.20 up to five years after issuance, as part of a finder’s fee agreement.

During the year ended December 31, 2023, the Company converted the balance of approximately $243,000 of Blue Lake convertible note, inclusive of accrued interest, into 3,466,583 shares of the Company’s Common Stock, which fully retired the convertible note as of December 31, 2023. Further, during the year ended December 31, 2023, the Company fully converted the balance of Fourth Man convertible note of approximately $127,000 into 1,820,395 shares of the Company’s common stock, which fully retired the convertible note as of December 31, 2023.

As of December 31, 2024, all of the November- December 2021 notes and any accrued interest, are fully converted.

As of December 31, 2024, and December 31, 2023, the Fourth Man convertible note, net of debt discount, consist of the following amounts:

	December 31, 2024	December 31, 2023
Fourth Man Convertible note, 16% coupon March 2023 inclusive of accrued interest and default provision	$233,687	$233,392
Unamortized debt discount	-	-
Convertible notes, net	$233,687	233,392

F-26

The March 2022 Fourth Man Financing principal balance was approximately $142,000 and $162,000 as of December 31, 2024, and December 31, 2023, respectively.

During the year ended December 31, 2024, the Company converted approximately $35,000 in principal, accrued interest and legal fees into 500,000 shares of common stock. The note includes a default amount calculated at 125% of the unpaid principal and accrued interest. As the Company failed to repay the note at the original maturity date, The Company has recorded an estimated default penalty of approximately $70,000.

As of December 31, 2024, the balance includes the remaining principal of $142,000 and $70,000 of accrued default penalty pursuant to the terms of the underlying agreement.

The Company recognized approximately $34,000 and $25,000 of interest during the years ended December 31, 2024 and 2023.

As of December 31, 2024 and 2023, the balance of the unamortized debt discount was $0. The Company adopted ASU 2020-06 on January 1, 2023, which resulted in the reversal of the original BCF amount to additional paid in capital for $109,349, reversal of the unamortized debt discount related to the BCF for $25,489 with the balance being recorded through retained earnings for $78,460.

May 2022 Mast Financing

In May 2022, the Company entered into a securities purchase agreement with one institutional investor, whereby the Company issued one convertible note in the aggregate principal amount of $605,000 convertible into shares of common stock of the Company (“May 2022 Mast Note”). The convertible notes carry a twelve (12%) percent coupon and a default coupon of 16% and mature at the earliest of one year from issuance or upon event of default. Investor has the right at any time following issuance date to convert all or any part of the outstanding and unpaid amount of the note into the Company’s common stock at a conversion price established at a fixed rate of $0.10. The Company granted a total number of 3,025,000 warrants convertible into an equivalent number of Company common shares at a strike price of $0.20 up to five years after issuance. The Placement agent was also granted a total of 302,500 warrants convertible into an equivalent number of the Company Common Stock at a strike price of $0.20 up to five years after issuance, as part of a finder’s fee agreement. A portion of the proceeds were used to retire some of the November/December 2021 notes.

As of December 31, 2024, and December 31, 2023, convertible note under the May 2022 Mast Financing, net of debt discount, consist of the following amounts:

	December 31, 2024	December 31, 2023
Mast Hill Convertible note, 12% coupon May 2025, inclusive of accrued interest and penalty	$993,130	$905,484
Convertible notes, net	$993,130	$905,484

The Mast Hill Note of $993,130 as of December 31, 2024 includes $605,000 of principal, $169,400 in default penalty, and approximately $219,000 in accrued interest.

Accrued interest was approximately $219,000 and $131,000 as of December 31, 2024 and 2023, respectively. The May 2022 Mast Note was extended through May 2025 at a cost of approximately $82 thousand, and which is included in the amount outstanding and payable to Mast as of December 31, 2024.

The Company recognized approximately $0 and approximately $146,000 of interest expense attributable to the amortization of the debt discount from the original debt discount, deferred financing costs, fair value allocated to the warrants during the years ended December 31, 2024 and 2023, respectively.

Effective January 1, 2023, the Company adopted ASU 2020-06, which resulted in the reversal of the original BCF amount to additional paid in capital for approximately $0.2 million, a reversal of the unamortized debt discount related to the BCF for approximately $0.1 million, with the balance of approximately $0.1 million being recorded through retained earnings.

F-27

June 2022 Blue Lake Financing

In June 2022, the Company entered into a securities purchase agreement with one institutional investor, whereby the Company issued one convertible note in the aggregate principal amount of $335,000 convertible into shares of common stock of the Company (“June 2022 Blue Lake Note”). The convertible notes carry a twelve (12%) percent coupon and a default coupon of 16% and mature at the earliest of one year from issuance or upon event of default. The investor has the right at any time following issuance date to convert all or any part of the outstanding and unpaid amount of the note into the Company’s common stock at a conversion price established at a fixed rate of $0.10. The Company granted a total number of 837,500 warrants convertible into an equivalent number of the Company common shares at a strike price of $0.20 up to five years after issuance. The Placement agent was also granted a total of 83,750 warrants convertible into an equivalent number of the Company Common Stock at a strike price of $0.20 up to five years after issuance, as part of a finder’s fee agreement. A portion of the proceeds were used to retire some of the November/December 2021 notes.

In May 2024, Blue Lake converted the balance of their note of approximately $531,000 including principal, accrued interest and default penalty, into 7,605,760 common shares of the Company

As of December 31, 2024 and 2023, convertible note under the June 2022 Blue Lake Financing, net of debt discount, consist of the following amounts:

	December 31, 2024	December 31, 2023

Blue Lake Convertible note, 16% coupon June 2023, inclusive of accrued interest	$-	$495,800
Convertible notes, net	$-	$495,800

The Company recognized approximately $35,000 and $88,400 of interest expense attributable to interest, amortization of the debt discount from the original debt discount, deferred financing costs, fair value allocated to the warrants and the beneficial conversion feature during the years ended December 31, 2024 and 2023, respectively. The Company recognized approximately $0 and approximately $62,000 of interest expense attributable to the amortization of the debt discount from the original debt discount, deferred financing costs, fair value allocated to the warrants and BCF during the years ended December 31, 2024 and 2023.

The Company recognized $35,000 and approximately $40,200 of interest expense related to the guaranteed coupon for the years ended December 31, 2024 and 2023, respectively.

The Company adopted ASU 2020-06 effective January 1, 2023, which resulted in the reversal of the original BCF amount to additional paid in capital of approximately $0.2 million, reversal of the unamortized debt discount of approximately $0.1 million related to the BCF and the balance of $0.1 million being recorded through retained earnings.

Other short-term advances

As of December 31, 2024, other short-term advances consist of the following amounts obtained from various employees and related parties:

Other Advances	December 31, 2024	December 31, 2023
Short term advance from CFO – Related Party	$76,050	$35,050
Short term advance from CEO – Related Party	50,000	50,000
Short term advances – bridge investors & others	210,000	210,000
Short term advances – Autotelic Inc. – Related Party	2,085,000	1,470,000
	$2,421,050	$1,765,050

F-28

In May 2021, Autotelic provided an additional short-term funding of approximately $0.3 million to the Company, which was converted into the August 2021 Notes. Autotelic provided an additional $0.1 million short term loan to the Company during the year ended December 31, 2022. During the year ended December 31, 2023, Autotelic provided $1.4 million in various short-term loans to the Company. During the year ended December 31, 2024 Autotelic Inc. provided additional short-term funding of $614,000 to the Company. As such, approximately $2.1 million was outstanding and payable to Autotelic at December 31, 2024.

The Company’s CFO was owed approximately $25 thousand at December 31, 2022. During the year ended December 31, 2023, the company’s CFO provided additional short-term advance of $10 thousand. During the year ended December 31, 2024, the CFO provided additional short-term funding of $41 thousand. As such, approximately $76 thousand was outstanding from the Company’s CFO at December 31, 2024.

In December 2023, the Company received $50 thousand from the company’s CEO. As such, $50 thousand was outstanding to the Company’s CEO at December 31, 2024.

As of December 31, 2024 and December 31, 2023, respectively, approximately $210,000 was outstanding as short-term advances from certain bridge investors.

NOTE 6 - JOINT VENTURE WITH GMP BIO AND AFFILIATES, EQUITY METHOD INVESTMENT

On March 31, 2022, the Company entered into (i) a joint venture (the “JV”) agreement with Dragon and GMP Bio, both affiliates of GMP, (and the Company, Dragon and GMP Bio are collectively called the “Parties”) (the “JVA”), (ii) a license agreement for rights to OT-101 (the “US License Agreement”) for the territory within the United States of America (the “US”) with Sapu Holdings, LLC, a subsidiary of GMP Bio and (iii) a license agreement for rights to OT-101 for the rest of the world with GMP Bio (the “Ex-US Rights Agreement”, and the US License Agreement and the Ex-US License Agreement are collectively called the “Agreements”). For more information on the JV, JVA, and Agreements, refer to our 2022 Annual Report on Form 10-K/A filed with the SEC on April 19, 2023.

As of the effective date of the formation of the JV, the combined enterprise value of GMP Bio was approximately $50.4 million, comprising of the fair value of the Company’s investment in GMP Bio of approximately $22.7 million and the total original capital contributions by Dragon Overseas of approximately $27.7 million. As of December 31, 2024, the JV had approximately $24.4 million in assets, recorded approximately $1.2 million in liabilities and incurred approximately $9.2 million and $6.5 million in operational expenses for the years ended December 31, 2024 and 2023, respectively. While GMP’s fiscal year commences on April 1 and ends on March 31, the Company has reported the operational expenses for the same fiscal period as the Company. The JV has determined to changing the fiscal year to an annual year and plans to do it soon.

In late 2023, the JV initiated a plan to start evaluating various nanoparticles that could treat various cancers. In this regard, the JV identified a total of 4 compounds, in addition to OT-101, which had the potential of significant revenue generation for the JV. In the same year, the JV signed a lease agreement to set up a GMP manufacturing facility in San Diego (“SD”), California. The main purpose of this facility was to initially commence an aggressive formulation development of newly planned nanoparticle platform (“Nano Platform”). The GMP manufacturing facility was initiated in January 2024. Upon the initiation of this facility by the JV, the JV commenced the development work on two of the four identified compounds, as well as other activities, in tandem with the development of OT-101. The JV has since completed the formulation development of one of the products and is moving to complete the formulation development for the three additional products. The JV is also working on improved formulations for OT-101 with new nanoparticle sizes. The JV also has started clinical development for OT-101 for pancreatic cancer. Significant progress has been made in the development of the products and the JV anticipates to complete the formulation development work in 2025 and pushing to initiate clinical trials for the various compounds. In late 2024, the GMP facility in San Diego was issued a Drug Manufacturing License by the State of California Department of Public Health and Food and Drug Branch. Further, in late 2024, the JV identified a sixth candidate as a compound for development for the JV and has already started to work on the formulation development of that compound as well. All manufacturing including Phase 1 clinical trial materials will be performed at the SD site.

Further, in late 2024, the JV identified a sixth candidate as a compound for development for the JV and has already started to work on the formulation development of that compound as well. In early 2025, the Company announced that it had entered into a strategic partnership with Shanghai Medicilon, Inc. (“Medicilon”) to access its industry-leading rapid investigational new drug (“IND”) development platform to support up to 20 IND projects, which the JV can also utilize to support their INDS. All six of our compounds the JV is developing are planned to be these INDs and are focused on becoming next-generation anticancer agents. The JV anticipates that all these six anticancer agents have the potential to become significant growth contributors to the JV, which in turn would add substantial value to the Company. The Company successfully completed a Phase 1 clinical trial evaluating OT-101, in combination with IL-2 for advanced or metastatic solid tumors. These results set the stage for new studies that combine OT-101, an antisense therapeutic targeting Transforming Growth Factor Beta 2 (TGFβ2), with checkpoint inhibitors (“CKIs”) and recombinant IL-2 (aldesleukin) (“IL-2”). The Phase 1 trial (ClinicalTrials.gov ID: NCT04862767) investigated the safety and tolerability of OT-101 in combination with recombinant IL-2 in patients with advanced or metastatic solid tumors. The combination showed a tolerable safety profile at the planned dosing schedule, with no unexpected safety signals identified. Based on the favorable safety data, Oncotelic plans to advance OT-101 plus IL-2 into further clinical studies, exploring synergies with CKIs such as PD-1 blockers. The Company elected the fair value option under subsection of Section 825-10-15 to account for its equity-method investment as the Company believes that it the most appropriate method to properly value the Company and record a change in value when and upon conducting a fair value assessment. During the year ended December 31, 2023, and based on the results of the valuation study and the 45% ownership of the Company in GMP Bio, the Company had reported a change in fair value of the Company’s investment in the JV of approximately $13,000 for the year December 31, 2023. As of December 31, 2024, as the operations of the JV are proceeding as planned, the Company assessed the fair value of its investment in the JV and determined that no change in the fair value is required until a triggering event has occurred, similar to, but not limited to, any fund raising event, entering into an IPO or any other major event enabling the Company to reassess the fair value of its investment in the JV.

F-29

A summary of the change in fair value of our investment in GMP Bio, as of December 31, 2024 and 2023 is shown below:

	December 31, 2024	December 31, 2023
Balance at January 1, 2024 and 2023	$22,653,225	$22,640,519
Add: change in fair value of investment in GMP Bio	-	12,706

Balance at December 31, 2024 and 2023	$22,653,225	$22,653,225

For information on the various notes from GMP, refer to Note 5 – GMP Notes of the Notes to the Consolidated Financial Statements above.

NOTE 7 - PRIVATE PLACEMENT (PPM-1) AND JH DARBIE FINANCING

During the period from July 2020 to March 2021, the Company entered into subscription agreements with certain accredited investors pursuant to the JH Darbie Financing, whereby the Company issued and sold a total of 100 Units, for total gross proceeds of approximately $5 million, pursuant to the JH Darbie Placement Agreement, with each Unit consisting of:

■	25,000 shares of Edgepoint Common Stock for a price of $1.00 per share of Edgepoint Common Stock.
■	One convertible promissory note, convertible into up to 25,000 shares of Edgepoint Common Stock, at a conversion price of $1.00 per share or up to 138,889 shares of the Company’s Common Stock, at a conversion price of $0.18 per share.
■	50,000 warrants to purchase an equivalent number of shares of Edgepoint Common Stock at $1.00 per share or an equivalent number of shares of the Company’s Common Stock at $0.20 per share with a three-year expiration date. Either the Edgepoint or the Company’s warrants would be exercised.

During the period between July 2023 and January 2024, the Company converted the debt of forty six accredited investors from the JH Darbie Financing (now referred to as “PPM-1”) into the new subscription agreements under the new financing (“PPM-2”- See Note 8 below), which resulted in conversion of $2.35 million of old debt into new debt to the Company.

F-30

As of December 31, 2024, and 2023, funds received under the JH Darbie Financing, net of debt discounts, consist of the following amounts:

	December 31, 2024	December 31, 2023

Convertible promissory notes
Subscription agreements - accredited investors	$-	$311,693
Subscription agreements – related party	-	-
Total convertible promissory notes	$-	$311,693

The Company incurred approximately $0.64 million of issuance costs, including legal costs of approximately $39,000, that are incremental costs directly related to the issuance of the various instruments bundled in the offering. As of the date of this Report, the PPM notes are in default.

Concurrently with the sale of the Units, JH Darbie was granted, for nominal consideration, a warrant, exercisable over a five-year period, to purchase 10% of the number of Units sold in the JH Darbie Financing. As such, the Company granted 10 Units to JH Darbie pursuant to the JH Darbie Placement Agreement.

The terms of convertible notes are summarized as follows:

■	Term: Through March 31, 2023.
■	Coupon: 16%.
■	Convertible at the option of the holder at any time in the Company’s Common Stock or Edgepoint Common Stock.
■	The conversion price is initially set at $0.18 per share for the Company’s Common Stock or $1.00 for Edgepoint Common Stock, subject to adjustment.

In February 2022, the Company and all except one of the Investors agreed to extend the maturity date of the Notes from March 31, 2022, to March 31, 2023. In consideration for the extension of the Notes, the Company issued to the Investors an aggregate of 33,000,066 Oncotelic Warrants at a price of $0.15 per share of Company’s Common Stock. Each Investor will be entitled to receive 333,334 Oncotelic Warrants for each Unit purchased. Upon the amendment of the terms of the convertible notes under the private placement memorandum. As incentive to extend the maturity date, approximately 33 million warrants were issued to the Unit Holders who participated in the amendment, the Company repaid the 1-unit holder who did not participate in the amendment shortly after March 31, 2022. Further, during the year ended December 31, 2023, the Company repaid two of the unit holders, who held 5 units and opted not to participate in the new JH Darbie financing. While the Company had been in default under the PPM-1 since April 2023, as of the date of this Annual Report, with the conversion of the rest of the Note Holders under the PPM-1, the event of default has been addressed.

The Company recognized amortization expense related to the debt discount and debt issuance costs of approximately $0 and 8,400 for the years ended December 31, 2024 and 2023, respectively, which is included in interest expense in the statements of operations.

F-31

NOTE 8 – PRIVATE PLACEMENT -2 (PPM-2) AND JH DARBIE FUNDING

During the period between July 2023 to January 2024, the Company entered into a series of subscription agreements with forty six accredited investors (the “Financing”) whereby the Company issued and converted a total of 94 Units from the previous PPM (“PPM -1”- See Note 7 above) into the current subscription agreements under the PPM-2, which resulted in conversion of $2.35 million of old debt into new debt to the Company; and the Company did not receive any cash proceeds through the July 2023 through January 2024 conversions., with each Unit consisting of:

●	One 16% convertible unsecured promissory note (the “Note”) of $25,000, convertible into up to 250,000 shares of the Company’s common stock (par value of $0.01) based on a conversion price of $0.10 per share.

●	250,000 warrants to purchase an equivalent number of shares of the Company’s common stock at a strike price of $0.12 per share (“Oncotelic warrant”).

JH Darbie and the Company are parties to a March 2023 placement agent agreement (“Agreement”) pursuant to which DH Darbie had the right to sell a minimum of 10 Units and a maximum of 200 Units on a best-efforts basis. For the 4 tranches of conversion related to PPM 2, placement agent fees of $377,500 were paid to JH Darbie. Based on the placement agent agreement, JH Darbie was entitled to a non-refundable $25,000 fee to start the due diligence process and 2% due diligence fees and 13% commissions on all subsequent conversions or new funding. In addition, the Company provided warrant coverage equal to 13 % of all of the units sold to JH Darbie. As the Company converted an aggregate of 94 units, JH Darbie was entitled to earn a total of 3,055,000 warrants. A total of 5 unit holders under the PPM-1 opted not to participate in the PPM-2.

In connection with the consummation of Tranche 1, 2 and 3 and 4 of the July 2023 PPM, the Company entered into a Registration Rights Agreement granting certain registration rights with respect to the shares of the Company’s Common Stock issued in connection with the financing, as well as the shares of the Company’s Common Stock issuable upon exercise of the Warrants. The issuance of the Units is exempt from the registration requirements of the Securities Act of 1933, as amended (“Securities Act”), in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as provided in Rule 506 of Regulation D promulgated thereunder. The shares of common stock and warrants and any shares of common stock issuable upon exercise of the warrants, have not been registered under the Securities Act or any other applicable securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act.

As of December 31, 2024, and December 31, 2023, debt recorded under PPM-2, net of debt discounts and including accrued interest, consist of the following amounts:

	December 31, 2024	December 31, 2023
Convertible promissory notes
Subscription agreements - accredited investors	$2,308,638	$1,898,468
Total convertible promissory, net of discounts	$2,308,638	$1,898,468

The Company incurred approximately $0.4 million of issuance costs under the PPM-2 and are incremental costs directly related to the issuance of the various instruments bundled in the offering. Concurrently with the PPM- 2, JH Darbie was granted a total of 3,055,000 stock warrants, exercisable over a two-year period.

The terms of convertible notes are summarized as follows:

●	Term: through December 31, 2025
●	Coupon: 16%
●	Convertible at the option of the holder at any time into the Company’s common stock
●	Conversion price is set at $0.10 per share subject to standard anti-dilution provision.

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Management reviewed the guidance per ASC 470-60 Troubled debt restructurings and ASC 470-50 Debt- Modifications and Extinguishments and concluded that the terms of the agreements were substantially different and, accounted for the transaction as a debt extinguishment. The transaction related to T4 during the year ended December 31, 2024 resulted in a loss from debt extinguishment of approximately $88,000, which is presented in other expense in the consolidated statements of operations for the year ended December 31, 2024. The estimated volume weighted grant date fair value of approximately $0.026 per share associated with the warrants to purchase up to 3,390,000 shares of common stock issued in this offering, or a total of approximately $88,000, was recorded to additional paid-in capital. All warrants sold in this offering have an exercise price of $0.12 per share of the Company stock, subject to adjustment, are exercisable immediately and expire two years from the date of issuance. The fair value of the warrants was estimated using a Black Scholes valuation models using the following input values:

Expected Term	2 years
Expected volatility	173%
Risk-free interest rates	4.29%
Dividend	0.00%

The Company recorded approximately $318,000 as an initial debt discount related to the four tranches of PPM 2. The Company recognized amortization expense related to the debt discount and debt issuance costs of approximately $157,000 and $50,000 for the years ended December 31, 2024 and 2023, respectively, which is included in interest expense in the statements of operations

During the years ended December 31, 2024 and 2023, the Company incurred approximately $363,000 and $122,000 of interest expense related to the convertible notes.

NOTE 9 - RELATED PARTY TRANSACTIONS

Master Service Agreement with Autotelic Inc.

In October 2015, Oncotelic Inc. entered into a Master Service Agreement (the “MSA”) with Autotelic Inc. (“Autotelic”), a related party that is partly owned by Dr. Trieu. Dr. Trieu, a related party, is a control person in Autotelic. Autotelic currently owns less than 10% of the Company. The MSA stated that Autotelic will provide business functions and services to the Company and allowed Autotelic to charge the Company for these expenses paid on its behalf. The MSA includes personnel costs allocated based on amount of time incurred and other services such as consultant fees, clinical studies, conferences and other operating expenses incurred on behalf of the Company. The MSA requires a 90-day written termination notice in the event either party requires to terminate such services.

Expenses related to the MSA were $2,000 and approximately $12,000 for the years ended December 31, 2024 and 2023, respectively. The Company owed Autotelic, Inc. approximately $0.3 million at December 31, 2024 and December 31, 2023 respectively.

License Agreement with Autotelic Inc.

In September 2021, the Company entered into an exclusive License Agreement with Autotelic. For more information on the exclusive license Agreement with Autotelic, refer to our 2023 Annual Report on Form 10-K filed with SEC on April 12, 2024.

Notes Payable and Short-Term Loan – Related Party

In April 2019, the Company issued a convertible note to Dr. Trieu totaling $164,444, including OID of $16,444, receiving net proceeds of $148,000, which was used by the Company for working capital and general corporate purposes. The Company issued a Fall 2019 Note to Dr. Trieu in the principal amount of $250,000. Dr. Trieu also offset certain amounts due to him in the amount of $35,000 and was converted into the Fall 2019 debt. During the year ended December 31, 2020, Dr. Trieu purchased a total of 5 Units under the private placement for a gross total of $250,000. During the year ended December 31, 2023, Dr Trieu provided short term loan of $50 thousand to the Company. The balance due and payable to Dr. Trieu, as of December 31, 2024 and 2023, respectively, was $50,000.

In May 2021, Autotelic provided an additional short-term funding of $250,000 to the Company, which was converted into the August 2021 Notes. Autotelic provided an additional $120,000 short-term loan to the Company during the year ended December 31, 2022. During the year ended December 31, 2023, Autotelic provided $1.4 million in short term advances to the Company. During the year ended December 31, 2024, Autotelic provided and additional $0.7 million. As such, approximately $2.1 million was outstanding and payable to Autotelic at December 31, 2024.

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Artius Consulting Agreement

In March 2020, the Company and Artius Bioconsulting, LLC (“Artius”), for which Mr. King is the Managing Member, entered into an amendment to the Consulting Agreement dated December 1, 2018, under which Artius agreed to serve as a consultant to the Company for services related to the Company’s business from time to time, effective December 1, 2019 (the “Effective Date”) (the “Artius Agreement”). For more information on this Agreement, refer to our 2023 Annual Report on Form 10-K filed with the SEC on April 12, 2024.

No expense was recorded during the year ended December 31, 2024, or 2023, respectively, related to this Agreement.

Mosaic Consulting Agreement

In July 2024, the Company and Mosaic, for which Mr. King is the Chief Executive Officer, entered into an consulting agreement (“Mosaic Agreement”), under which Mosaic agreed to serve as a consultant to the Company for services related to the JV’s chemistry, manufacturing and controls for the San Diego site on a month to month basis at a rate of $7,000 per month. This cost was entirely borne by the JV.

No expense was recorded during the year ended December 31, 2024, related to the Mosaic Agreement.

Maida Consulting Agreement

Effective May 5, 2020, the Company and Dr. Maida entered into an independent consulting agreement, commencing April 1, 2020 (the “Maida Agreement”), under which Dr. Maida will assist the Company in providing medical expertise and advice from time to time in the design, conduct and oversight of the Company’s existing and future clinical trials. For more information on this Agreement, refer to our 2021 Annual Report on Form 10-K filed with the SEC on April 15, 2022.

The Company recorded an expense of $0 during the years ended December 31, 2024 and 2023, respectively, related to this Agreement. Effective April 1, 2022, Dr Maida’s compensation is being borne by the JVA with GMP Bio.

NOTE 10 - EQUITY PURCHASE AGREEMENT AND REGISTRATION RIGHTS AGREEMENT

On May 3, 2021, the Company entered into an Equity Purchase Agreement (“EPL”) and Registration Rights Agreement with Peak One Opportunity Fund LP (“Peak One” or the “Investor”). For further information on EPL, refer to our 2023 Annual Report on Form 10-K filed with the SEC on April 12, 2024. The Company also filed a post-effective amendment Registration Statement on Form S-1 with the Commission on April 12, 2024, and the Form S-1 was declared effective on April 22, 2024. The Company filed the prospectus under rule 424b3 with the SEC on April 26, 2024.

During year ended December 31, 2024 and 2023, the Company did not sell any shares of Common Stock under the EPL.

NOTE 11 – STOCKHOLDERS’ EQUITY

The following transactions affected the Company’s Stockholders’ Equity:

Issuance of Common Stock during the year ended December 31, 2024

In February 2024, Fourth Man partially converted $35,000 of their debt. In connection with the partial Note conversion, the Company issued 500,000 shares of Common Stock to Fourth Man.

In May 2024, Blue Lake converted the balance of their $531,000 debt, inclusive of accrued interest and penalty, into 7,605,760 shares of Common Stock of the Company.

Issuance of Common Stock during the year ended December 31, 2023

In February 2023, Fourth Man partially converted $71,750 of their debt. In connection with the partial Note conversion, the Company issued 1,025,000 shares of Common Stock to Fourth Man.

In June 2023, Blue Lake converted the full remainder of their $181,750 debt, accrued interest and penalty. In connection with this Note conversion, the Company issued 3,466,853 shares of Common Stock to Blue Lake.

In May and June 2023, Fourth Man converted $50,000 in principal and $30,000 in accrued interest into 1,192,857 shares of Common Stock.

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In July 2023, Fourth Man converted approximately $43,000 balance in principal and accrued interest into 627,538 shares of Common Stock.

In October 2023, Fourth Man converted approximately $72,000 in principal, accrued interest and legal fees into 1,025,000 shares of Common Stock.

For further information on Common Stock issuance, refer to our 2023 Annual Report on Form 10-K filed with the SEC on April 12, 2024.

NOTE 12 – STOCK-BASED COMPENSATION

Options

Pursuant to the Merger, the Company’s Common Stock and corresponding outstanding options survived. The below information details the Company’s associated option activity.

As of December 31, 2024, the Company had options to purchase Common Stock that were outstanding under three stock option plans – the 2017 Equity Incentive Plan (the “2017 Plan”), the 2015 Equity Incentive Plan (the “2015 Plan”) and the 2005 Stock Plan (the “2005 Plan”). Under the 2017 Plan, up to 2,000,000 shares of the Company’s Common Stock may be issued pursuant to awards granted in the form of nonqualified stock options, restricted and unrestricted stock awards, and other stock-based awards. Under the 2015 and 2005 Plans, taken together, up to 27,250,000 shares of the Company’s Common Stock may be issued pursuant to awards granted in the form of incentive stock options, nonqualified stock options, restricted and unrestricted stock awards, and other stock-based awards.

Employees, consultants, and directors are eligible for awards granted under the 2017 and 2015 Plans. Since the adoption of the 2015 Plan, no further awards may be granted under the 2005 Plan, although options previously granted remain outstanding in accordance with their terms.

Compensation based stock option activity for qualified and unqualified stock options are summarized as follows:

		Weighted
		Average
For the year ended December 31, 2024	Shares	Exercise Price
Outstanding at January 1, 2024	24,177,761	$0.21
Expired or cancelled	-	-
Outstanding at December 31, 2024	24,177,761	0.21
Options exercisable at December 31, 2024	13,985,261

		Weighted
		Average
For the year ended December 31, 2023	Shares	Exercise Price
Outstanding at January 1, 2023	25,690,261	$0.23
Expired or cancelled	(1,512,500)	0.46
Outstanding at December 31, 2023	24,177,761	0.21
Options exercisable at December 31, 2023	13,985,261

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The following table summarizes information about options to purchase shares of the Company’s Common Stock outstanding and exercisable at December 31, 2024:

Exercise prices	Outstanding Options	Weighted- Average Remaining Life In Years	Weighted- Average Exercise Price	Number Exercisable

$0.1 to $0.15	16,250,000	7.2	$0.12	6,057,500
0.16 to $0.21	5,502,761	6.5	0.16	5,502,761
0.22 to $0.37	1,550,000	3.0	0.28	1,550,000
0.38 to $0.72	500,000	1.2	0.73	500,000
0.73 to $15.0	375,000	0.4	4.14	375,000
	24,177,761	6.5	$0.21	13,985,261

The compensation expense attributed to the issuance of the options is recognized as they are vested. The employee stock option plan stock options are generally exercisable for ten years from the grant date and vest over various terms from the grant date to three years.

As of December 31, 2024, there was no unamortized stock compensation cost related to the stock options granted during the year ended December 31, 2022. Of the approximately 10 million unvested stock options, the vesting criteria for 7.3 million options is still being evaluated as on the date of this Report, as those options are subject to individual milestone achievements. For more information on the stock options, refer to our 2023 Annual Report on Form 10-K filed with the SEC on April 12, 2024.

The Company amortized $0 stock compensation expense during the years ended December 31, 2024 and 2023, respectively on the 2021 and 2022 grants.

Warrants

The Company has issued warrants in connection with the various financings conducted by the Company. For more information on the warrant issuances, refer to our 2023 Annual Report on Form 10-K filed with the SEC on April 12, 2024.

The issuance of warrants to purchase shares of the Company’s Common Stock, including those attributed to debt issuances, for the years ended December 31, 2024 and 2023, respectively are summarized as follows:

For the year ended December 31, 2024	Shares	Average Exercise Price
Outstanding at January 1, 2024	61,500,355	$0.15
Issued during the year ended December 31, 2024	3,390,000	0.12
Exercised / cancelled during the year ended December 31, 2024	(33,000,066)	0.15
Outstanding at December 31, 2024	31,890,289	$0.13

For the year ended December 31, 2023	Shares	Average Exercise Price
Outstanding at January 1, 2023	81,072,855	$0.18
Issued during the year ended December 31, 2023	23,165,000	0.12
Exercised / cancelled during the year ended December 31, 2023	(42,737,500)	0.20
Outstanding at December 31, 2023	61,500,355	$0.15

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The following table summarizes information about warrants outstanding and exercisable at December 31, 2024:

	Outstanding and exercisable
Exercise Price	Number Outstanding	Weighted- Average Remaining Life in Years	Weighted- Average Exercise Price	Number Exercisable
$0.13	961,539	2.00	0.13	961,539
0.20	4,373,750	2.26-2.47	0.20	4,373,750
0.12	11,300,000	0.51	0.12	11,300,000
0.12	11,865,000	0.81	0.12	11,865,000
0.12	3,390,000	1.08	0.12	3,390,000
	31,890,289	0.99	$0.13	31,890,289

NOTE 13 – INCOME TAXES

Significant components of the Company’s deferred tax assets and liabilities for federal and state income taxes as of December 31, 2024 and 2023 are as follows in thousands:

	December 31,	December 31,
	2024	2023
Deferred tax assets:
Stock-based compensation	$1,438	$1,438
Assets	1,174	1,304
Liability accruals	311	324
R&D Credit	1,372	1,372
Capital Loss	528	528
Deferred state tax	(2,087)	(2,065)
Net operating loss carry forward	10,024	10,489
Total gross deferred tax assets	12,760	13,390
Less - valuation allowance	(12,760)	(13,390)
Net deferred tax assets	$-	$-

The Company had gross deferred tax assets, which primarily relate to net operating loss carryforwards. As of December 31, 2024, the Company had gross federal and state net operating loss carryforwards, which are available to offset future taxable income, if any. The Company recorded a valuation allowance in the full amount of its net deferred tax assets since realization of such tax benefits has been determined by our management to be less likely than not.

Portions of these carryforwards will expire through 2038, if not otherwise utilized. The Company’s utilization of net operating loss carryforwards could be subject to an annual limitation. as a result of certain past or future events, such as stock sales or other equity events constituting a “change in ownership” under the provisions of Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitations could result in the expiration of net operating loss carryforwards and tax credits before they can be utilized. We have not performed a formal analysis, but we believe our ability to use such net operating losses and tax credit carryforwards will be subject to annual limitations, due to change of ownership control provisions under Section 382 and 383 of the Internal Revenue Code, which would significantly impact our ability to realize these deferred tax assets.

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NOTE 14 – COMMITMENTS AND CONTINGENCIES

Leases

Currently, the Company is leasing an office located at 29397 Agoura Road, Suite 107, Agoura Hills, CA 91301 on a month-to-month basis until such time a new office is identified. The Company believes the office is sufficient for its current operations.

PointR Merger Consideration

The total purchase price in the PointR Merger of $17,831,427 included $2,625,000 of contingent consideration of shares issuable to PointR shareholders, upon achievement of certain milestones. For more information on the PointR Merger Contingent Consideration, refer to our 2021 Annual Report on Form 10-K filed with the SEC on April 12, 2024.

 Third Party Service Provider Claim

The Company had disputed a judgement of $20,000 for a non-payment to a third service provider. The Company considered the claim to be immaterial to the financial position of the Company. The Company had filed a counter claim on the third-party service provider as the Company believed the claim to be false and malicious to the interests of the Company. In March 2024, The Honorable Court overruled the previous judgement and ruled in favor of the Company.

Other claims

From time to time, the Company may become involved in certain claims arising in the ordinary course of business. One of the Company’s ex-employees has made a breach of employment contract claim against the Company. The Company and its legal counsel are evaluating the validity of the claim, as the Company believes that such claim has limited merits and is hopeful to attain a positive outcome for such claim. Since the Company and its legal counsel are still evaluating the claim, we are unable to quantify the amount such claim would be settled at, if at all settled.

NOTE 15 – SUBSEQUENT EVENTS

In March 2025, the Company announced of successfully completing a Phase 1 clinical trial evaluating OT-101, in combination with IL-2 for advanced or metastatic solid tumors, on behalf of the JV. These results set the stage for new studies that combine OT-101, an antisense therapeutic targeting Transforming Growth Factor Beta 2 (TGFβ2), with checkpoint inhibitors (“CKIs”) and recombinant IL-2 (aldesleukin) (“IL-2”). The Phase 1 trial (ClinicalTrials.gov ID: NCT04862767) investigated the safety and tolerability of OT-101 in combination with recombinant IL-2 in patients with advanced or metastatic solid tumors. The combination showed a tolerable safety profile at the planned dosing schedule, with no unexpected safety signals identified. Based on the favorable safety data, the JV, through the Company, plans to advance OT-101 plus IL-2 into further clinical studies, exploring synergies with CKIs such as PD-1 blockers.

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ONCOTELIC THERAPEUTICS, INC.

33,863,445 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this Prospectus is April 26, 2025